UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ADVANCED BIOENERGY, LLC

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The fees is based on the value of the assets being sold.

	(4)	Proposed maximum aggregate value of transaction: $51,400,000.00
	(5)	Total fee paid: $6,229.68

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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August 27, 2019

Dear Member:

You are invited to attend a special meeting of members of Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”, “ABE”, “we”, “us”, or “our”), to be held on Thursday, September 19, 2019, at 9:00 a.m. local time, at our principal executive offices located at 8000 Norman Center Drive, Bloomington, MN 55437. For your convenience, we are also offering a webcast of the special meeting. If you choose to view the webcast, go to www.advancedbioenergy.com shortly before the meeting and follow the instructions provided. Please note that you will not be able to vote your units via the webcast.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to approve the sale to Glacial Lakes Energy, LLC (“GLE”) of substantially all of the assets that relate to the business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil, through the Company’s plants located in Aberdeen, South Dakota and Huron, South Dakota (the “Asset Sale”), pursuant to an Asset Purchase Agreement, dated as of August 1, 2019 (the “Agreement”), by and among the Company, GLE, and ABE South Dakota, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the “Seller”); (ii) a proposal to approve the voluntary liquidation and dissolution of the Company pursuant to a Plan of Liquidation and Dissolution (the “Plan of Liquidation”); and (iii) a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Asset Sale and the Plan of Liquidation (the “Adjournment Proposal”).

The Asset Sale is the result of a broad review of strategic alternatives by the board of directors of the Company (the “Board”). After careful consideration, the Board unanimously determined that the Asset Sale, on the terms and subject to the conditions set forth in the Agreement, is fair to, and in the best interests of, the Company and its members and unanimously approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement.

In addition, the Board has determined that the best course of action following the Asset Sale is the orderly liquidation, winding up, and dissolution of the Company. Accordingly, members are also being asked to approve the Plan of Liquidation.

The Asset Sale, as contemplated by the Agreement, is conditioned upon receiving approval from our members. Member approval is also required under the Fifth Amended and Restated Operating Agreement of the Company (the “Operating Agreement”), as the sale of assets constitutes a sale of substantially all of the assets of the Company. The proposal to approve the Asset Sale pursuant to the Agreement requires the affirmative vote of the holders of at least a majority of the units entitled to vote thereon. The proposal to approve the subsequent dissolution and liquidation of the Company pursuant to the Plan of Liquidation requires the affirmative vote of the holders of at least two-thirds of the units entitled to vote thereon. Therefore, it is very important that your units be represented and voted at the meeting.

The Asset Sale is not conditioned upon the members approving the Plan of Liquidation. The effectiveness of the Plan of Liquidation is conditioned upon the consummation of the Asset Sale. The Adjournment Proposal is not conditioned upon the approval of either other proposal set forth in the proxy statement. Members do not have dissenters’ or appraisal rights in connection with the Asset Sale or the Plan of Liquidation.

If the members approve the Asset Sale and the Plan of Liquidation, we will file a Certificate of Cancellation with the Secretary of State of the State of Delaware. The Company plans to distribute, in an initial distribution, a portion of the net proceeds from the Asset Sale as soon as practicable following the closing of the Asset Sale. The amount and timing of distributions to members will be determined by the Board in its discretion, subject to the provisions of the Plan of Liquidation. On the basis described in the accompanying proxy statement, the Board anticipates that the amount of the initial distribution to members following the Asset Sale will be between $10.2 and $11.5 million or $0.40 to $0.45 per unit based on 25,410,851 units outstanding as of August 12, 2019 (the “Record Date”). The Board anticipates that there will be a subsequent distribution of approximately

$7,500,000 or approximately $0.30 per unit. All anticipated distributions are subject to change and will depend upon the final financial position of the Company on the date of the closing of the Asset Sale, final transaction expenses, and the satisfaction of indemnification claims, if any, under the Agreement. See “Estimated Initial Distribution to Members” on page 53. If you are not a member of record as of the record date for a distribution as determined by the Board, you will not be entitled to receive that distribution. Members will not know at the time of voting the exact amount of consideration they will receive in these distributions.

The enclosed proxy statement provides you with detailed information about the special meeting and the proposed transaction. In particular, please review the matters referred to under “Risk Factors” beginning on page 16 for a discussion of the risks related to the Asset Sale and the Plan of Liquidation. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission, which are available without charge through the Securities and Exchange Commission’s website at http://www.sec.gov.

The Board unanimously recommends that you vote “FOR” the approval of the Asset Sale, “FOR” the approval of the Plan of Liquidation, and “FOR” the approval of the Adjournment Proposal to solicit additional votes to approve the Asset Sale or the Plan of Liquidation, if necessary or appropriate.

Your vote is very important, regardless of the number of units that you own. The Asset Sale cannot be completed unless approved by the affirmative vote of the holders of at least a majority of the units entitled to vote thereon. The Plan of Liquidation cannot be completed unless approved by the affirmative vote of the holders of at least two-thirds of the units entitled to vote thereon. The special meeting cannot be adjourned to a later date unless approved by the affirmative vote of the holders of a majority of the units present at the special meeting. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy card. If you attend the special meeting and wish to vote in person, you may do so even though you have previously voted by proxy. The failure to vote will have the same effect as voting “AGAINST” the approval of the Asset Sale and “AGAINST” the approval of the Plan of Liquidation.

If your units are held in “street name,” you should instruct your bank, broker or other nominee to vote your units in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals without your instructions, and the failure to instruct your bank, broker or other nominee how to vote will have the same effect as voting “AGAINST” the approval of the Asset Sale, “AGAINST” the approval of the Plan of Liquidation and “AGAINST” the approval of the Adjournment Proposal.

Sincerely,
/s/ J.D. Schlieman, Chairman of the Board of Directors

/s/ Richard R. Peterson, Chief Executive Officer

The accompanying proxy statement is dated August 27, 2019 and is first being mailed to members on or about August 29, 2019.

ADVANCED BIOENERGY, LLC

8000 Norman Center Drive, Suite 610,

Bloomington, MN 55437

(763) 226-2701

NOTICE OF SPECIAL MEETING OF MEMBERS

To Be Held on September 19, 2019

To the Members of Advanced BioEnergy, LLC:

We will hold a special meeting of the members of Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company,” “ABE,” “we,” “us,” or “our”), at 9:00 a.m. local time on September 19, 2019, at 8000 Norman Center Drive, Bloomington, MN 55437. We will consider and act on the following proposals at the special meeting.

1.

To approve the sale to Glacial Lakes Energy, LLC, a South Dakota limited liability company (“GLE”), of substantially all of the assets that relate to the business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil, through the Company’s plants located in Aberdeen, South Dakota and Huron, South Dakota, (the “Asset Sale Proposal”), for $47.5 million in cash, plus the value of the inventory as of the closing of the Asset Sale in cash pursuant to an Asset Purchase Agreement, dated as of August 1, 2019 (the “Agreement”), by and among GLE, ABE South Dakota, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the “Seller”), and the Company;

2.	To approve the voluntary liquidation and dissolution of the Company pursuant to a Plan of Liquidation and Dissolution (the “Liquidation Proposal”); and

3.	To adjourn the special meeting to solicit additional votes to approve the Asset Sale Proposal or the Liquidation Proposal, if necessary or appropriate (the “Adjournment Proposal”).

For your convenience, we are also offering a webcast of the special meeting. If you choose to view the webcast, go to www.advancedbioenergy.com shortly before the meeting and follow the instructions provided. Please note that you will not be able to vote your units via the webcast.

The accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, more fully describes these items of business. We urge you to read this information carefully.

The Board unanimously recommends that you vote (1) “FOR” the Asset Sale Proposal; (2) “FOR” the Liquidation Proposal; and (3) “FOR” the Adjournment Proposal. The approval by our members of the Asset Sale Proposal is required to complete the Asset Sale described in the accompanying proxy statement.

Only members of record at the close of business on August 12, 2019, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. If you have any questions concerning the proposals, the special meeting or the accompanying proxy statement, need help voting your units, or would like additional copies, without charge, of the enclosed proxy statement or proxy card, please contact the Company, using the information below:

Number: (763) 226-2701

Address: 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437

The proposal to approve the Asset Sale pursuant to the Agreement requires the affirmative vote of the holders of at least a majority of the Units entitled to vote thereon. The proposal to approve the subsequent dissolution and liquidation of the Company pursuant to the Liquidation Proposal requires the affirmative vote of the holders of at least two-thirds of the units entitled to vote thereon. The affirmative vote of a majority of the outstanding units represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve the Adjournment Proposal.

Members will not know at the time of voting the exact amount of consideration they will receive. In addition, only members of record as of the record date for a distribution as determined by the Board will be entitled to receive that distribution. The failure of any member of record to submit a signed proxy card or vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Asset Sale Proposal and “AGAINST” the Liquidation Proposal. The failure of any member of record to submit a signed proxy card or attend the special meeting in person will not have any effect on the Adjournment Proposal. However if a member of record attends the special meeting in person but has not submitted a proxy and fails to vote in person by ballot, that will be treated as an abstention. Abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal and the Liquidation Proposal. If you hold your units in “street name” and fail to instruct your bank, broker or other nominee on how to vote, your units will not be voted, which will have the same effect as a vote “AGAINST” the Asset Sale Proposal and Liquidation Proposal, but will have no effect on the Adjournment Proposal assuming a quorum is present at the special meeting. The required quorum for the transaction of business at the special meeting exists when the holders of a majority of the units entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum.

Please vote promptly whether or not you expect to attend the special meeting.

By Order of the Board of Directors,

/s/ J.D. Schlieman, Chairman of the Board of Directors

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement relating to the Asset Sale and may not contain all the information that may be important to you regarding the transactions contemplated by the Agreement.

To understand fully the terms of the Agreement, we encourage you to carefully read this proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety. For a more complete description of the terms of the Agreement and the details of the transaction with GLE, please see “The Asset Purchase Agreement” in this proxy statement and the Agreement itself, a copy of which is included as Annex A to this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic.

The Parties to the Asset Sale (page 25)

Advanced BioEnergy, LLC

8000 Norman Center Drive, Suite 610,

Bloomington, MN 55437

(763) 226-2701

Advanced BioEnergy, LLC (“ABE”, the “Company”, “we,” “us,” or “our”) was formed in 2005 as a Delaware limited liability company. Its business consists of producing ethanol and co-products, including wet, modified and dried distiller’s grains, and corn oil. Its production operations are carried out primarily through its wholly owned operating subsidiary ABE South Dakota, LLC, a Delaware limited liability company (the “Seller”), which owns and operates ethanol facilities in Aberdeen and Huron, South Dakota.

Glacial Lakes Energy, LLC

301 20th Avenue P.O. Box 1323

Watertown, South Dakota 57201

Glacial Lakes Energy, LLC (“GLE”) is an ethanol production company formed in May 2001 as a wholly owned subsidiary of its parent company, GLE Corn Processors, a cooperative of over 4,000 shareholders located primarily in South Dakota. GLE and its sister subsidiary own and operate two ethanol production facilities in Watertown and Mina, South Dakota with a combined production of 255 million gallons per year processed from over 92 million bushels of corn purchased from northeastern and central South Dakota producers.

Both of GLE’s plants were constructed by Fagen Inc. using ICM process technology and both have unit-train shipping capabilities that take the company’s ethanol and feed production to markets all over the world. GLE is a 24/7/365 day operation with approximately 120 employees. GLE also holds a 16% ownership interest in Granite Falls Energy LLC of Granite Falls, Minnesota and an 8% ownership interest in Redfield Energy LLC of Redfield, South Dakota, which provides additional ownership of more than 20 million gallons of annual ethanol production. More information about GLE is available at www.glaciallakesenergy.com.

The Asset Sale (page 25)

On August 1, 2019, the Company entered into an Asset Purchase Agreement by and among the Company, the Seller, and GLE, attached as Annex A (the “Agreement”). The parties contemplated that GLE would acquire substantially all of the assets of Seller pursuant to the Agreement, including the Seller’s plants located in Aberdeen, South Dakota (the “Aberdeen Plant”), and Huron, South Dakota (the “Huron Plant” and, together with the Aberdeen Plant, the “Ethanol Plants”).

We encourage you to carefully read in its entirety the Agreement, which is the principal document governing the Asset Sale.

The Special Meeting (page 21)

The special meeting of members will be held at 9:00 a.m. local time on September 19, 2019, at 8000 Norman Center Drive, Bloomington, MN 55437. At the special meeting, our members will be asked to vote on the proposal to approve the Asset Sale (the “Asset Sale Proposal”), a proposal to approve the Plan of Liquidation and Dissolution (the “Liquidation Proposal”), and a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Asset Sale or the Plan of Liquidation at the time of the special meeting (the “Adjournment Proposal), and any other business that may properly come before the special meeting and any adjournment(s) or postponement(s).

Members Entitled to Vote; Record Date (page 21)

Only holders of record of units of the Company (the “Units”) on August 12, 2019 (the “Record Date”) may vote at the special meeting. For each Unit that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting. On the Record Date, 25,410,851 units were outstanding and therefore entitled to vote at the special meeting.

Quorum and Vote Required (page 22)

A quorum of members is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting exists when the holders of a majority of the Units entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum.

Approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the Units entitled to vote at the special meeting. Approval of the Liquidation Proposal requires the affirmative vote of the holders of two-thirds of the Units entitled to vote at the special meeting. Failure to vote, by proxy or in person, or failure to instruct your broker, bank or nominee how to vote Units held in street name will have the same effect as a vote “AGAINST” the Asset Sale Proposal and the Liquidation Proposal. The Adjournment Proposal will be approved if a majority of the Units, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal.

Units Owned by Our Directors and Executive Officers (page 22)

As of the Record Date, our directors and executive officers were entitled to vote 813,443 Units, or approximately 3.2% of Company’s units outstanding on that date.

Recommendation of the Board of Directors; Reasons for the Asset Sale (page 28)

The Board of Directors of the Company (the “Board”) unanimously recommends that you vote “FOR” the Asset Sale Proposal, “FOR” the Liquidation Plan, and “FOR” the Adjournment Proposal.

Members will not know at the time of voting the exact amount of consideration they will receive. In addition, only members of record as of the record date for a distribution as determined by the Board will be entitled to receive that distribution.

In reaching its decision to approve the Asset Sale and the transactions contemplated by the Agreement and, subject to the terms and conditions of the Agreement, to recommend the approval of the Asset Sale Proposal, the Liquidation Proposal, and the Adjournment Proposal to our members, the Board consulted with Company management, as well as our legal and financial advisors, and considered the terms of the Agreement and the transactions set forth in the Agreement, as well as other alternative transactions, including contacts and discussions with other potential acquirers.

The Board’s reasons for approving the Asset Sale and the transactions contemplated by the Agreement; certain factors the Board considered in its deliberations in approving the Agreement, the Asset Sale and the transactions contemplated by the Agreement; and the Board’s recommendation to our members are further discussed in the section entitled “Proposal 1 – The Asset Sale Proposal – The Asset Sale – Recommendation of the Board; Reasons for the Asset Sale” beginning on page 28 of this proxy statement.

Opinion of ABE’s Financial Advisor (page 30 and Annex B)

Opinion of ABE’s Financial Advisor, dated July 26, 2019, provided to the Board in connection with its evaluation of the Asset Sale

At the July 25, 2019 meeting of the Board, Ascendant Partners Inc. (“Ascendant”), financial advisor to ABE, rendered its oral opinion to the Board, confirmed by delivery of a written opinion dated July 26, 2019, to the effect that as of the date of the opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Ascendant’s opinion, the consideration of $51.4 million in cash for certain assets of the Company was fair, from a financial point of view, to the holders of Units. The Company anticipates that Ascendant will receive a fee of approximately $706,000 for its services in connection with the Asset Sale.

The full text of Ascendant’s written opinion, dated July 26, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of Ascendant’s July 26, 2019 opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Ascendant’s July 26, 2019 opinion was addressed to, and for the use and benefit of, the Board in connection with and for the purpose of its evaluation of the Asset Sale. Ascendant’s July 26, 2019 opinion did not constitute a recommendation as to how any holder of Units should vote with respect to the Asset Sale or any related matter. Ascendant’s July 26, 2019 opinion was limited solely to the fairness of the consideration of $51.4 million in cash (reflecting the $47.5 million base cash purchase price plus management’s estimate of the anticipated inventory value of $3.9 million, which will be also be purchased by GLE) to be received by the Company in the Asset Sale, from a financial point of view, to the holders of outstanding Units, and Ascendant did not express any opinion as to the underlying decision by ABE to engage in the Asset Sale or the relative merits of the Asset Sale as compared to any alternative transactions or business strategies.

The Asset Purchase Agreement (page 36)

This proxy statement refers to either Advanced BioEnergy, LLC, ABE South Dakota, LLC, or both collectively, as the “Company” unless the context otherwise requires.

Conditions to Completion of the Asset Sale

The respective obligations of each party to consummate the Asset Sale will be subject to the satisfaction or written waiver at or prior to the effective time of the Asset Sale of each of the following conditions:

•	the Asset Sale will have been approved by ABE’s members at the special meeting; and

•

no temporary restraining order, preliminary or permanent injunction or order issued by any court of competent jurisdiction or legal requirement is in effect or any litigation is pending that would result in an order, in each case that would (i) restrain, enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby or (ii) cause any such transactions to be rescinded following consummation.

The obligations of GLE to consummate the Asset Sale will be subject to the satisfaction or written waiver at or prior to the effective time of the Asset Sale of each of the following conditions:

•

with specified qualifications and exceptions, the truth and correctness of the Company’s representations and warranties contained in the Agreement as of the date of the Agreement and the closing date of the Asset Sale;

•	the Company will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Agreement;

•	the Company will have delivered to GLE a certificate certifying that the Company has satisfied the above conditions;

•

since the date of the Agreement, there will not have occurred and be continuing any change, event, circumstances, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Seller’s business or that would prevent or materially delay or impair the ability of the Company to perform its obligations under the Agreement or consummate the transaction contemplated thereby;

•	all liens on the purchased assets will have been released, and the Company will deliver evidence of such to GLE;

•	the Alcohol Fuel Permit (as defined in the Agreement) shall have been obtained by GLE;

•	the RIN Permit (as defined in the Agreement) will have been obtained by the GLE;

•	all other required governmental permits will have been received by the GLE;

•	all required real estate lease estoppels and consents will have been delivered to GLE;

•	certain other required contract consents will have been obtained by the Company;

•	all contracts required to be terminated by the Company will have been terminated; and

•	the ITA Agreement (as defined in the Agreement) will have been executed and delivered.

The obligation of the Company to consummate the Asset Sale will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the Asset Sale of each of the following conditions:

•

with specified qualifications and exceptions, the truth and correctness of GLE’ representations and warranties contained in the Agreement as of the date of the Agreement and the closing date of the Asset Sale; and

•	GLE will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Agreement.

Non-Solicitation, Acquisition Proposals; Change in Recommendation

The Company is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to member approval of the Asset Sale (the “Member Approval”), the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows the Company, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

Prior to obtaining the Member Approval, the Board may, after satisfying certain notice requirements to GLE, change its recommendation with respect to the Asset Sale, and the Company can terminate the Agreement (and pay the $2.45 million termination fee to GLE) in order to enter into a Superior Proposal (as defined in the Agreement), if the Board determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Agreement would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law. Prior to taking these actions, the Company must provide GLE with at least four business days’ notice of a Superior Proposal in which to negotiate with the Company, and negotiate with GLE in good faith, in order to amend the terms of the proposed transaction such that the other acquisition proposal no longer constitutes a Superior Proposal.

Termination of the Agreement

The Agreement may be terminated and the Asset Sale abandoned by mutual written consent of GLE and the Company. In addition, the Agreement may be terminated by either party if:

•

the Asset Sale has not been completed on or before December 31, 2019, provided that this right to terminate will not be available to any party whose failure to perform any of its obligations has been a principal cause of the failure of the Asset Sale to be consummated on or before December 31, 2019;

•

any temporary restraining order, preliminary or permanent injunction or order issued by any court of competent jurisdiction or legal requirement in effect enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Agreement has become final and nonappealable; or

•	the required Member Approval is not obtained at the special meeting or at any adjournment or postponement thereof.

The Agreement may be terminated by the Company if:

•

prior to receipt of Member Approval, the Board accepts a Superior Proposal provided that, (A) substantially concurrently with such termination, the Company has entered into such definitive, written agreement relating thereto and (B) the Company has paid the termination fee due pursuant to the Agreement; or

•

there has been a breach of any representation, warranty, covenant or agreement on the part of GLE that would give rise to the failure of the conditions to the Company’s obligation to consummate the transaction contemplated by the agreement, and such breach is incapable of being cured by December 31, 2019 or, if curable, is not cured within the earlier of thirty days of the date the Company gives GLE written notice of such breach or inaccuracy or December 31, 2019, provided that the Company will not have a right to terminate the Agreement, if, at the time of the delivery of such notice, the Company is in material breach of any of its obligations under the Agreement.

The Agreement may be terminated by GLE if:

•

prior to the receipt of Member Approval, an Adverse Recommendation Change (as defined in the Agreement) has occurred, provided that GLE’s right to terminate the Agreement will expire on the tenth business day following the date on which such right to terminate first arose; or

•

there has been a breach of any representation, warranty, covenant or agreement on the part of the Company that would give rise to the failure of the conditions to GLE’s obligation to consummate the transaction contemplated by the agreement and such breach is incapable of being cured by December 31, 2019 or, if curable, is not cured within the earlier of twenty business days of the date GLE gives the Company written notice of such breach or inaccuracy or December 31, 2019, provided that GLE will not have a right to terminate the Agreement, if, at the time of the delivery of such notice, GLE is in material breach of any of its obligations under the Agreement.

Asset Sale Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the Asset Sale, whether or not the Asset Sale is completed. However, the Company must pay GLE a termination fee of $2.45 million if:

•	GLE terminates the Agreement in connection with an Adverse Recommendation Change; or

•	the Company terminates the Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal.

The Plan of Liquidation (page 47)

If the members approve the Asset Sale and the Plan of Liquidation and Dissolution (the “Plan of Liquidation”), the winding up, liquidation and dissolution of the Company pursuant to the Plan of Liquidation will commence. The Company intends to negotiate and consummate the sale or disposition of all of its remaining assets, including, but not limited to: collection of any accounts receivables, collections of certain deposits related to the Company’s alcohol permits, and the sale of certain patronage assets. The Company will pay, or make adequate provision for the payment of, all obligations and claims against the Company (including the provision for payment of contingent or unknown claims), wind-up its affairs, and distribute its remaining assets to its members.

The Company plans to distribute, in an initial distribution (with potential subsequent distributions thereafter), a portion of the net proceeds from the Asset Sale, subject to a contingency reserve for costs and liabilities. The amount and timing of the distributions to members will be determined by the Board in its discretion, subject to the provisions of the Plan of Liquidation. On the basis described in this proxy statement, the Board anticipates that the amount of the initial distribution to members following the Asset Sale will be between $10.2 and $11.5 million or $0.40 to $0.45 per unit based on 25,410,851 units outstanding as of August 12, 2019. Subsequent distributions from the sale of the Company’s remaining assets will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Liquidation. The Board anticipates that there will be a subsequent distribution of approximately $7,500,000 or approximately $0.30 per unit. All anticipated distributions are subject to change. See “Estimated Initial Distribution to Members” on page 53. There can be no guarantee as to the timing or amount of distributions to members, even if all of our remaining assets are sold, because there are many factors, some of which are outside of our control, which could affect the timing and amount of such distributions. Members will not know at the time of voting the exact amount of consideration they will receive. In addition, members of record as of the date the Board selects will be entitled to receive that distribution.

If the members do not approve the Plan of Liquidation, the Company will still seek to complete the Asset Sale, if the Asset Sale is approved by the members and the other conditions to closing set forth in the Agreement are satisfied or waived. In the event the Asset Sale closes, the Company will have transferred a substantially all of its operating assets to GLE and the Company will have limited assets with which to generate revenue. With limited assets with which to generate revenue and no Plan of Liquidation approved, the Company anticipates that it would proceed with a judicial dissolution as allowed under Delaware law.

Reasons for the Plan of Liquidation (page 47)

In considering whether the Company should liquidate and dissolve following the consummation of the Asset Sale, the Board considered the terms of the Plan of Liquidation and the dissolution process under Delaware law.

As part of its evaluation process, the Board considered the risks of each option available to the Company, and consulted with its financial advisors, management and the Company’s legal counsel. In approving the Plan of Liquidation, the Board considered a number of factors, including but not limited to, the factors in the section entitled “Proposal 2 – The Liquidation Proposal – The Plan of Liquidation – Reasons for the Plan of Liquidation”.

Interests of Certain Persons in the Asset Sale and the Liquidation (page 54)

In considering the recommendation of the Board that the members vote to approve the Asset Sale Proposal and the Liquidation Proposal, members should be aware that some of our directors and executive officers have interests in the Asset Sale that are different from, or in addition to, the interests of members generally. Interests of these persons may be different from or in addition to the interests of members for the following reasons, among others:

•	The Company’s Chief Executive Officer, Mr. Peterson, may receive a “Stay Bonus” as a result of the transaction;

•

The Company’s Chief Executive Officer, Mr. Peterson, has outstanding equity awards, which will become automatically payable upon the closing of the Asset Sale and may, dependent upon the fair market value of the equity awards and their exercise price, result in a payment to Mr. Peterson; and

•

Some directors and the Chief Executive Officer of the Company are unit holders of the Company and would be entitled to a distribution, on the same terms as other unit holders, upon the consummation of the transaction.

Material U.S. Federal Income Tax Consequences (page 57)

Please refer to the section entitled “Material U.S. Federal Income Tax Consequences” on page 57 of this proxy statement for a more detailed explanation of the material federal income tax consequences of the Asset Sale and liquidation. We urge you to consult your own tax advisors to determine the particular tax consequences to you (including the effect of any state, local or foreign income and other tax laws) of the Asset Sale and Liquidation.

Dissenters’ Rights (page 56)

Under Delaware law, holders of Units are not entitled to dissenters’ rights in connection with the Asset Sale or the Plan of Liquidation.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE ASSET SALE AND THE PLAN OF LIQUIDATION

The following questions and answers briefly address some questions you may have regarding the special meeting, the Asset Sale and the Plan of Liquidation. These questions and answers may not address all questions that may be important to you as a member of Advanced BioEnergy, LLC. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed Asset Sale, the documents related to the Asset Sale, the Plan of Liquidation and other related matters. In this proxy statement, the terms “Company,” “we,” “our,” “ours,” “us,” and “ABE” refer to Advanced BioEnergy, LLC,” ABE South Dakota, LLC, or both, should the context require it.

Questions Related to the Special Meeting

Q:	Why am I receiving this proxy statement and proxy card?

A:

You are receiving this proxy statement and proxy card because, as of August 12, 2019 (the “Record Date”), the record date for the determination of members entitled to notice of and to vote at the special meeting, you owned units in the Company (the “Units”). We entered into an Asset Purchase Agreement, dated as of August 1, 2019, by and among the Company, ABE South Dakota, LLC, and GLE (the “Agreement”) under which ABE will sell substantially all of its assets that relate to the business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil, through the Company’s plants located in Aberdeen, South Dakota, and Huron, South Dakota, for approximately $51.4 million in cash (the “Consideration”), payable at the closing (the “Asset Sale”).

In order to complete the Asset Sale, our members must approve the Asset Sale Proposal.

After completion of the Asset Sale, the Company plans a voluntary dissolution and liquidation pursuant to a Plan of Liquidation and Dissolution (“Plan of Liquidation”). Our members must approve the Plan of Liquidation before the Company can start the process of dissolution and liquidation. The board of directors of the Company (the “Board”) is providing this proxy statement to give you information for use in determining how to vote on the Asset Sale Proposal, the Liquidation Proposal and other related proposals submitted to our members at the special meeting. You should read this proxy statement and the annexes attached hereto carefully. The enclosed proxy card and voting instructions allow you, as our member, to have your Units voted at the special meeting without attending the special meeting. Your proxy is being solicited on behalf of the Board.

Your vote is very important. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the Asset Sale Proposal and “AGAINST” the Liquidation Proposal (as defined below). We encourage you to submit your proxy as soon as possible.

Q:	What are members being asked to vote on and why is this approval necessary?

A:	Members are being asked to vote on the following proposals:

1.	To consider and vote upon a proposal to approve the Asset Sale and the transactions contemplated by the Agreement (the “Asset Sale Proposal”);

2.	To consider and vote upon a proposal for the voluntary dissolution and liquidation of the Company pursuant to the terms of a Plan of Liquidation (the “Liquidation Proposal”); and

3.

To consider and vote upon a proposal to adjourn the special meeting to solicit additional votes to approve the Asset Sale Proposal and the Liquidation Proposal, if necessary or appropriate (the “Adjournment Proposal”).

Member Approval of the Asset Sale Proposal is required for completion of the Asset Sale. Member approval of the Liquidation Proposal and the Adjournment Proposal are not required for completion of the

Asset Sale. No other matters are intended to be brought before the special meeting by the Company. If the Asset Sale Proposal is not approved, the Company will not implement the Plan of Liquidation. Members will not know at the time of voting the exact amount of consideration they will receive. In addition, only members of record as of the record date for a distribution as determined by the Board will be entitled to receive that distribution.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, please vote your Units as soon as possible so that your Units will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your Units are held in “street name” through your broker, bank or other nominee.

Q:	How do I cast my vote?

A:

Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the Asset Sale and the Liquidation affect you after consulting with your legal, tax, accounting, financial and other advisors. Members will not know at the time of voting the exact amount of consideration they will receive. In addition, only members of record as of the record date for a distribution as determined by the Board will be entitled to receive that distribution. In addition to voting in person at the special meeting, if you are the record holder of Units, you may submit a proxy as follows:

•

By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by the close of business on the day preceding the special meeting. We request that members submit their proxies by completing and signing the accompanying proxy and returning it as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the Units represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy without indicating how to vote on any particular proposal, the Units represented by your proxy will be voted “FOR” the Asset Sale Proposal, “FOR” the Liquidation Proposal, and “FOR” the Adjournment Proposal. If you hold your units in “street name,” which means your units are held of record by a broker, bank or nominee, you must provide the record holder of your units with instructions on how to vote your units in accordance with the voting instructions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your units, it will not be permitted to vote your units. These are referred to generally as “broker non-votes.” A broker non-vote occurs when a nominee holding units for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the units. Also, please note that if your units are held in “street name” and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the units (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of members will convene at 9:00 a.m. on September 19, 2019, at 8000 Norman Center Drive, Bloomington, MN 55437.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:

All holders of record of Units as of the close of business on the Record Date are entitled to receive notice of, and to attend and vote or submit a proxy to vote at, the special meeting. If your Units are held of record in an account at a brokerage firm, bank or other nominee, such firm, bank or nominee is considered the holder of record of your Units and will forward the proxy and materials to you with a voting instruction form explaining how to vote your Units. If you want to attend the special meeting and your Units are held in “street name” through your broker, bank or other nominee, then you must bring to the special meeting a legal proxy from the record holder of the Units (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that you vote:

•	“FOR” the Asset Sale Proposal,

•	“FOR” the Liquidation Proposal, and

•	“FOR” the Adjournment Proposal.

Q:	What vote is required to approve the Adjournment Proposal?

A:

The affirmative vote of a majority of the Units, present in person or represented by proxy at the special meeting and entitled to vote on the subject matter, is required to approve the Adjournment Proposal, whether or not a quorum is present.

Q:	How many votes am I entitled to cast for each Unit I own?

A:

For each Unit that you owned on the Record Date, you are entitled to cast one vote on each matter to be voted upon at the special meeting. As of the Record Date, there were 25,410,851 Units outstanding and entitled to vote.

Q:	What constitutes a quorum?

A:

The presence in person or by proxy of a majority of the Units outstanding and entitled to vote on the Record Date is required for a quorum at the special meeting. Both abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but broker non-votes are not counted as Units entitled to vote so they will not be counted towards the tabulation of votes cast on proposals presented to members.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:

If you indicate on your proxy that you abstain from voting on a proposal, it will have the same effect as a vote against the Asset Sale Proposal and against the Liquidation Proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the Asset Sale Proposal and the Liquidation Proposal and it will have no effect on the Adjournment Proposal.

Q:	When should I submit my proxy?

A:	You should submit your proxy as soon as possible so that your Units will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you were a member of record on the Record Date, you may revoke your proxy and change your vote, unless noted below, at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•

delivering to us a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked (written revocations may be sent to Advanced BioEnergy, LLC, Attn: Chief Executive Officer);

•	signing and delivering a new proxy, relating to the same Units and bearing a later date than the original proxy; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

If you have instructed a broker, bank or other nominee to vote your Units, you must follow the directions provided by your broker, bank or other nominee to change those instructions.

Questions Related to the Asset Sale

Q:	Are there risks related to the Asset Sale?

A	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 16 of this proxy statement.

Q:	How will the Asset Sale affect outstanding equity awards held by our chief executive officer?

A:

The Company’s Chief Executive Officer, Mr. Peterson, has outstanding equity awards, which will become automatically payable upon the closing of the Asset Sale and may, dependent upon the fair market value of the equity awards and their exercise price, result in a payment to Mr. Peterson.

Q:	When do you expect the Asset Sale to be completed?

A:

We are working toward completing the Asset Sale as quickly as possible and expect to complete the Asset Sale in the third or fourth calendar quarter of 2019, contingent upon receiving the requisite Member Approval and satisfaction or waiver of other conditions to closing.

Q:	Why is the Board recommending that I vote “FOR” the Asset Sale Proposal?

A:

After careful consideration, the Board unanimously determined that the Asset Sale, on the terms and subject to the conditions set forth in the Agreement, is fair to, and in the best interests of, the Company and its members and unanimously approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement. In reaching its decision to approve the Asset Sale and the transactions contemplated by the Agreement, and to recommend to our members the approval of the Asset Sale Proposal, the Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the Agreement. The Board also considered each of the items set forth under “Proposal 1 – The Asset Sale Proposal – The Asset Sale – Recommendation of the Board; Reasons for the Asset Sale” beginning on page 28 of this proxy statement.

Q:	Do any of ABE’s directors or executive officers have interests in the Asset Sale that may differ from those of the members?

A:

The Company’s Chief Executive Officer, Mr. Peterson, may receive a “Stay Bonus” as a result of the transaction. Mr. Peterson has outstanding equity awards, which will become automatically payable upon the closing of the Asset Sale and may, dependent upon the fair market value of the equity awards and their exercise price, result in a payment to Mr. Peterson.

Q:	What vote is required to approve the Asset Sale Proposal?

A:

Approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding Units entitled to vote at the special meeting. The obligations of the Company and GLE to complete the Asset Sale are also subject to the satisfaction or waiver of several other conditions as set forth in the Agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the Asset Sale Proposal. Members will not know at the time of voting the exact amount of consideration they will receive. In addition, only members of record as of the record date for a distribution as determined by the Board will be entitled to receive that distribution.

Q:	Are there dissenters’ rights in connection with the Asset Sale?

A:	No. Under Delaware law, holders of Units are not entitled to dissenters’ rights. See the section entitled “Dissenters’ Rights” beginning on page 56 of this proxy statement.

Q:	What are the tax consequences of the Asset Sale?

A:

The Company is classified as a partnership for federal income tax purposes and as such is not subject to entity level income tax on its earnings and instead allocates its income and losses to the Company’s members who must take into account their allocable share of the income or loss on their separate returns. The sale of the Company’s assets will be recognized by the Company as a taxable transaction and reported to the members on the Company’s partnership information returns for the year in which the transactions are completed, which is expected to be 2019. Gains or losses will be reported to the members, generally on a pro rata basis in proportion to their ownership Units subject to special allocation provisions in the Operating Agreement. The results of the transaction will be reflected in the members’ capital accounts, which ultimately must be taken into account by the members in determining any gain or loss resulting from final distributions received in connection with the Plan of Liquidation.

Q:	What happens if the Asset Sale is not approved by members or is not completed for any other reason?

A:

If our members do not approve the Asset Sale Proposal or if the Asset Sale is not completed for any other reason, we would continue to operate the Company’s plants located in Aberdeen, South Dakota and Huron, South Dakota as we have done historically. We may also attempt to find another buyer for that business or the Company as a whole. Under specified circumstances, we may be required to pay GLE a termination fee of $2.45  million as described in “Proposal 1 – The Asset Sale Proposal – The Asset Purchase Agreement – Asset Sale Expenses and Termination Fees” beginning on page 45 of this proxy statement.

If the Asset Sale is not completed, we may explore other potential transactions involving the plants located in Aberdeen, South Dakota and Huron, South Dakota or all or part of the entire Company. The terms of an alternative transaction may be more or less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Questions Related to the Plan of Liquidation

Q:	What will happen under the Plan of Liquidation?

A:

Under the Plan of Liquidation, upon obtaining Member Approval of the Liquidation Proposal, the Company will cease its business activities (except as necessary, appropriate or desirable to effect a sale of its remaining assets, negotiate and consummate the sale of all of its assets and properties, pay, or make adequate provision for the payment of, all obligations and claims against the Company, including the provision for payment of contingent or unknown claims), wind-up its affairs, and distribute its remaining assets, if any, to its members. Once the Company has been completely wound up, the Company will file a Certificate of Cancellation with the Secretary of State of the State of Delaware.

Q:	What will happen if members approve the Asset Sale but do not approve the Plan of Liquidation?

A:

If members do not approve the Plan of Liquidation, the Company will still seek to complete the Asset Sale, assuming the other conditions to closing set forth in the Agreement are satisfied or waived. In that event, the Company will have transferred a substantial portion of its operating assets to GLE and will have limited operations with which to generate revenue. With limited assets with which to generate revenue and no Plan of Liquidation approved, the Company anticipates that it would pursue a judicial dissolution under Delaware law.

Q:	What will happen if the Plan of Liquidation is approved but the Asset Sale is not completed?

A:

The effectiveness of the Plan of Liquidation is conditioned on the consummation of the Asset Sale. If the Asset Sale does not occur, the Liquidation will not occur, unless the Board subsequently determines to proceed with the liquidation of the Company pursuant to an alternative transaction or plan.

Q:	What are the tax consequences of the Liquidation to members?

A:

Cash distributed in excess of a member’s adjusted tax basis in its interest in the Company generally would be treated as gain from the sale or exchange of that interest. A final and liquidating distribution of cash in an amount less than a member’s adjusted tax basis in its interest in the Company generally would be treated as a loss from the sale or exchange of that interest. Any such gain or loss resulting from a distribution generally would be treated as a capital gain or loss. The distribution (assuming it is made pursuant to the Plan of Liquidation) would be treated as a distribution in liquidation of the holders’ Units because each member’s capital accounts in the Company should be adjusted for each member’s distributive share of the gains (or losses) on the Asset Sale. The Company does not expect the distribution pursuant to the contribution to have a significant tax effect on any Unit holder.

Q:	If the Plan of Liquidation proposal is approved, what does the Company estimate that the holders of Units will receive?

A:

The total amount of cash or other property that may ultimately be distributed to the holders of Units is not yet known. There are many factors that may affect the amounts available for distribution to holders of Units including, among other things, employee costs (including severance payments), transaction fees, expenses relating to the dissolution, unanticipated or contingent liabilities arising hereafter and the proceeds we may receive from the sale of our remaining assets. No assurance can be given as to the amounts holders of Units will ultimately receive. If the Company has underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount ultimately distributed to the holders of Units could be less. Notwithstanding the foregoing, the Company expects to receive gross proceeds of approximately $47.5 million in cash, plus the value of the inventory as of the closing of the Asset Sale, from the Asset Sale. Subject to satisfaction of and compliance with existing contractual obligations, and establishing appropriate reserves, the Company intends to distribute a portion of the net proceeds from the Asset Sale to its members as part of the liquidation in one or more liquidating distributions. The amount and timing of the distributions to members will be determined by the Board in its discretion, subject to the provisions of the Plan of Liquidation. On the basis described in this proxy statement, the Board anticipates that the amount of the initial distribution to members following the Asset Sale will be between $10.2 and $11.5 million or $0.40 to $0.45 per unit based on 25,410,851 units outstanding as of August 12, 2019. Subsequent distributions will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Liquidation. The Board anticipates that there will be a subsequent distribution of approximately $7,500,000 or approximately $0.30 per unit. All anticipated distributions are subject to change. See “Estimated Initial Distribution to Members” on page 53.

Q:	Do any of the Company’s directors or executive officers have interests in the Liquidation that may differ from those of the members?

A:

The Company’s Chief Executive Officer, Mr. Peterson, may receive a “Stay Bonus” as a result of the transaction. Mr. Peterson has outstanding equity awards, which will become automatically payable upon the closing of the Asset Sale and may, dependent upon the fair market value of the equity awards and their exercise price, result in a payment to Mr. Peterson.

Q:	Who can help answer my questions?

A:	If you have any questions about the proposals to be considered at the special meeting or how to submit your proxy, please contact the Company, using the information below:

Number: (763) 226-2701

Address: 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf may include predictions, estimates and other information that may be considered “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Asset Sale. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Members are cautioned that any forward-looking statements are not guarantees of future performance. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including, but are not limited to, factors and matters described under the section entitled “Risk Factors” elsewhere in this proxy statement or incorporated by reference in this proxy statement, and include the following:

•	our financial performance through the completion of the Asset Sale;

•

our ability to satisfy the closing conditions set forth in the Agreement, including among others, receipt of the required Member Approval and the absence of any change, circumstance, condition, state of facts, events or effect that constitutes a material adverse effect;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement;

•	the outcome of any legal proceedings that are currently pending or that may be instituted against us and others related to the Agreement, the Asset Sale or the Plan of Liquidation;

•	the failure of the Asset Sale to close for any other reason;

•	diversion of management’s attention from ongoing business concerns during the pendency of the Asset Sale;

•

the costs, fees and expenses related to the Asset Sale, including the risk that the Agreement may be terminated in circumstances that would require us to pay GLE a termination fee of $2.45 million, the payment of which could cause significant liquidity and long-term financial viability issues for us;

•

the effect of the announcement of the Asset Sale on our customer and employee relationships, operating plans and results and our business generally, including the risk that we may experience a decline in sales and difficulties retaining employees;

•	business uncertainty and contractual restrictions on the operation of our business during the pendency of the Asset Sale;

•	the failure of our members to approve the Plan of Liquidation;

•	our ability to sell our remaining assets at acceptable prices or at all;

•	the timing and amount of any distributions to members;

•	the amount of our future liabilities;

•	the tax treatment of any distributions to members; and

•	competitive pressures and general economic conditions.

Additional factors that may affect our future results are set forth in the filings we make with the SEC from time to time, including our Annual Report on Form 10-K for the year ended September 30, 2018, which is available on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

RISK FACTORS

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the year ended September 30, 2018 and our subsequent filings with the Securities and Exchange Commission (the “SEC”), along with other information provided to you in this proxy statement in deciding how to vote on the proposals to approve the Asset Sale and the Plan of Liquidation. See “Where You Can Find More Information” beginning on page 64 of this proxy statement. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may also impact our business operations. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected, the market price of our units may decline, and you may lose all or part of your investment.

Risks Related to the Asset Sale

The proposed Asset Sale is subject to a number of conditions beyond our control. Failure to complete the Asset Sale could materially and adversely affect our future business, results of operations, and financial condition.

The closing of the Asset Sale is conditioned on the receipt of the approval of our members, as well as the satisfaction of other closing conditions, including performance in all material respects by each party of its obligations under the Agreement.

We cannot predict whether and when the conditions will be satisfied. If one or more of these conditions is not satisfied, and as a result, we do not complete the Asset Sale, or in the event the Asset Sale is not completed or is delayed for any other reason, our business, results of operations, and financial condition may be harmed because:

•	management’s and our employees’ attention may be diverted from our day-to-day operations as they focus on matters related to the Asset Sale;

•	we could potentially lose key employees if those employees experience uncertainty about their future roles with us and decide to pursue other opportunities in light of the Asset Sale;

•	we could potentially lose customers or vendors, and new customer or vendor contracts could be delayed or decreased;

•

we have agreed to restrictions in the Agreement that limit how we conduct our business prior to the closing if the Asset Sale, including, among other things, restrictions on our ability to make certain capital expenditures, investments and acquisitions, sell, transfer or dispose of our assets, enter into material contracts outside of the ordinary course of business, amend our organizational documents and incur indebtedness; these restrictions may not be in our best interests as an independent company and may disrupt or otherwise adversely affect our business and our relationships with our customers, prevent us from pursuing otherwise attractive business opportunities, limit our ability to respond effectively to competitive pressures, industry developments and future opportunities, and otherwise harm our business, financial results and operations;

•

we have incurred and expect to continue to incur expenses related to the Asset Sale, such as legal, financial advisory and accounting fees, and other expenses that are payable by us whether or not the Asset Sale is completed;

•	we may be required to pay a termination fee of $2.45 million to GLE if the Agreement is terminated under certain circumstances, which would negatively affect our financial results and liquidity;

•	activities related to the Asset Sale and related uncertainties may lead to a loss of revenue and market position that we may not be able to regain if the Asset Sale does not occur; and

•	the failure to, or delays in, consummating the Asset Sale may result in a negative impression of us with customers, potential customers or the investment community.

The occurrence of these or other events individually or in combination could have a material adverse effect on our business, results of operations, and financial condition.

The Agreement contains provisions that could discourage a potential competing acquirer.

The Agreement contains “no solicitation” provisions that restrict our ability to solicit, initiate, knowingly facilitate, or knowingly encourage third party proposals for the acquisition of our outstanding units or to pursue an unsolicited offer, subject to certain limited exceptions. In addition, GLE has an opportunity to modify the terms of the Asset Sale in response to any competing acquisition proposals before the Board may withdraw or change its recommendation with respect to the Asset Sale. Upon the termination of the Agreement to pursue an alternative transaction, including in connection with a “superior proposal”, we will be required to pay $2.45 million as a termination fee. These provisions could discourage a potential third-party acquirer from considering or proposing an acquisition transaction, even if it were prepared to pay a higher price than what would be received in the Asset Sale, or propose to acquire our entire company. These provisions might also result in a potential third-party acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable. If the Agreement is terminated and we determine to seek another purchaser for our plants located in Aberdeen, South Dakota and Huron, South Dakota, or another business combination, we may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Asset Sale.

Our executive officers and directors have interests in the Asset Sale that may be different from, or in addition to, the interests of our members generally.

The Company’s Chief Executive Officer, Mr. Peterson, may receive a “Stay Bonus” as a result of the transaction. Mr. Peterson has outstanding equity awards, which will become automatically payable upon the closing of the Asset Sale and may, dependent upon the fair market value of the equity awards and their exercise price, result in a payment to Mr. Peterson.

We will incur significant costs in connection with the Asset Sale, whether or not it is consummated.

We have and will continue to incur substantial expenses related to the Asset Sale, whether or not it is completed. We recorded transaction-related costs of $385,000 through July 31, 2019, and we anticipate incurring additional costs and expenses until completion of the Asset Sale. In addition, we will incur additional financial advisory fees that are payable upon consummation of the Asset Sale. Finally, we may also be required to pay $2.45 million to GLE if we terminate the Agreement in certain circumstances. Payment of these expenses by us as a standalone entity would adversely affect our operating results and financial condition.

We cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Asset Sale by our members. We cannot guarantee that the closing conditions set forth in the Agreement will be satisfied. If we are unable to satisfy the closing conditions in GLE’s favor or if other mutual closing conditions are not satisfied, GLE will not be obligated to complete the Asset Sale.

If the Asset Sale is not completed, the Board, in discharging its fiduciary obligations to our members, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our members as the Asset Sale. These may include retaining and operating our plants located in Aberdeen, South Dakota and Huron, South Dakota or pursuing an alternate sale transaction that would yield reduced consideration or involve significant delays. Any future sale of substantially all of the assets of the Company or other transactions may be subject to further member approval.

We cannot predict the timing, amount or nature of any distributions to our members.

If the Asset Sale closes, we currently expect to make a preliminary distribution of between $10.2 and $11.5 million or $0.40 to $0.45 per unit based on 25,410,851 units outstanding as of August 12, 2019, and a subsequent distribution of approximately $7,500,000 or approximately $0.30 per unit, although the amount ultimately distributed to members may be less than anticipated as a result of the assumptions described elsewhere in the proxy statement and unforeseen circumstances. The Board is unable to predict the timing, amount or nature of, or the record date for, this or any other distribution, if any, to be made to our members. If you are not a member of record as of the record date for a distribution as determined by the Board, you will not be entitled to receive that distribution. See “Estimated Initial Distribution to Members” on page 53.

Risks Related to the Plan of Liquidation

We cannot determine at this time the amount or timing of any distributions to our members because there are many factors, some of which are outside of our control, which could affect our ability to make such distributions.

Assuming the Plan of Liquidation is approved by our members, we plan to distribute, in an initial distribution (with potential subsequent distributions thereafter), a portion of the net proceeds from the Asset Sale and the Company’s other cash, subject to establishing a contingency reserve for remaining costs and liabilities. The amount and timing of the distributions to members will be determined by the Board in its discretion, subject to the provisions of the Plan of Liquidation. The Board anticipates that the amount of the initial distribution to members following the Asset Sale will be between $10.2 and $11.5 million or $0.40 to $0.45 per unit based on 25,410,851 units outstanding as of August 12, 2019, although the amount ultimately distributed to members may be less than anticipated as a result of the assumptions described elsewhere in the proxy statement and unforeseen circumstances. Subsequent distributions will be made in such amounts and at such times as determined by the Board in its discretion in accordance with the Plan of Liquidation. The Board anticipates that there will be a subsequent distribution of approximately $7,500,000 or approximately $0.30 per unit. All anticipated distributions are subject to change. See “Estimated Initial Distribution to Members” on page 53. However, at this time, we cannot determine when we will be able to make any distributions to our members or the amount of any such distributions. Those determinations depend on a variety of factors, including, but not limited to, whether we are able to sell our remaining assets and the prices therefor; the timing of the sale of our remaining assets; the amount we will be required to pay to satisfy unknown or contingent liabilities in the future, including the cost of winding down our business through the date of our final dissolution; inaccuracies in the cost estimates to resolve currently known contingent liabilities; general business and economic conditions; and other matters. If our members do not approve the Plan of Liquidation, the Company intends to pursue a judicial dissolution of the Company under Delaware law. There can be no assurance, however, as to the time it will take to complete such dissolution.

In addition, we will continue to incur claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) as we seek to close the Asset Sale and effect the Liquidation. Our estimates regarding our expense levels may be inaccurate. Any unforecasted or unexpected claims, liabilities or expenses that arise between the date of this proxy statement and the liquidation and final dissolution of the Company or any claims, liabilities or expenses that exceed our estimates could leave us with less cash than is necessary to pay liabilities and expenses and would likely reduce the amount of cash available for ultimate distribution to our members. Further, if cash to be received from the sale of our remaining assets is not adequate to provide for all of our obligations, liabilities, expenses and claims, we will not be able to distribute any amount at all to our members.

For the foregoing reasons, there can be no assurance as to the timing or amount of distributions to our members, even if all of our remaining assets are sold.

The Board may abandon or delay implementation of the Plan of Liquidation even if it is approved by our members.

The Board has adopted and approved a Plan of Liquidation for the Liquidation of the Company following the closing of the Asset Sale. Even if the Liquidation Proposal is approved by our members, the Board has reserved the right, in its reasonable discretion and subject to applicable law, to abandon or delay implementation of the Plan of Liquidation. Following completion of the Asset Sale, we will continue to exist as a public company until we are dissolved. Although the Board has no present intention to pursue any alternative to the Plan of Liquidation, the Board may conclude either that its fiduciary obligations require it to pursue business opportunities that present themselves or that abandoning the Plan of Liquidation is otherwise in our best interests and the best interests of our members. If the Board elects to pursue any alternative to the Plan of Liquidation, the value of our Units may decline.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each of our members who receives liquidating distributions could be held liable for payment to our creditors of his or her pro rata unit of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such member in the Liquidation.

If the Plan of Liquidation is approved by our members we intend to file a Certificate of Cancellation with the Secretary of State of the State of Delaware to dissolve the Company. If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities in the Liquidation or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from our contingency reserve, our creditors could seek an injunction against the making of distributions on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to members. If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, creditors could assert claims against each member receiving a distribution for the payment of any shortfall, up to the amounts previously received by the member in distributions from us. In such event, a member could be required to return all distributions previously made to such member pursuant to the Plan of Liquidation and could receive nothing from us under the Plan of Liquidation. Moreover, in the event a member has paid taxes on amounts previously received by the member, a repayment of all or a portion of such amount could result in a member incurring a net tax cost if the member’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. The Board is not required to obtain a solvency opinion as a condition to authorizing a liquidating distribution and we cannot ensure that the contingency reserve established by us will be adequate to cover all expenses and liabilities.

The tax treatment of any liquidating distributions may vary from member to member, and the discussion in this proxy statement regarding such tax treatment is general in nature. You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy statement for tax advice.

We have not requested a ruling from the Internal Revenue Service (“IRS”) with respect to the anticipated tax consequences of the Liquidation, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the member level, thus reducing the benefit to our members and us from the Liquidation and distributions. Tax considerations applicable to particular members may vary with and be contingent upon the member’s individual circumstances.

If we decide to use a liquidating trust, as permitted by the Plan of Liquidation, interests of our members in such a trust would not be transferable.

The interests of our members in a liquidating trust set up by us under the approved Plan of Liquidation would not be transferable, which could adversely affect your ability to realize the value of such interests. In addition, although pursuant to the Plan of Liquidation the Company will distribute its remaining assets (including the cash proceeds) and liabilities directly to the trust, for U.S. federal income tax purposes members will be deemed to have received a liquidating distribution from the Company and immediately thereafter contributed such property to the trust. Such deemed distribution will be treated as a distribution in liquidation of the holders’ Units and may be taxable to the extent of cash and certain marketable securities deemed distributed that are in excess of a member’s adjusted tax basis in its interest in the Company. As such, holders of Units should be aware that they may be subject to U.S. federal income tax even though they do not currently receive any actual distributions from the liquidating trust.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution to members.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the Asset Sale and wind down operations. These expenses will reduce the amount of assets available for ultimate distribution to members. If we incur obligations, liabilities, expenses and claims in excess of those we currently anticipate, the amount distributed to our members may be lower than we currently estimate.

We will continue to incur the expenses of complying with public company reporting requirements.

Following the Asset Sale and through the subsequent liquidation and dissolution, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) even though compliance with these reporting requirements may be economically burdensome. Until we are able to deregister our units and suspend our periodic reporting obligations under the Exchange Act, we will remain a reporting issuer and will incur attendant costs relating to filing such reports with the SEC. We currently intend to file the Certificate of Cancellation with the Secretary of State of the State of Delaware once the Company has been completely wound up without court proceedings therefor. To the extent that we delay filing the Certificate of Cancellation, we would be obligated to continue complying with the applicable reporting requirements of the Exchange Act. The expenses incurred by us in complying with the applicable reporting requirements would reduce the assets available for ultimate distribution to our members.

THE SPECIAL MEETING

General

Your proxy is solicited on behalf of the Board for use at our special meeting of members to be held on September 19, 2019, at 9:00 a.m. local time, at 8000 Norman Center Drive, Bloomington, MN 55437, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting and any business properly brought before the special meeting. Proxies are solicited to give all members of record an opportunity to vote on matters properly presented at the special meeting.

Date, Time and Place of the Special Meeting

We will hold the special meeting on September 19, 2019, at 9:00 a.m. local time, at 8000 Norman Center Drive, Bloomington, MN 55437. On or about August 29, 2019, we commenced mailing this proxy statement and the enclosed form of proxy to members entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of the Units on August 12, 2019, to consider and vote on the following:

1.	the Asset Sale Proposal;

2.	the Liquidation Proposal; and

3.	the Adjournment Proposal.

Recommendation of the Board

After careful consideration, the Board has unanimously determined that the Asset Sale on the terms and subject to the conditions set forth in the Agreement, is fair to and in the best interests of the Company and its members. After such consideration, the Board approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement.

Further, after careful consideration, the Board has unanimously determined that the dissolution and liquidation of the Company, pursuant to a Plan of Liquidation is in the best interest of the Company and its members. After such consideration, the Board approved and declared advisable the Plan of Liquidation and the transactions contemplated thereby.

Members will not know at the time of voting the exact amount of consideration they will receive. In addition, only members of record as of the record date for a distribution as determined by the Board will be entitled to receive that distribution.

Subject to the terms and conditions of the Agreement and the Plan of Liquidation, the Board unanimously recommends that our members vote “FOR” the Asset Sale Proposal, “FOR” the Liquidation Proposal, and “FOR” the Adjournment Proposal. See the section entitled “Proposal 1 – The Asset Sale Proposal – The Asset Sale – Recommendation of the Board; Reasons for the Asset Sale” beginning on page 28 of this proxy statement and the section entitled “Proposal 2 – The Liquidation Proposal – The Plan of Liquidation – Reasons for the Plan of Liquidation” beginning on page 47 of this proxy statement.

Members Entitled to Vote; Record Date

You may vote at the special meeting if you were a record holder of Units at the close of business on August 12, 2019 (the “Record Date”). For each Unit that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of the Record Date, there were 25,410,851 outstanding and entitled to vote.

Quorum and Vote Required

A quorum of members is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting will exist when the holders of a majority of the Units entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” discussed below, count as Units present for establishing a quorum. A “broker non-vote” occurs when a nominee holding Units for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the Units. Brokers, banks and other nominees will not have discretionary authority on the Asset Sale Proposal, the Liquidation Proposal, or the Adjournment Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Asset Sale Proposal. Approval of the Asset Sale requires the affirmative vote of the holders of a majority of the outstanding Units entitled to vote at the special meeting. Because the vote on the Asset Sale Proposal is based on the total number of units outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against the approval of the Asset Sale Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Liquidation Proposal. Approval of the Plan of Liquidation requires the affirmative vote of the holders of two-thirds of the outstanding Units entitled to vote at the special meeting. Because the vote on the Liquidation Proposal is based on the total number of units outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against the approval of the Liquidation Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Adjournment Proposal. The Adjournment Proposal will be approved if a majority of the Units, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present. Broker non-votes do not count as Units that are entitled to vote so they will have no effect on the Adjournment Proposal.

Units Owned by Our Directors and Executive Officers

As of August 12, 2019, the executive officers and directors of the Company beneficially owned, in the aggregate, 813,443 Units, or approximately 3.2% of the Units outstanding on that date.

Voting; Proxies

For Members of Record

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. In addition to voting in person at the special meeting, if you are the record holder of your Units, you may submit a proxy as follows:

•

By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by close of business on the day preceding the special meeting.

We request that members submit their proxies by completing and signing the accompanying proxy and returning it as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly, the Units represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy without indicating how to vote on any particular proposal, the Units represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the Board.

For Beneficial Owners

If your Units are held in “street name” by a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your Units. Your broker, bank or other nominee, as applicable, may establish an earlier deadline by which you must provide instructions to it for how to vote your Units. You should read carefully the materials provided to you by your broker, bank or other nominee. Because a beneficial owner is not the member of record, you may not vote these Units at the special meeting unless you obtain a legal proxy from the broker, bank or other nominee that holds your units giving you the right to vote such units at the special meeting.

Revocation of Proxies

If you are a member of record, you may revoke your proxy, unless noted below, at any time before your proxy is voted at the special meeting by taking any of the following actions:

•	delivering to us a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same Units and bearing a later date than the original proxy; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Advanced BioEnergy, LLC, 8000 Norman Center Drive, Bloomington, MN 55437, Attention: Chief Executive Officer.

If your units are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See above regarding how to vote in person if your Units are held in street name.

Solicitation of Proxies

The Board is soliciting proxies for the special meeting from our members. We will bear the entire cost of soliciting proxies from our members. In addition to the solicitation of proxies by delivery of this proxy statement by mail, we will request that brokers, banks and other nominees that hold Units which are beneficially owned by our members send Notices of Special Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our members, either personally or by telephone, Internet, facsimile or special delivery letter. In addition, ABE, GLE and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ABE’s members in connection with the Asset Sale and the Plan of Liquidation. The interests of ABE’s directors and executive officer in connection with the Asset Sale is discussed in more detail in the section entitled “Interests of Certain Persons in the Asset Sale and the Liquidation” beginning on page 54 of this proxy statement.

Dissenters’ Rights

Dissenters’ rights are a statutory remedy available in many states to members who object to certain extraordinary actions taken by a limited liability company, such as mergers or certain other change of control transactions. This remedy typically allows dissenting members to require the limited liability company to buy their Units at a price equal to its fair value immediately before the extraordinary corporate action is taken. Under Delaware law, members are not entitled to dissenters’ rights in connection with the Asset Sale or the Plan of Liquidation.

Adjournments or Postponements

The special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies, by the vote of the holders of a majority of the Units represented at the meeting, whether or not a quorum is present. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact the Company at:

Phone: (763) 226-2701

Address: 8000 Norman Center Drive, Bloomington, MN 55437

PROPOSAL 1

THE ASSET SALE PROPOSAL

The Asset Sale Proposal

Pursuant to the terms of the Agreement that is described in this proxy statement and attached as Annex A, ABE will sell to GLE substantially all of its assets that relate to the business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil, through the Company’s plants located in Aberdeen, South Dakota and Huron, South Dakota for approximately $51.4 million in cash. We encourage you to carefully read in its entirety the Agreement, which is the principal document governing the Asset Sale. Completion of the Asset Sale is conditioned on approval of the Asset Sale Proposal.

THE ASSET SALE

This discussion of the Asset Sale does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire Agreement carefully as it is the primary legal document that governs the Asset Sale.

The Parties to the Asset Sale

Advanced BioEnergy, LLC

8000 Norman Center Drive, Suite 610,

Bloomington, MN 55437

(763) 226-2701

ABE was formed in 2005 as a Delaware limited liability company. Its business consists of producing ethanol and co-products, including wet, modified and dried distiller’s grains, and corn oil. Its production operations are carried out primarily through its wholly owned operating subsidiary ABE South Dakota, LLC, which owns and operates ethanol facilities in Aberdeen, South Dakota and Huron, South Dakota.

Glacial Lakes Energy, LLC

301 20th Avenue P.O. Box 1323

Watertown, South Dakota 57201

Glacial Lakes Energy, LLC is an ethanol production company formed in May 2001 as a wholly owned subsidiary of its parent company, GLE Corn Processors, a cooperative of over 4,000 shareholders located primarily in South Dakota. GLE and its sister subsidiary own and operate two ethanol production facilities in Watertown and Mina, South Dakota with a combined production of 255 million gallons per year processed from over 92 million bushels of corn purchased from northeastern and central South Dakota producers.

Both of GLE’s plants were constructed by Fagen Inc. using ICM process technology and both have unit-train shipping capabilities that take the company’s ethanol and feed production to markets all over the world. GLE is a 24/7/365 day operation with approximately 120 employees. GLE also holds a 16% ownership interest in Granite Falls Energy LLC of Granite Falls, Minnesota and an 8% ownership interest in Redfield Energy LLC of Redfield, South Dakota, which provides additional ownership of more than 20 million gallons of annual ethanol production. More information about Glacial Lakes Energy, LLC is available at www.glaciallakesenergy.com.

Prior to the execution of the Agreement, the Company did not have a business relationship with GLE and the Company had not previously entered into any transactions with GLE.

Prior to the execution of the Agreement, no member of the Board had a business relationship with GLE and neither any member of the Board nor the Chief Executive Officer of the Company will hold any position of employment with GLE after the closing of the Asset Sale.

Some members of GLE’s parent, Glacial Lakes Corn Processers, also own units of the Company, but the Company does not know the identity of these joint members. The Company believes these joint owners do not constitute a significant number of members of the Company.

Background of the Asset Sale

The following chronology summarizes certain key events and contacts that led to the signing of the Asset Purchase Agreement. It does not purport to catalogue every conversation among our board, members of our management, or our representatives and other parties.

On a regular basis, the Board had engaged in discussion about the macro dynamics of the ethanol industry in conjunction with the Company’s competitive position against other plants specifically related to its location, size of production, updated technologies and corporate overhead. These discussions had resulted in various projects, including the construction of its own corn receiving facilities, aimed at improving the Company’s competitive position. As an extended period of negative margins continued during the last half of calendar year 2018, the Board discussions intensified as to various solutions to enhance or preserve the value for the Company’s unitholders.

In October 2018, the Company received an unsolicited inquiry from Party A as to whether the Company would consider being acquired. Party A had performed some initial diligence on ABE based on information available through the public domain and gave an indicative valuation that was consistent with previous transactions in the industry. On October 30, 2018, ABE entered into a non-disclosure agreement (“NDA”) with Party A to further discuss a possible transaction.

Also in November 2018, ABE’s CEO met with the CEO from GLE and discussed the possible business combination of ABE’s Ethanol Plants. ABE and GLE subsequently entered into a NDA and exchanged various due diligence information and arranged for a tour of ABE’s plants.

In December 2018, ABE’s CEO received a call from Party B expressing interest in potentially acquiring ABE’s Ethanol Plants.

Discussions with Party A led to the receipt of a non-binding LOI from Party A on December 7, 2018. On December 11, 2018 the ABE board held a special meeting to discuss how to respond to the LOI from Party A.

On December 13, 2018, pursuant to Board authorization, the Company entered into an exclusive financial advisory engagement agreement with Ascendant Partners, Inc. (“Ascendant”) to advise on the offer proposed by Party A and other strategic alternatives.

On January 3, 2019, by written action the ABE board established a special Transaction Committee of the Board consisting of board members Troy Otte (“Otte”), Brian Thome (“Thome”), J.D. Schlieman (“Schlieman”), and Richard Peterson (“Peterson”) (“Transaction Committee”) with the authority to work with management and Ascendant to among other things: (a) “take all steps necessary to negotiate the terms of an asset purchase agreement and any other agreements that the Committee determines are necessary and appropriate to sell the ABE Assets to Party A or another third party, in one transaction or in a series of transactions” and (b) “report to the Board at regular intervals.” Neither the Transaction Committee nor management was given any power or authority to enter into any definitive agreement (other than a letter of intent or term sheet) without approval of the full ABE Board of Directors.

On or about January 7, 2019 ABE accepted the LOI from Party A that contemplated a merger between ABE and a Party A affiliate and granted Party A an exclusivity period.

On January 8, 2019, Ascendant contacted Party B and GLE and informed them of the Company’s decision to move forward with the execution of an LOI containing an exclusivity period of 60 days with Party A.

In January 2019, the Company established a formal data room to provide Party A access to due diligence materials.

On February 13, 2019, after providing various requests for information as part of its due diligence, as a result of continued extremely negative economics in the industry and various obstacles that it had encountered during due diligence and in acquiring financing, Party A notified ABE that it was ending its due diligence and terminating the LOI.

On February 22, 2019 the ABE board held a special meeting to consider further actions relative to strategic alternatives. Based upon a review of current company and industry conditions and a summary of the process outlined by Ascendant, the Board directed Ascendant to proceed with a process of investigating strategic alternatives according to the terms of the engagement letter with Ascendant. The Company and Ascendant then began a process of researching the Company and its industry and markets culminating in the preparation of a confidential information memorandum on the Company (the “CIM”).

In light of the expanded nature of Ascendant’s engagement, on February 26, 2019, the Company publicly announced that it had begun exploring strategic alternatives for its business operations, including the possibility of a sale of one or both of its ethanol plants and that it had retained Ascendant to advise it in this process and help evaluate the opportunities and options available to the Company.

On March 14, 2019 the Board directed ABE management to suspend trading of Units on the AgStockTrade.com website.

Ascendant began contacting potential acquirers of the ABE ethanol plants and sent information including the CIM and process letters to those interested parties requesting indications of interest by April 19, 2019.

On April 15, 2019, the Board held a board meeting in connection with its 2019 Regular Meeting of Members in Aberdeen, South Dakota. The board meeting included an update from Ascendant. Ascendant noted that it had direct contact with 38 potential buyers resulting in a total of 8 NDAs being executed. Ascendant stated that it expected two LOIs to be submitted on or before the LOI deadline of April 19, 2019.

On April 19, 2019, the Company received an LOI from GLE, and on April 24, 2019, the Company received an LOI from Party B. The LOI from Party B was a joint LOI with another party that had indicated interest when contacted by Ascendant and had signed an NDA. No other indications of interest were received from any other parties that had been contacted by Ascendant.

On April 26, 2019, the Board conducted a telephonic meeting to review the two offers received from GLE and Party B. Ascendant prepared materials describing the sales process to date including a detailed overview of the offers received. Following the Board telephonic meeting, the Transaction Committee met to further discuss the two LOIs.

From April 26 to May 2, 2019 Ascendant communicated with GLE and Party B to discuss various issues with price, terms and conditions of their respective indications of interest and recommended they consider revisions to their original proposals.

On May 1, 2019 the Transaction Committee met to discuss the revised GLE LOI and Party B’s LOI. The Transaction Committee concluded if the GLE bid was raised to $49 million, the Company would accept the GLE LOI and enter into a period of exclusivity.

On May 3, 2019 GLE submitted a revised LOI with a price of $49 million. Party B did not submit a revised LOI. The Company executed the GLE LOI.

The Company’s and GLE’s management teams and respective legal counsel then began a process of further diligence and negotiation of the terms of an Asset Purchase Agreement (“APA”).

On July 8, 2019, the Board agreed to a reduction in the purchase price due to a condition that arose in due diligence that ABE was not able to resolve. The Board approved a reduction in the purchase price to $47.5 million to accommodate this condition and GLE accepted this reduction and agreed to proceed toward negotiation of an APA. In connection with the reduction in the purchase price to $47.5 million, ABE sought and obtained an agreement from GLE that its offer to purchase the assets would not be contingent on financing.

During this period of due diligence and negotiation of an APA, the Transaction Committee held several informal meetings to discuss various negotiating details of the APA and regularly updated the Board both informally and at various board meetings.

On July 25, 2019, the Board held a telephonic meeting and was presented a summary of the current status of the terms of the APA by legal counsel. Also, Ascendant orally presented its Fairness Opinion of the transaction with GLE, and the Board authorized management of the Company to enter into an APA with GLE, subject to no material changes to the terms of the APA.

On July 31, 2019 ABE and GLE management and respective legal counsel concluded negotiations on the APA and the Transaction Committee confirmed that no material changes had occurred to the summary provided to and approved by the Board at its July 25 meeting. Ascendant also reaffirmed its fairness opinion on that date.

On August 1, 2019, the Company and GLE executed the APA.

On August 1, 2019, Thomas H. Lee Partners who collectively own 33.5% of the outstanding units of the Company, executed a voting agreement to support the transaction.

On August 7, 2019, the Company announced the execution of the APA to the public by filing a Current Report on Form 8-K with the SEC.

On August 15, 2019, the Board adopted the Plan of Liquidation and Dissolution.

Recommendation of the Board; Reasons for the Asset Sale

Recommendation of the Board

The Board has unanimously determined that the Asset Sale, on the terms and subject to the conditions set forth in the Agreement, is fair to, and in the best interests of, the Company and its members, and approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement.

Members will not know at the time of voting the exact amount of consideration they will receive. In addition, only members of record as of the Record Date for a distribution as determined by the Board will be entitled to receive that distribution.

Accordingly, upon the terms and subject to the conditions of the Agreement, the Board unanimously recommends that our members vote “FOR” the Asset Sale Proposal, and “FOR” the Adjournment Proposal.

Reasons for the Asset Sale

In evaluating the Asset Sale and the Agreement, the Board consulted with management and the Company’s legal and financial advisors. In reaching its decision that the Asset Sale is advisable, and in reaching its recommendation that the members approve the Asset Sale, the Board considered a number of factors, including the following material factors, which the Board viewed as supporting its recommendation:

•	The Company’s current and historical financial condition and results of operations and management’s future projections, and the risk of uncertainties involved in achieving these projections;

•	The fact that an all-cash price for the assets would facilitate any potential distributions to the Company’s unit holders;

•	The potential unit holder value from other alternatives available to the Company, including continuing to operate one or both of the South Dakota plants;

•	The fact that GLE was a local South Dakota company with strategic advantages to continue to operate both plants with the resulting benefits to employees and the local communities;

•	The difficult financial condition and prospects of the Company, including its ongoing losses, and the risks associated with continuing to operate in a very difficult margin environment;

•

The fact that the Company is dependent upon continued borrowings from its lender AgCountry, and that the Company management could not guarantee that the Company would be able to comply with the existing AgCountry loan covenants in the future;

•	The fact that the GLE’s offer was a cash offer that is not contingent on financing;

•	The fact that the Asset Sale followed by a liquidation would enable the Company unitholders to obtain payment at the earliest possible time; and

•	The fact that the solicitations of interest conducted by Ascendant had produced only two parties that were willing to deliver non-binding indications of interest.

The Board also considered potentially negative factors concerning the Asset Sale and the Agreement, including the following:

•

The restrictions placed on the Company’s ability to actively solicit competing bids, and the insistence by GLE as a condition to its offer that GLE would have matching rights and the Company would be obligated to pay a termination fee of $2.45 million under certain circumstances, and the potential deterrence of other potential acquirers by these rights and this termination fee;

•	The fact that the transaction will prevent the Company’s unit holders from participating in any value created by future success at the Aberdeen and Huron ethanol plants;

•	The fact that a portion of the proceeds may be taxable to the Company’s unit holders;

•	The risks and costs to the Company if the Asset Sale does not close;

•

The restrictions on the conduct of the Company’s business prior to consummation of the Asset Sale, requiring it to conduct its business subject to specific limitations that may delay or prevent it from undertaking business opportunities that might arise pending completion of the Asset Sale; and

•

The fact that a portion of the purchase price otherwise payable to the Company will be held in escrow for at least 18 months following the closing of the Asset Sale and may not be paid out to the Company at all.

The foregoing discussion of the information and factors considered by the Board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered. In view of the wide variety of reasons and factors considered, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined that, in the aggregate, the potential benefits of the Asset Sale outweighed the potential risks or possible negative consequences of the Asset Sale.

Opinion of ABE’s Financial Advisor

The Board retained Ascendant to act as its financial advisor in connection with the Asset Sale and, if requested, to render an opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the Company upon consummation of the Asset Sale. Ascendant is an investment banking firm based in Denver, Colorado with extensive experience in the ethanol sector, having completed transactions, business valuations, strategic and capital planning sessions, as well as managing a proprietary best-practices benchmarking platform for several independent ethanol plants. The Board selected Ascendant based on its qualifications, expertise and reputation and knowledge of the industry in which the Company conducts its business.

On July 25, 2019, Ascendant rendered its oral opinion, subsequently confirmed in writing, to our Board that, as of July 25, 2019, based upon and subject to certain assumptions, qualifications, limitations and factors described in its opinion, the consideration to be received by the Company upon the consummation of the Asset Sale was fair, from a financial point of view, to the Company. The full text of Ascendant’s opinion, dated July 26, 2019, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement. We encourage all of our Unit holders to read Ascendant’s fairness opinion fully.

In arriving at its opinion, Ascendant took into account an assessment of general economic, market and other conditions, as well as its experience in connection with similar transactions and securities valuations generally. Ascendant made numerous assumptions about industry performance and general business conditions, many of which are beyond management’s control.

In performing its due diligence, Ascendant performed the following activities, among others:

•	reviewed a draft of the Agreement;

•	reviewed unaudited monthly financial statements of the Company;

•	reviewed the Company’s audited financial statements for the years 2012 through 2018;

•	reviewed the Company’s unaudited financial statements, as filed with the Securities and Exchange Commission for the periods ending March 31, 2019;

•	reviewed certain internal financial projections for Seller for the fiscal year ending September 30, 2019 as prepared and provided to Ascendant by management;

•	reviewed a schedule of certain balance sheet accounts projected as of the anticipated closing of the Transaction, as prepared and provided to Ascendant by the Company’s management;

•	met with certain members of management to discuss the business, operations, historical and projected financial results and future prospects of the Company;

•	reviewed recent industry and analyst reports regarding the ethanol industry;

•	reviewed certain publicly available financial data for companies Ascendant deemed relevant in evaluating the Company;

•	reviewed the financial terms, to the extent publicly available, of certain comparable ethanol plant transactions; and

•	performed a discounted cash flow analysis utilizing projections from management and based on historical performance of the Company.

In arriving at its opinion, Ascendant relied upon and assumed the accuracy and completeness of all of the financial and other information, including the projections, that it used, without assuming any responsibility for any independent verification of any such information. Further, Ascendant relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make any such information incomplete or misleading. With respect to the financial information and projections used, Ascendant assumed that such information had been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. Ascendant did not make or obtain any evaluations or appraisals of the Company’s assets and liabilities (contingent or otherwise).

The analyses performed were prepared as part of Ascendant’s analysis of the fairness, from a financial point of view, of the consideration to be paid to the Company upon consummation of the Transaction, and were provided to the Board in connection with the delivery of Ascendant’s opinion.

Consideration Overview

Based on the terms of the Agreement, Ascendant calculated an implied Seller company value of approximately $51.4 million, which reflects the $47.5 million base cash purchase price plus management’s estimates of the anticipated inventory value as defined in the Agreement. The purchase price is on a cash-free, debt-free basis, meaning that from the $51.4 million, the Company will pay off the outstanding debt before distributing the net proceeds to unit holders after payment of transaction and related expenses. Cash and working capital will also be available for distribution to unit holders after payment of transaction and related expenses. The amount of assumed and retained assets and liabilities was based on a schedule of certain balance sheet accounts projected as of the anticipated closing date of the Transaction, as provided to Ascendant by the Company’s management. The actual assets and liabilities at closing will likely be different from these amounts.

Transaction Analysis

Ascendant performed analyses using three different methodologies, as more fully discussed below:

•	a comparable public company analysis;

•	a comparable transaction analysis; and

•	a discounted cash flow analysis.

In preparing the analyses, Ascendant also considered the Company’s historical and potential future financial performance and the macroeconomic environment.

Comparable Public Company Analysis

In performing a comparable public company analysis, Ascendant identified similar public companies, evaluated operating performance and profitability for similar public companies and calculated certain multiples and compared them to multiples implied by the Transaction. Ascendant’s analysis focused on public companies in the ethanol industry.

With respect to ethanol producers, Ascendant focused on three publicly traded companies deemed similar to the Company:

•	Green Plains, Inc. (GPRE);

•	Pacific Ethanol, Inc.(Pacific); and

•	REX American Resources Corporation (REX).

None of the comparable companies has characteristics identical to the Company. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors.

The following table summarizes certain multiples for the selected comparable groups and the implied multiple for the Company. In the table, “TTM” refers to a period consisting of the “trailing twelve months,” which for the Company’s financial statements means the 12-months ended March 31, 2019. For the comparable companies we included the most recent TTM period for which data was publicly available which may be different than for the Company. “Enterprise Value” or “EV” means the value of the company on a cash-free, debt-free basis. “EBITDA” means earnings before interest, taxes, and depreciation and amortization. The table below compares the Company’s Enterprise Value (a) as a multiple of trailing twelve months production in gallons, and (b) as a multiple of trailing twelve months EBITDA, with each of the comparable public companies. The implied EV for ABE is $51.4 million and TTM gallons are 86.1 million gallons.

ABE and Public Company Valuation Multiples
	Enterprise Value / TTM Gallons	Enterprise Value / TTM EBITDA
Green Plains, Inc.	1.28	27.61
Pacific Ethanol, Inc.	0.38	-27.34
REX American Resources, Inc.	1.14	11.18

Low	0.38	-27.34
Mean	0.93	3.82
High	1.28	27.61

ABE	0.60	-25.62

Comparable Transaction Analysis

Ascendant maintains a comprehensive database of ethanol industry transactions going back to 2008. In performing the comparable transaction analysis, Ascendant identified transactions with known transaction values, calculated certain multiples and compared them to multiples implied by the Transaction. In performing the comparable transaction analysis, Ascendant conducted a search for similar merger, acquisition and asset purchase transactions, identified transactions with disclosed transaction values, calculated certain multiples and compared them to multiples implied by the Transaction.

Ascendant focused on transactions with target companies that Ascendant deemed similar to the Company and that fit within the following parameters:

•	transactions where the target company was an ethanol production facility;

•	transaction value greater than $5.0 million;

•	public and private target companies in which a controlling interest of the company was acquired; and

•	transactions announced or completed between January 1, 2010 and March 31, 2019.

Ascendant excluded transactions that did not meet these criteria or for which information was not available, and excluded repurchases and minority interest acquisitions. Ascendant identified 11 transactions that satisfied the selection criteria:

Date Closed	Target Company	Acquirer
Jan-19	Sunoco	Attis Industries
Dec-17	Noble Americas South Bend LLC	Mercuria Investments
Jun-17	Illinois Corn Processing, LLC	Pacific Ethanol
Nov-15	Murphy USA	Green Plains
Jun-15	Aventine	Pacific Ethanol
Mar-14	Aventine	Valero
Nov-13	Biofuels Energy Corp.	Green Plains
Aug-13	Utica Energy	Ace Ethanol
Jul-13	NEDAK	Green Plains
Mar-10	Renew Energy	Valero
Feb-10	Mid America Agri Products	Nebraska Corn Processing

Like many industries, the ethanol industry has specific valuation metrics for comparing transactions. The most common metric in the ethanol industry is the transaction value for property, plant, and equipment (“PPE”) as a multiple of trailing twelve months ethanol production. Working capital is typically excluded or treated separately. Focusing on the PPE multiple facilitates the comparison of comparable transaction by normalizing for highly seasonal working capital balances. The Transaction Value of $51.4 million includes working capital of $3.9 million, implying a value for the PPE of $47.5 million.

Based on the information disclosed with respect to the targets in the each of the comparable transactions, Ascendant calculated and compared the PPE values as a multiple of TTM annual production capacity in gallons. The analysis indicated that the multiples for these comparable transactions were as follows:

	Comparable Transactions			ABE
	Low	Mean	High	Multiple at $47.5 million PPE value
PPE Value/TTM Gallons	$0.18	$0.52	$1.04	$0.55

Every company is unique, and none of the target companies utilized in the comparable transactions analysis has characteristics identical to ABE. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Discounted Cash Flow Analysis

A discounted cash flow (or “DCF”) analysis estimates the present value of the projected theoretical future cash flow for a company, discounted at a rate reflecting risks inherent in its business and capital structure. In performing a discounted cash flow analysis, Ascendant reviewed Company projections of future financial performance as prepared by management, reviewed free cash flows over the projection period and calculated terminal value, and calculated present value of projected cash flows and terminal value at market discount rates.

A discounted cash flow analysis estimates a value for a company based on certain assumptions, many of which are beyond the company’s control. Changing market environment, regulatory initiatives, commodity prices and other factors will likely impact the company’s financial performance in ways not anticipated by the discounted cash flow analysis.

In the discounted cash flow analysis, Ascendant estimated a theoretical value for the Company based on a six-year forecast of future performance with a terminal value projected based on a multiple of the sixth year’s EBITDA.

Key Assumptions for the Discounted Cash Flow Valuation

•

Estimated 2019 EBITDA of $2.21 million for March through September, estimated EBITDA for years 2020-2024: $8.79 million based on management’s forecast and historical financial results from 2014 through March 2019

•	Annual Production of 86.2MMGY

•	Capital Expenditure forecast from Company management: $1.5 million per year

•	Working Capital based on historical average

•	Tax Rate of 35%

•	Tax Depreciation forecast from management

•	Discount rate of 9.8% to 11.7% calculated as the Weighted Average Cost of Capital based on ABE’s current capital structure and 15% Return on Equity

•	Terminal Value Multiple range of 3.0x to 5.0x 2024 EBITDA

	DCF		ABE
	3x 2024 EBITDA	5x 2024 EBITDA	Multiple at $51.4 million enterprise value
Enterprise/Gallons	$0.41	$0.52	$0.55

In addition, Ascendant considered the size and nature of the Company’s business, position in the industry, and recent trends in merger and acquisitions. Ascendant’s DCF analysis based on these assumptions resulted in an Enterprise Value for the Company ranging from $35.2 million applying a multiple of 2024 EBITDA of 3.0x to $44.7 million applying a multiple of 2024 EBITDA of 5.0x.

Conclusion

Based on the information and analyses set forth above, Ascendant rendered its oral opinion, subsequently confirmed in writing, to the Board, which stated that, as of July 25, 2019, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be paid to the Company upon consummation of the Transaction is fair, from a financial point of view, to the Company.

Ascendant’s opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to Ascendant, as of the date of its opinion. Events occurring after the date thereof could materially affect the assumptions used in preparing, and the conclusions reached in, that opinion. Ascendant assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion, or prior to closing the Transaction.

In reaching its conclusion as to the fairness of the consideration to be paid to the Company and in its presentation to the Board, Ascendant did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Ascendant believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

Ascendant’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies are not appraisals or valuations, and do not necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company was compared and other factors.

Ascendant’s analysis and opinion are intended for the benefit and use of the Board in connection with the Transaction. Ascendant’s opinion does not constitute a recommendation to the Board or to Unit holders as to how to vote in connection with the Transaction. Ascendant’s opinion does not address the underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.

We have agreed to pay Ascendant a fee that is contingent on the consummation of the Transaction, to reimburse Ascendant for its reasonable out-of-pocket expenses, regardless of whether or not a sale is consummated, and to indemnify Ascendant against various liabilities arising out of Ascendant’s services to the Company. Ascendant does not beneficially own any interest in either the Company or in GLE. Ascendant has not provided any services to GLE.

Interests of Certain Persons in the Asset Sale

In considering the recommendation of the Board that our members vote to approve the Asset Sale, members should be aware that our directors and executive officers have interests in the Asset Sale that are different from, or in addition to, the interests of our members generally. The members of the Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Agreement, and in recommending to members that the Asset Sale be approved. See “Recommendation of the Board; Reasons for the Asset Sale” beginning on page 28 of this proxy statement. Members should take these interests into account in deciding whether to vote “FOR” the Asset Sale Proposal.

Regulatory Matters

The parties have determined that no filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

THE ASSET PURCHASE AGREEMENT

The following is a summary of the material terms and conditions of the Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Agreement that is important to you. We encourage you to read the Agreement carefully and in its entirety because it is the principal legal document that governs the Asset Sale.

Explanatory Note Regarding the Agreement

The Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Agreement and described in this summary. The representations, warranties, covenants, and agreements made in the Agreement by the Company and GLE were qualified and subject to important limitations agreed to by the Company and GLE in connection with negotiating the terms of the Agreement. In particular, in your review of the representations and warranties contained in the Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of (i) establishing the circumstances in which a party to the Agreement may have the right not to close the Asset Sale if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and (ii) allocating risk between the parties to the Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to members and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Members do not have contractual third-party beneficiary rights under the Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or GLE. In addition, you should not rely on the covenants in the Agreement as actual limitations on the respective businesses of the Company or GLE, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

The Asset Sale

ABE has agreed to sell to GLE substantially all of the assets which relate to the business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil, through the Company’s plants located in Aberdeen, South Dakota and Huron, South Dakota (the “Business”), for $47.5 million in cash, plus the value of the inventory as of the closing of the Asset Sale in cash (the “Consideration”). The assets purchased by GLE do not include cash, cash equivalents, and bank accounts or intercompany accounts, notes, or other receivables.

Not less than ten (10) days before the closing of the Asset Sale (the “Asset Sale Closing”) the Company and GLE shall jointly determine the agreed upon railcar damages liability accrual under the railcar leases to be assigned to, and assumed by, the Company and GLE. Following the close of business on the day immediately preceding the Asset Sale Closing, the Company and GLE shall (i) jointly determine the Inventory Value (as defined in the Agreement) and (ii) jointly set forth the Inventory Value in a written statement. At the Asset Sale Closing, the Company shall deliver to GLE (i) all right, title and interest in and to the purchased assets free and clear of all liens (other than permitted liens) and (ii) all other documents and instruments necessary to vest in GLE right, title and interest in and to the purchased assets free and clear of all liens (other than permitted liens), and GLE shall pay to the Company the Consideration by wire transfer of immediately available funds to an account of the Company designated in writing by the Company.

The Company has agreed to use commercially reasonable efforts to obtain any third party consents necessary to assign the contracts related to the Business at the Asset Sale Closing. As defined in the Agreement, the Business includes the business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil, through the Company’s plants located in Aberdeen, South Dakota and Huron, South Dakota.

On and after the Asset Sale Closing, upon the reasonable request of GLE or the Company, the other Party shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or desirable to evidence and make effective the Asset Sale.

Representations and Warranties

The Agreement contains representations and warranties that the Company, on the one hand, and GLE, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about the Company or GLE since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and GLE and are modified in important part by the disclosure schedules.

The Company has made a number of representations and warranties to GLE in the Agreement regarding aspects of our business and other matters pertinent to the Asset Sale. The topics covered by these representations and warranties include the following:

•	the Company’s organization, existence, good standing, qualification to do business and similar matters;

•

the Company’s corporate power and authority to enter into and perform its obligations under the Agreement and complete the Asset Sale, the enforceability of the Agreement against the Company, and the due authorization, execution and delivery of the Agreement;

•	the authorization and approval of the Agreement and the Asset Sale by the Board and the direction to submit the Agreement for Member Approval required to complete the Asset Sale;

•	the Company’s capital structure,

•	the absence of any joint venture, partnership, or similar association or arrangement to which the Company is party;

•

the absence of defaults or accelerations of any obligations under certain contracts or creation of any liens on the Company’s properties or assets resulting from the Company’s entry into the Agreement or the completion of the Asset Sale;

•

the absence of violations and breaches of, or conflicts with, the Company’s governing documents, certain contracts, or any order or law resulting from the Company’s entry into the Agreement or the completion of the Asset Sale;

•	consents, approvals, authorizations, permits and filings required from governmental entities to complete the Asset Sale;

•	the Company’s filings with the SEC and compliance with federal securities laws, rules and regulations;

•	the Company’s financial reports and the preparation of the Company’s financial reports in compliance with published SEC rules and regulations and U.S. generally accepted accounting principles(“GAAP”);

•	undisclosed liabilities of the Company, subject to certain exceptions;

•

the ordinary course operation of the Company’s business and its subsidiaries’ businesses and the absence of any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have a material adverse effect on the Company since October 1, 2018;

•	the absence of any material change to the Company’s accounting methods, principles, or practices;

•	the absence of certain tax elections;

•	the Company has good and marketable title to the purchased assets;

•	the purchased assets, subject to certain exceptions constitute all assets necessary to operate the business;

•	the Company’s compliance with all applicable laws since January 1, 2014;

•

the Company’s possession of required authorizations and permits necessary to conduct the Company’s current business and the absence of conflict with, default under or violation of any term of the permits applicable to the Company that would reasonably be expected to be material to the Company and its subsidiaries as a whole;

•	the Company and its subsidiaries’ compliance with tax laws and other tax matters;

•	environmental matters;

•	the Company and its subsidiaries’ intellectual property;

•	the Company and its subsidiaries’ owned and leased real estate used in the conduct of the Company’s business;

•

the absence of any actions, suits, inquiries, notices of violations, claims, hearings, arbitrations, audits or other proceedings pending or threatened against the Company before or by any government entity and the absence of certain material orders against the Company;

•	the Company’s material benefit plans and their compliance with applicable laws;

•	insurance matters;

•	the validity of, the Company’s compliance with, and certain other matters with respect to the Company’s material contracts;

•	the absence of any collective bargaining or union agreements and lack of labor disputes ongoing or threatened;

•	the absence of any transactions with the executive officers or directors with the Company;

•	the Company inventory;

•	the Company’s customers and suppliers;

•

the Company’s lack of knowledge concerning an intent by any of the Company’s significant suppliers and customers’ (which were amongst the largest sources of the Company’s revenue for the fiscal year ended September 30, 2018 and the year-to-date period ended May 31, 2019) intention to terminate or materially modify existing contracts with the Company;

•	the Company’s product warranty and liability;

•	the accuracy of the information supplied in connection with this proxy statement;

•	the Company’s receipt of Ascendant’s July 26, 2019 opinion;

•	the absence of undisclosed brokers’ fees or finders’ fees payable by the Company relating to the transaction; and

•	matters relating to the construction of the new grain storage facility in Aberdeen, South Dakota;

GLE has also made a number of representations and warranties to the Company regarding various matters pertinent to the Asset Sale. The topics covered by these representations and warranties include the following:

•	GLE’s organization, existence, good standing, qualification to do business and similar matters;

•

GLE’s power and authority to enter into and perform its obligations under the Agreement and complete the Asset Sale, the enforceability of the Agreement against GLE, and the due execution and delivery of the Agreement;

•	the absence of violations and breaches of, or conflicts with, GLE’s governing documents, contracts, or any law resulting from the entry into the Agreement or the completion of the Asset Sale;

•

the absence of any actions, suits, inquiries, notices of violations, claims, arbitrations, audits or other proceedings pending or threatened against GLE before or by any governmental entity and the absence of certain orders against them which would reasonably be expected to prevent or materially delay its ability to effect the Asset Sale or would reasonably be expected to have a material adverse effect on GLE’s ability to perform its obligations under the Agreement or to timely consummate the Asset Sale;

•	the accuracy of the information supplied by GLE to be included in this proxy statement;

•	GLE’s financial capability to pay the aggregate Consideration and the ability of both GLE to perform the other obligations contemplated by the Agreement; and

•	GLE’s solvency following the consummation of the transaction.

Conduct of Business Pending the Closing of the Asset Sale

The Company has agreed that, subject to certain exceptions in the Agreement and the disclosure schedules delivered by the Company in connection with the Agreement, between the date of the Agreement and the earlier of the termination of the Agreement or the completion of the Asset Sale, unless GLE gives its prior written consent, the Company will: carry on its businesses in the ordinary course; use commercially reasonable efforts to preserve substantially intact its present business organization; use commercially reasonable efforts to preserve substantially intact its relationships with significant employees, customers, suppliers; comply in all material respects with legal requirements, in each case in a manner substantially consistent with past practice; and use commercially reasonable efforts to keep in full force and effect all of its permits.

Subject to certain exceptions set forth in the Agreement and the disclosure schedules that the Company delivered in connection with the Agreement, unless GLE consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company agreed not to:

•	authorize or effect any change in the Operating Agreement (as defined in the Agreement);

•	subject to certain exceptions, change any accounting methods, principles, or practices;

•	make any tax election or take certain other actions relating to taxes;

•

subject to certain exceptions, increase the compensation or severance entitlement of any director or executive officer, enter into any employment, consulting, or similar agreement or adopt or establish any collective bargaining agreement or employee benefit plan;

•	sell, assign, transfer, lease, license, abandon, permit to lapse or otherwise dispose of any assets;

•	enter into any new material contract, or terminate or modify any existing material contract;

•	impose or grant any lien (other than certain permitted liens);

•	make any capital expenditures or commitments involving more than $25,000, other than in connection with the construction of the new grain storage facility in Aberdeen, South Dakota;

•	waive or release any right or claim involving more than $25,000;

•	settle any material litigation;

•	incur any Indebtedness except for short-term borrowings made at prevailing market rates and on terms consistent with prior practice;

•	fail to replenish the inventory of the Business in the ordinary course of business or make any purchase commitment in excess of the requirements of the Business in the ordinary course of business;

•	delay or postpone the payment of undisputed accounts payable and other undisputed liabilities outside the ordinary course of business; or

•	cancel or terminate any insurance policies or cause any of the coverage thereby to lapse.

Non-Solicitation; Acquisition Proposals; Change in Recommendation

The Company is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding a Takeover Proposal (as defined below). However, prior to the Member approval of the Asset Sale, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows ABE, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to a Takeover Proposal if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

Prior to the Member Approval, the Board may, after satisfying certain notice requirements to GLE, change its recommendation with respect to the Asset Sale, and ABE can terminate the Agreement (and pay the $2.45 million termination fee to GLE) in order to enter into a Superior Proposal, if the Board determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Agreement would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law. Prior to taking these actions, the Company must provide GLE with a four business day period in which to negotiate with the Company, and will negotiate with GLE in good faith, in order to amend the terms of the proposed transaction such that the Takeover Proposal no longer constitutes a Superior Proposal.

The term “Takeover Proposal” as used in this proxy statement means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of GLE), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by the Agreement, with a Person or group relating to (x) the issuance to such person or group or acquisition by such person or group of at least 15% of the equity interests in the Company or (y) the acquisition by such person or group of at least 15% of the consolidated assets of the Company, taken as a whole, pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, consolidation or other business combination, sale of equity interests, sale of assets, tender offer, exchange offer or other transaction.

The term “Superior Proposal” as used in this proxy statement means a bona fide written Takeover Proposal that if consummated would result in a person or group (or the shareholders or other owners of any person) owning, directly or indirectly, (a) at least a majority of all of the Units or (b) at least a majority of the consolidated assets of the Company, in either case which the Board determines in good faith, after consultation, that, if consummated, would be more favorable than the transactions contemplated hereby to the members from a financial point of view, taking into consideration, the factors determined by the Board in good faith to be relevant.

Member Meeting; Preparation of the Proxy Statement

The Company has agreed to cause a meeting of its members to be duly called and held as promptly as practicable for the purpose of obtaining the Member Approval. The Company, through the Board, subject to the terms of the Agreement, will include in the proxy statement the Board’s recommendation that the Members vote in favor of the Asset Sale. The Company agreed to prepare and file with the SEC a proxy statement in preliminary form relating to the member meeting to approve the Asset Sale within 15 business days of the date of the Agreement. The Company will use its commercially reasonable efforts to (i) respond as promptly as practicable to and resolve all comments received from the SEC or its staff concerning the proxy statement and all other proxy materials and promptly notify GLE upon the receipt of any such comments and, (ii) cause the proxy statement in definitive form to be mailed to its members as promptly as reasonably practicable, give GLE and its counsel a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by GLE and its counsel.

Other Covenants

Access to Information; Confidentiality

Except as would jeopardize the protection of attorney-client privilege or conflict with or violate any legal requirement, the Company will, and will cause their officers, employees, and other representatives, to provide GLE and GLE’s representatives reasonable access to the officers, employees, accountants, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and the Company will, furnish promptly to GLE such other information concerning the business and properties of the Company and its subsidiaries as GLE may reasonably request from time to time. GLE and the Company will comply with, and will cause their respective representatives to comply with, all of their respective obligations under the confidentiality agreement between the Company and GLE.

Reasonable Best Efforts

Each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate, as promptly as reasonably practicable, the transactions contemplated by the Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or non-actions by, any governmental authority or any third party, and make all necessary registrations, declarations and filings with, and notices to, any governmental authorities; and (ii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by the Agreement.

Employee and Employee Benefit Plan Matters

GLE shall offer “at-will” employment to certain employees of the Company substantially comparable to similarly situated employees of GLE.

Public Announcements and SEC Disclosures

Subject to certain exceptions described in the Agreement, each of GLE and the Company will cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the Agreement and the transactions governed by it, and neither GLE nor the Company shall issue or otherwise make any public announcement or communication pertaining to the Agreement or the transactions contemplated thereby without the prior consent of the other party, except as required by law as determined after consultation with outside counsel or by the rules and regulations of, or pursuant to any agreement with the relevant stock exchange or trading system, or for information that has been publicly disclosed prior to such public announcement or communication.

Title Evidence

The Company has agreed to, at GLE’s sole cost and expense, cause to be issued and delivered to GLE, within 20 days after the date of this Agreement title commitments for the real property (with respect to the property in Huron, South Dakota, and in Aberdeen, South Dakota. In addition, Company has agreed to, at GLE’s sole cost and expense, cause to be issued and delivered to GLE, within 45 days after the date of the Agreement current ALTA/NSPS surveys of the real property.

Environmental Matters

The Company has agreed to obtain, at their sole expense, a reliance letter for the Phase I Environmental Site Assessments prepared by Summit Envirosolutions, Inc. on July 24, 2019 from the author of the Phase I Reports allowing GLE to rely on the Phase I Reports to the same extent as the Company.

Confidentiality

The terms of the confidentiality agreement between the Company and GLE shall continue in full force and effect until the closing of the Asset Sale. As of the closing date of the Asset Sale, the confidentiality agreement and all obligations thereunder shall terminate and be of no further force or effect.

Non-Competition; Non-Solicitation

For a period of five years commencing on the Closing Date, the Company has agreed that neither it nor any of its affiliates (other than T.H. Lee Partners and its affiliates) will, directly or indirectly, (i) engage in or assist others in engaging in the business conducted by the Company anywhere in the United States (excluding Alaska and Hawaii); (ii) have an interest in any entity that competes directly or indirectly with the Company in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of the Agreement) between GLE and clients, customers or suppliers of GLE.

The Company has agreed that neither it nor any of its affiliates will, directly or indirectly, hire or solicit any transferred employee or encourage any such employee to leave such employment or hire any such employee who has left such employment, except (i) pursuant to a general solicitation which is not directed specifically to any such employees or (ii) for any transferred employee who, at the time of such solicitation or hiring, has ceased to work for GLE or any of its affiliates for a period of at least three months.

Construction

The Company has agreed that prior to the closing of the Asset Sale, it will use reasonable best efforts to complete the construction of the grain receiving, handling and storage facilities at the Aberdeen Plant (the “Construction”) in accordance with the construction contracts, to achieve final completion and certification of the Construction as promptly as commercially practicable. The Company agreed that the Construction completion and certification date would occur no later than October 15, 2019. If the Construction completion and certification date does not occur by October 15, 2019 and the necessary closing conditions have otherwise been satisfied then the Company will pay to GLE the $7,500 per day as liquidated damages (the “Delay Damages”) for each day following October 15, 2019 until the Construction completion and certification date occurs. GLE is not entitled to such Delay Damages until the closing of the Asset Sale actually occurs and such Delay Damages will be deducted from the payment made at the closing of the Asset Sale.

Conditions to Completion of the Asset Sale

The respective obligations of each party to consummate the Asset Sale will be subject to the satisfaction or written waiver at or prior to the effective time of the Asset Sale of each of the following conditions:

•	the Asset Sale will have been approved by ABE’s members at the special meeting; and

•

no temporary restraining order, preliminary or permanent injunction or order issued by any court of competent jurisdiction or legal requirement is in effect or any litigation is pending that would result in an order, in each case that would (i) restrain, enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby or (ii) cause any such transactions to be rescinded following consummation.

The obligations of GLE to consummate the Asset Sale will be subject to the satisfaction or written waiver at or prior to the effective time of the Asset Sale of each of the following conditions:

•

with specified qualifications and exceptions, the truth and correctness of the Company’s representations and warranties contained in the Agreement as of the date of the Agreement and the closing date of the Asset Sale;

•	the Company will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Agreement;

•	the Company will have delivered to GLE a certificate certifying that the Company has satisfied the above conditions;

•

since the date of the Agreement, there will not have occurred and be continuing any change, event, circumstances, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Seller’s business or that would prevent or materially delay or impair the ability of the Company to perform their obligations under the Agreement or consummate the transaction contemplated thereby;

•	all liens on the purchased assets shall have been released, and the Company will deliver evidence of such to GLE;

•	the Alcohol Fuel Permit (as defined in the Agreement) shall have been obtained by GLE;

•	the RIN Permit (as defined in the Agreement) shall have been obtained by the GLE;

•	all other required governmental permits shall have been received by the GLE;

•	all contracts required to be terminated by GLE shall have been terminated;

•	the ITA Agreement (as defined in the Agreement) shall have been executed and delivered; and

•	the Construction Completion and Certification Date shall have occurred.

The obligation of the Company to consummate the Asset Sale will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the Asset Sale of each of the following conditions:

•

with specified qualifications and exceptions, the truth and correctness of GLE’ representations and warranties contained in the Agreement as of the date of the Agreement and the closing date of the Asset Sale;

•	GLE will have performed and complied in all material respects with the covenants and agreements to be performed or complied with by it under the Agreement; and

•	GLE will have delivered to the Company a certificate certifying that GLE has satisfied the above conditions;

•	the fairness opinion shall remain in full force and effect and shall not have been amended or rescinded.

Termination of the Agreement

The Agreement may be terminated and the Asset Sale abandoned by mutual written consent of GLE and the Company. In addition, the Agreement may be terminated by either party if:

•

the Asset Sale has not been completed on or before December 31, 2019, provided, that this right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Agreement is the primary cause of, or results in, the failure of the Asset Sale to be consummated on or before December 31, 2019;

•

any temporary restraining order, preliminary or permanent injunction or order issued by any court of competent jurisdiction or legal requirement is in effect or any litigation is pending that would result in an order, in each case that would (i) restrain, enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby or (ii) cause any such transactions to be rescinded following consummation; or

•	the required Member approval is not obtained at the special meeting.

The Agreement may be terminated by the Company if:

•

prior to receipt of Member approval, the Board is required to accept a Superior Proposal (as defined in the Agreement) provided, that (A) concurrently with such termination, the Company shall enter into such definitive, written agreement and (B) the Company shall have paid any termination fees due pursuant to the Agreement; or

•

there has been a breach of any representation, warranty, covenant or agreement on the part of GLE which would give rise to the failure of the conditions to the Company’s obligation to consummate the transaction contemplated by the agreement, and such breach is incapable of being cured by December 31, 2019 or, if curable, is not cured within the earlier of twenty business days of the date the Company gives GLE written notice of such breach or inaccuracy or December 31, 2019, provided that the Company shall not have a right to terminate the Agreement, if, at the time of the delivery of such notice, the Company is in material breach of any of its obligations under the Agreement.

The Agreement may be terminated by GLE if:

•

prior to the receipt of member approval at the special meeting, an Adverse Recommendation Change (as defined in the Agreement) shall have occurred, provided that GLE’ right to terminate the Agreement shall expire on the tenth business day following the date on which such right to terminate first arose; or

•

there has been a breach of any representation, warranty, covenant or agreement on the part of the Company which would give rise to the failure of the conditions to GLE’s obligation to consummate the transaction contemplated by the agreement and such breach is incapable of being cured by December 31, 2019 or, if curable, is not cured within the earlier of twenty business days of the date GLE gives the Company written notice of such breach or inaccuracy or December 31, 2019, provided that GLE shall not have a right to terminate the Agreement, if, at the time of the delivery of such notice, GLE is in material breach of any of its obligations under the Agreement.

Effect of Termination

If the Agreement is terminated, it will become void and of no further force and effect, with no liability on the part of any party to any other party, except with respect to certain provisions which will remain in full force and effect. Notwithstanding the foregoing, each party shall remain liable for any liabilities or damages caused by such party to the extent such liabilities or damages were the result of intentional and material breach of the Agreement by such party.

Asset Sale Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the Asset Sale, whether or not the Asset Sale is completed. However, the Company must pay GLE a termination fee of $2.45 million if:

•	GLE terminates the Agreement in connection with an Adverse Recommendation Change (as defined in the Agreement); or

•	the Company terminates the Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal.

Indemnification

Indemnification by Company

Subject to the terms, conditions, and limitations contained in the Agreement, the Company has agreed to indemnify, defend and hold harmless GLE, its affiliates and representatives from and against, and reimburse GLE for, any and all damages incurred or suffered by GLE arising out of, relating to or resulting from:

(i)	the breach of representations or warranties made by the Company contained in the Agreement or the other transaction documents (other than the voting agreement or non-solicitation agreement);

(ii)	the breach of covenants or agreements of the Company contained in the Agreement or the other transaction documents (other than the voting agreement or non-solicitation agreement); or

(iii)	any of the Excluded Liabilities (as defined in the Agreement).

Indemnification by GLE

Subject to the terms, conditions, and limitations contained in the Agreement, GLE has agreed to indemnify, defend and hold harmless the Company, its affiliates and representatives from and against, and reimburse the Company for, any and all damages incurred or suffered by the Company arising out of, relating to or resulting from:

(i)	the breach of representations or warranties made by GLE contained in the Agreement or the other transaction documents (other than the voting agreement or non-solicitation agreement);

(ii)	the breach of covenants or agreements of GLE contained in the Agreement or the other transaction documents (other than the voting agreement or non-solicitation agreement); or

(iii)	any of the Assumed Liabilities (as defined in the Agreement).

Indemnity Escrow Fund

At the closing of the Asset Sale, GLE will deposit $4.75 million of the purchase price into an escrow fund (the “Indemnity Escrow Fund”). In the event that GLE has a claim for indemnification against the Company for damages under the Agreement, GLE must recover the amount of such damages first from the Indemnity Escrow Fund. As promptly as practicable (but in no event later than five (5) business days) after the eighteen (18)-month anniversary of the closing of the Asset, GLE and the Company will jointly instruct the escrow agent in writing to pay to the Company an amount equal to (i) any then remaining portion of the Indemnity Escrow Fund minus (ii) the aggregate amount of any then unresolved indemnification claims against the Company pursuant to the terms of the Agreement.

Survival

The representations and warranties of the parties contained in or made pursuant to the Agreement shall survive the closing of the Asset Sale and continue in full force and effect until the eighteen (18) month anniversary of the closing date of the Asset Sale; provided, however, that (i) the Fundamental Representations (as defined in the Agreement) shall survive the closing of the Asset Sale and continue in full force and effect indefinitely or until the latest date permitted by applicable legal requirements and (ii) representations and warranties relating to tax matters and environmental matters shall survive until the expiration of the applicable statute of limitations period plus sixty (60) days.

Limitations on Indemnification

The Company shall not be liable for any damages with respect to claims against the Company for breaches of representations and warranties unless and until the aggregate amount of indemnifiable damages which may be recovered from the Company equals or exceeds $375,000, in which case the Company shall be liable for the full amount of such damages. The maximum aggregate amount of indemnifiable damages which may be recovered by GLE arising out of or relating to claims against the Company for breaches of representations or warranties, shall not exceed an amount equal to $7,500,000, subject to certain exceptions. Other than in the case of fraud or intentional misrepresentation, the Company’s maximum aggregate liability for all indemnification obligations under the Agreement shall not exceed a maximum aggregate amount equal to the purchase price.

Governing Law

The Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

The Board recommends that you vote “FOR” the Asset Sale Proposal.

PROPOSAL 2

THE LIQUIDATION PROPOSAL

The Liquidation Proposal

Pursuant to the terms of the Plan of Liquidation and Dissolution (the “Plan of Liquidation”) that is described in this proxy statement and attached as Annex C, the Company will dissolve and wind up its affairs in order to maximize member value. We encourage you to carefully read in its entirety the Plan of Liquidation, which is the principal document governing the Liquidation.

Completion of the Liquidation is conditioned on approval of the Plan of Liquidation. Moreover, completing the Liquidation is conditioned upon approval of the Asset Sale Proposal and the subsequent closing of the Asset Sale.

THE PLAN OF LIQUIDATION

The following is a summary of the material terms and conditions of the Plan of Liquidation. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of Plan of Liquidation, a copy of which is attached as Annex C and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Plan of Liquidation that is important to you. We encourage you to read the Plan of Liquidation carefully and in its entirety.

Reasons for the Plan of Liquidation

In considering adopting a Plan of Liquidation, the Board considered the terms of the Plan of Liquidation and the dissolution process under Delaware law. After due consideration, the Board determined that after the Asset Sale, it was in the best interest of the Company and its unit holders to convert the Company’s remaining assets to cash and to distribute the proceeds to the Company’s unit holders rather than to pursue any new business opportunity.

The approval of the Plan of Liquidation will authorize the Board to wind up the affairs of the Company, to fulfill its outstanding contractual obligations, effect the sale of the Company’s remaining assets, and to terminate the existence of the Company

Business Activities Pending Liquidation

After the Asset Sale, the Company will have minimal ongoing activities. The Company will collect its accounts receivables, pay any invoices, liquidate any remaining assets, and make arrangements to sub-let its Bloomington, Minnesota office space. Depending on where the Company is in the process of producing and selling ethanol and by-products on the date of the closing of the Asset Sale, its inventory, accounts payable, and accounts receivable will vary.

Summary of the Plan of Liquidation

The Board approved the Plan of Liquidation on August 15, 2019. The Liquidation is conditioned on obtaining approval of the Plan of Liquidation from the holders of two-thirds of all the issued and outstanding Units.

In the event that the Asset Sale is approved and consummated, and the Liquidation Proposal is approved by the members, the Company will commence the Liquidation. The Company will cease to carry on its business and operations, except to the extent necessary to wind-up the Company. The Company’s legal existence will continue to the extent necessary to wind up its affairs until the Plan of Liquidation is completed, and when the Company has been completely wound up without court proceedings therefor, a Certificate of Cancellation will be filed with the Secretary of State of the State of Delaware.

Subject to approval by the Board, the officers, employees and agents of the Company will, as promptly as feasible, proceed to (i) collect all sums due or owing to the Company, (ii) sell and convert into cash all the assets and properties of the Company, and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan of Liquidation. The Company will continue to indemnify and advance expenses to its officers, directors, employees and agents in accordance with the Operating Agreement and any contractual arrangements, for actions taken in connection with the Plan of Liquidation and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate or advisable to cover the Company’s obligations.

The Plan of Liquidation authorizes the Board to establish and set aside a reasonable amount of cash to satisfy claims against the Company and other obligations of the Company. The Company may transfer its assets to a liquidating trust (the “Liquidating Trust”). Members as of the Record Date would receive identical beneficial interests in the Liquidating Trust. The Liquidating Trust would be managed by one or more trustees designated by the Board and would continue the process of paying or providing for payment of the Company’s liabilities.

After the initial distribution, additional liquidating distributions, if any, will be made from time to time before or after the filing of the Certificate of Cancellation to the members of record, at the close of business on such date as may be determined by the Board in its sole discretion, pro rata to members of the Company in accordance with the respective number of Units held as of the Record Date; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Depending on the tax basis in their respective units, members may be required to recognize gain for tax purposes upon deemed receipt of distributions in liquidation, whether or not cash or other property representing such distributive share have been distributed.

In connection with the Liquidation, the Company will seek to terminate its registration under the Exchange Act, cease filing periodic reports with the SEC, and file a Certificate of Cancellation with the Secretary of State of the State of Delaware when appropriate. Given the expense and resource demands of being a public company, the Company will attempt to “go dark,” or cease filing periodic reports with the SEC as soon as possible after the closing of the Asset Sale.

If the Asset Sale Proposal is not approved or if the Asset Sale is not consummated for any reason, the Company will not consummate the Liquidation and will continue to operate its remaining business or attempt to find other buyers for its assets.

Liquidation Actions

When the Plan of Liquidation becomes effective, the Company, acting by an officer, employee, or agent, as applicable, will, among other things:

•

cease all of the Company’s business activities and withdraw the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary, appropriate or desirable for liquidation of its assets and for the winding up of the Company;

•

negotiate and consummate the sales and conversion of all of the assets and properties of the Company, in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and its members, without any further vote or action by the Company’s members, into cash;

•

take all actions required or permitted under the dissolution procedures of the law of the State of Delaware, including the (i) payment or making reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; (ii) making adequate provision as will be reasonably likely to be sufficient for the payment of any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (iii) making adequate provision as will be reasonably likely to be sufficient for the payment of any claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company; and

•	file a Certificate of Cancellation with the Secretary of State of the State of Delaware, if required, specifying the matters required by applicable law.

In addition, subject to approval by the Board, under the Plan of Liquidation, the officers, employees, and agents of the Company will, as promptly as feasible, proceed to:

•	collect all sums due or owing to the Company; and

•

out of the assets and properties of the Company, pay, satisfy, and discharge or make adequate provision for the payment, satisfaction, and discharge of all debts and liabilities of the Company pursuant to the Plan of Liquidation, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan of Liquidation.

Liquidating Distributions

As soon as practicable after the closing of the Asset Sale, the Company plans to distribute, in an initial distribution (with potential subsequent distributions thereafter), a portion of the net proceeds from the Asset Sale, subject to an amount being held in reserve for remaining costs and liabilities. Thereafter, the amount and timing of distributions to members will be determined by the Board in its discretion, subject to the provisions of the Plan of Liquidation. Members will not know at the time of voting the exact amount of consideration they will receive. In addition, only members of record as of the record date for a distribution as determined by the Board will be entitled to receive that distribution.

As of June 30, 2019, the Company had total cash of $2.3 million. Assuming consummation of the Asset Sale, the Company expects to receive gross proceeds of approximately $51.4 million.

Accordingly, on the basis described in this proxy statement, the Board anticipates that the amount of the initial distribution to members following the Asset Sale will be between $10.2 and $11.5 million or $0.40 to $0.45 per unit based on 25,410,851 units outstanding as of August 12, 2019. The Board anticipates that there will be a subsequent distribution of approximately $7,500,000 or approximately $0.30 per unit. All anticipated distributions are subject to change. See “Estimated Initial Distribution to Members” on page 53. The actual amount and timing of distributions will be determined by the Board, in its sole discretion, and will depend upon the amounts deemed necessary by the Board to pay or provide for all of our liabilities and obligations. If you are not a Member of record as of the record date for a distribution as determined by the Board, you will not be entitled to receive that distribution.

Liquidating distributions after the initial distribution, if any, may be made from time to time before or after the filing of the Certificate of Cancellation to the members of record at the close of business on such date as may be determined by the Board in its sole discretion, pro rata to Unit holders in accordance with the respective number of Units held as of the Record Date; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Liquidating distributions will be made in cash.

Amount Held in Reserve

The Company will hold approximately $7,500,000 in reserve to cover any potential claims, until such time as the Board directs that the final distribution be made to holders of the Units. The maximum aggregate amount, subject to certain exceptions outlined in the Agreement, of indemnifiable damages which may be recovered by GLE arising out of or relating to breaches of representations or warranties, will not exceed $7,500,000.

Liquidating Trust

The Board may establish a liquidating trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The trustees shall in general be authorized to take charge of the Company’s property, and to sell and convert into cash or other distributable form any and all non-cash or non-distributable assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

Complete Liquidation

It is intended that the Plan of Liquidation will be a plan of complete liquidation of the Company in accordance with the terms of Subchapter K of the Internal Revenue Code. The Plan will be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of those Subchapter K and the regulations promulgated thereunder.

Officers and Directors Following the Liquidation Date

After the effective date of the Plan of Liquidation, the Board and the officers of the Company will continue in their positions, as necessary, for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of the Plan of Liquidation. Adoption of the Plan of Liquidation will constitute the approval by the Company’s members of the Board’s authorization of the payment of any such compensation.

Dissolution Completion Date

The Company has not yet determined an expected completion date of the Liquidation, if any. The Plan of Liquidation, however, requires that the Company complete the distribution of all its properties and assets to its members following the filing of its Certificate of Cancellation with the Secretary of State of the State of Delaware.

Vote Required and Board Recommendation

The Liquidation Proposal will be approved if the holders of two-thirds of all of the issued and outstanding Units as of the close of business on the Record Date vote in favor of the proposal. If you are a member and you abstain from voting or fail to vote, or fail to instruct your broker, bank or other nominee how to vote on the Liquidation Proposal, it will have the same effect as a vote cast “AGAINST” the Liquidation Proposal.

The Board recommends that you vote “FOR” the Liquidation Proposal.

PROPOSAL 3

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

If at the special meeting of members, the Company, through its management or other representatives, determines it is necessary or appropriate to adjourn the special meeting, we intend to move to vote on the Adjournment Proposal. For example, the Board may make such a determination if the number of units represented and voting in favor of the Asset Sale Proposal at the special meeting is insufficient to adopt the Asset Sale Proposal, or if the number of units represented and voting in favor of the Liquidation Proposal at the special meeting is insufficient to adopt the Liquidation Proposal. If the Board determines that it is necessary or appropriate, we will ask our members to vote only upon (i) the Adjournment Proposal and not the other proposals, or (ii) the Asset Sale Proposal and the Adjournment Proposal but not the Liquidation Proposal if the number of units represented and voting in favor of the Asset Sale Proposal is sufficient to adopt the Asset Sale Proposal but the number of units represented and voting in favor of the Liquidation Proposal is insufficient to adopt the Liquidation Proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of the Adjournment Proposal. If the members approve the Adjournment Proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies, including the solicitation of proxies from members that have previously voted against the Asset Sale Proposal or the Liquidation Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Asset Sale Proposal or the Liquidation Proposal to defeat the respective proposals, we could adjourn the special meeting without a vote on the Asset Sale Proposal and the Liquidation Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Asset Sale Proposal and the Liquidation Proposal. Additionally we may seek to adjourn the special meeting if a quorum is not present or otherwise at the discretion of the chairman of the special meeting.

Vote Required and Board Recommendation

The Adjournment Proposal will be approved if a majority of the Units, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present.

The Board recommends that you vote “FOR” the Adjournment Proposal.

ESTIMATED INITIAL DISTRIBUTION TO MEMBERS

Estimated Initial Distribution to Members

The Board anticipates that the amount of the initial distribution to members following the Asset Sale will be between $10.2 and $11.5 million or $0.40 to $0.45 per unit based on 25,410,851 units outstanding as of August 12, 2019.

The Board anticipates that there will be a subsequent distribution of approximately $7,500,000 or approximately $0.30 per unit. All anticipated distributions are subject to change and will depend upon the final financial position of the Company on the date of the closing of the Asset Sale, final transaction expenses, and the satisfaction of indemnification claims, if any, under the Agreement.

The table below depicts the range of possible initial distribution:

	Low Range	High Range
Estimated cash balance as of September 30, 2019	$2,500,000	$2,600,000
Gross asset purchase price	47,500,000	47,500,000
Estimated value of inventory purchased at closing	3,500,000	3,900,000
Other reductions in purchase price(1)	(2,900,000)	(2,900,000)

Total cash estimated following the asset sale	50,600,000	51,100,000
Bank debt payable	26,800,000	26,400,000
Transaction-related expenses(2)	1,700,000	1,600,000
Escrow and other reserve amounts(3)	7,500,000	7,500,000
Net other balance sheet items(4)	3,000,000	2,900,000
Wind down costs	1,400,000	1,200,000

Total reduction in cash estimated following the asset sale	$40,400,000	$39,600,000
Estimated initial cash distribution	$10,200,000	$11,500,000
Units outstanding as of closing date	25,410,851	25,410,851
Estimated initial per unit distribution	$0.40	$0.45

(1)	Consists of reductions in the gross asset purchase price for assumed liabilities and prior purchase commitments.
(2)	Consists of estimated financial advisor fees, legal expenses, accounting and other miscellaneous expenses.
(3)	Consists of $4.750 million escrow for 18-months plus an additional $2.75 million for indemnity reserve.
(4)	Estimated payment of outstanding liabilities, net of accounts receivable collections and sale of other assets.

INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE AND THE LIQUIDATION

In considering the recommendation of the Board that our members vote to approve the Asset Sale and the Liquidation, members should be aware that current directors and executive officers of the Company have interests in the Asset Sale and the Liquidation that are different from, or in addition to, the interests of our members generally. The members of the Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Agreement, and in recommending to members that the Asset Sale and the Liquidation be approved. See “Proposal 1 – The Asset Sale Proposal – The Asset Sale – Recommendation of the Board; Reasons for the Asset Sale” and “Proposal 2 – The Liquidation Proposal – Officers and Directors Following the Liquidation Date” beginning on pages 28 and 50 of this proxy statement. Members should take these interests into account in deciding whether to vote “FOR” the Asset Sale Proposal and the Liquidation Proposal.

These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. Finally, by approving the Plan of Liquidation, members are approving the authorization of the Board to pay our officers, directors, and employees compensation or additional compensation in connection with the successful implementation of the Plan of Liquidation.

The names and positions of our sole executive as of the date of this proxy statement is:

•	Richard R. Peterson, Chief Executive Officer, President, Chief Financial Officer & Director

Our non-employee directors as of the date of this proxy statement are:

•	Theodore J. Christianson;

•	Daniel R. Kueter;

•	Charles M. Miller;

•	Troy L. Otte;

•	J.D. Schlieman, Chairman; and

•	Brian D. Thorne

Some directors and executive officers of the Company are beneficial owners of the Company. These individuals will receive a distribution on the same terms and conditions as the other members of the Company as a result of any distribution following the closing of the Asset Sale. The amount of distribution these individuals or entities will received can be determined by multiplying their respective Unit ownership by the estimated range of $0.70 to $0.75 per Unit, with the timing of payments as described elsewhere in this proxy statement.

As of August 12, 2019, the executive officers and directors of the Company beneficially owned, in the aggregate, 813,443 Units as set forth below:

Non-Employee Directors:
Theodore J. Christianson	532,671	(1)	2.1%
Daniel R. Kueter	—		*
Charles M. Miller	—		*
Troy L. Otte	105,372		*
J.D. Schlieman	—		*
Brian D. Thome	—		*
Named Executive Officer:
Richard R. Peterson	175,400		*

Executive officer and directors as a group (7 persons)	813,443		3.2%

*	Less than 1%
(1)	Includes 532,671 units owned by Piper Jaffray and affiliated entities, for which Mr. Christianson has shared voting and investment power.

On August 29, 2017, the Board, upon the recommendation of the Compensation Committee, adopted a stay bonus program for the Company’s Chief Executive Officer and other key employees (“Stay Bonus Program”). Under the Stay Bonus Program, if a transaction occurs in which (i) all or substantially all of the assets of the Company are sold to a third party, or (ii) two-thirds of the Company’s units are acquired by a third party (“Transaction”), Mr. Peterson would be entitled to a stay bonus. To be eligible, Mr. Peterson must be employed by the Company on a full time basis at the time of the Transaction and agree to remain with the Company for up to 120 days following the closing of the transaction. The amount of the stay bonus would be based on the “Per Unit Sale Price” of the transaction, but would be limited to 200% of Mr. Peterson’s base salary. Any distributions made by the Company to its members prior to a transaction would reduce the “Per Unit Sale Price” required for the specific bonus payments under the Stay Bonus Program. If Mr. Peterson’s employment is terminated involuntarily other than for cause within 120 days prior to, or after, the date the Company enters into a Letter of Intent or similar agreement (“LOI”) for a Transaction and a Transaction occurs within one year of the employment termination, Mr. Peterson would be entitled to an amount otherwise equal to the amount payable under the Stay Bonus Program. Under the Stay Bonus Program, all payments would be made in cash, would be subject to applicable payroll deduction, and must be made in a manner that does not violate Section 409A of the Internal Revenue Code.

Assuming an aggregate distribution to members of less than $1.00 per Unit, Mr. Peterson will receive a Stay Bonus of $142,500, or 50% or Mr. Peterson’s base salary.

The following table sets forth certain information concerning equity awards outstanding to the named executive officer at August 12, 2019. The table shows the exercise prices of the unit appreciation rights (UARs), which have been reduced for Company dividends to its unit holders.

Name	Number of securities underlying unexercised UARs (#) exercisable	UAR exercise price ($)	UAR expiration date
Richard R. Peterson	200,000	$0.21	1/17/2023
Richard R. Peterson	12,500	$0.85	1/27/2025
Richard R. Peterson	100,000	$1.09	1/26/2026

Each UAR will vest and be deemed exercised as of the date of the closing of the Asset Sale. Mr. Peterson will be entitled to a payment of the fair market value of the Company’s units on the date of the closing of the Asset Sale less the exercise price. Any units that are not “in the money” will be cancelled and of no further effect.

Assuming a fair market value on the date of the closing of the Asset Sale (and expected aggregate distribution to members) of $0.70 - $0.75 per Unit, the payment Mr. Peterson with respect to the UAR for 200,000 units would be between $98,000 and $108,000. The remaining UARs would be cancelled and of no further effect.

DISSENTERS’ RIGHTS

Dissenters’ rights are a statutory remedy available in many states to members who object to certain extraordinary actions taken by a limited liability company, such as mergers or certain other change of control transactions. This remedy typically allows dissenting members to require the limited liability company to buy their units at a price equal to its fair value immediately before the extraordinary action is taken. Under Delaware law, our members are not entitled to dissenters’ rights in connection with the Asset Sale or the Liquidation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the Asset Sale and of any subsequent asset sales, distributions on Company Units and liquidation of the Company pursuant to the Plan of Liquidation. This discussion is based upon the provisions of the Internal Revenue Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements in this section. The Company has not requested a ruling from the IRS in connection with the Asset Sale, any other transactions contemplated by the Plan of Liquidation, or any distributions on the Units pursuant to the Plan of Liquidation. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. No opinion of counsel has been or will be rendered with respect to the tax consequences of the Asset Sale, any other transaction or any distributions.

This discussion assumes that holders of Units hold their Units as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Units in light of that holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Units subject to special treatment under the U.S. federal income tax laws, such as financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, real estate investment trusts, personal holding companies, regulated investment companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who hold Units as part of a hedge, straddle, constructive sale or conversion transaction, or holders whose functional currency is not the U.S. dollar. This discussion does not address the impact of the Medicare contribution tax or any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences to holders of Units of the Asset Sale and of any subsequent asset sales, distributions on Units and Liquidation of the Company pursuant to the Plan of Liquidation. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of those transactions or distributions.

THE TAXATION OF PARTNERS IN PARTNERSHIPS IS COMPLEX. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY UNITS HOLDERS. THE TAX CONSEQUENCES OF THE ASSET SALE AND ANY DISTRIBUTIONS ON THE COMPANY UNITS MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH UNIT HOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES TO YOU OF THE ASSET SALE OR ANY DISTRIBUTIONS ON COMPANY UNITS, INCLUDING THE CONSEQUENCES OF THE U.S. FEDERAL INCOME TAX LEGISLATION INFORMALLY REFERRED TO AS THE TAX CUTS AND JOBS ACT.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Units that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Units that is not a U.S. holder.

General

The Company is classified as a partnership for federal income tax purposes and as such is not subject to entity level income tax on its earnings; instead it allocates its income and losses to the Company’s members who must take into account their allocable share of the income or loss on their separate returns. The sale of the Company’s assets will be recognized by the Company as taxable transaction and reported to the members on the Company’s partnership information returns for the year in which the transaction is completed, which is expected to be 2019. Gains or losses will be reported to the members, generally on a pro rata basis in proportion to their ownership of Units subject to special allocation provisions in the Company’s Operating Agreement. The results of the transactions will be reflected in the members’ capital accounts, which ultimately must be taken into account by the members in determining any gain or loss resulting from final distributions received in connection with the Plan of Liquidation.

After completion of the Asset Sale and approval of the Plan of Liquidation, until the liquidation is complete, the Company will continue to be treated as a partnership for federal income tax purposes. We do not expect closing of the Asset Sale to affect the U.S. federal income tax rules applicable to your investment in the Company and the Company should continue to be treated as a partnership for federal income tax purposes. Certain federal income tax consequences of the Asset Purchase Agreement and the Asset Sale are summarized below.

Tax Consequence to U.S. Holders

Distributive Shares

As a partnership for federal income tax purposes, the Company will continue not to be subject to federal income tax, but the members will be taxed on their respective distributive shares of the Company’s income, gain, loss, deductions and credits occurring in 2019, including the Asset Sale, which will “flow through” the Company to the members. Each member will continue to report on its federal income tax return its distributive share of the Company’s items of income, gain, loss, deduction and credit for the taxable year, whether or not amounts of cash or other property representing these distributive shares have been actually distributed to it. Members will be required to treat the Company’s tax items consistently with their treatment on the information tax returns filed by the Company unless the member discloses the inconsistency.

The Company expects to recognize approximately $27.8 million in ordinary income and $0.00 in capital gains pursuant to the Asset Sale and the Plan of Liquidation. The ordinary income is related to the assets the Company liquidates for sale to customers in the ordinary course of business; any gain or loss on these sales would be considered ordinary income or loss and would be considered unrelated business taxable income for tax-exempt members. In addition, the sale of business assets depreciated as personal property will be subject to recapture of accumulated depreciation to the extent the tax basis of these is less than its original purchase price.

Allocations

The Company expects the average ordinary income to be approximately $1.10 per unit and capital gain income of $0.00 per unit, respectively, for tax year 2019, resulting from transactions pursuant to the Asset Sale and the Plan of Liquidation. The Company has, however, obtained capital contributions at various points in its history. Pursuant to these capital contributions, allocations of income and loss based on the economic contributed values may vary upon the disposition of assets from the underlying Asset Sale. These economic allocations of income or loss through the “flow through” distributive shares do not change the fundamental allocation of distributions that are pursuant to the economic interests of the members on a unit by unit basis. The Company will make regulatory special allocations for income tax purposes as required, and in accordance with the Operating Agreement. The special allocations are generally made pursuant to the rules under Section 704(c). The special Section 704(c) and reverse Section 704(c) allocations are generally designed to account for differences in gross asset value and the underlying tax basis in Company assets at the time when new Units are issued, unit redemptions, or other events where a revaluation is required by or is consistent with the Treasury regulations Adjustments are made only if necessary to reflect the relative economic interests of the Unit holders. The special tax allocations are not intended to have economic effect, however, generally must be taken into account by the members, where applicable.

Distributions

Although the Company intends to make a cash distribution to its Unit holders, the Company has not yet determined the amount of the cash distribution, and will make that decision following the closing of the Asset Sale, after considering the Company’s cash resources, its anticipated future working capital needs and obligations, other potential uses of the proceeds of the transaction, and applicable legal requirements. In the event the Company declares a distribution, the distributions of cash or other property generally may be received by a member without federal income tax. In some circumstances, however, distributions will be taxable. Cash distributed in excess of a member’s adjusted tax basis in its interest in the Company generally would be treated as gain from the sale or exchange of that interest. A final and liquidating distribution of cash in an amount less than a member’s adjusted tax basis in its interest in the Company generally would be treated as a loss from the sale or exchange of that interest. Any such gain or loss resulting from a distribution generally would be treated as a capital gain or loss. A capital gain recognized by non-corporate members who will have held their interests for more than one year may qualify for lower federal income tax rates. If the Company distributes any asset, other than marketable securities, in-kind to any or all of its members, generally no gain would be recognized by a member until the member disposes of the asset. To the extent distributions were considered liquidating distributions, generally the members would receive a basis in assets distributed in-kind corresponding to their remaining basis in their interests in the Company. A member’s adjusted tax basis in its interest is generally equal to the member’s contributions to the capital of the Company, plus its distributive share of the Company’s income and gains, minus the Company’s distributions to it and its distributive share of the Company’s deductions and losses.

Tax Consequences of a Liquidating Trust

If the Company transfers assets to a liquidating trust in connection with the Liquidation, it intends to structure the liquidating trust (including making interests in the trust non-transferable) so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, it is expected that the liquidating trust itself should not be subject to U.S. federal income tax. Holders of Units will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property (other than money) transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed this property to the trust. The distribution (assuming it is made pursuant to the Plan of Liquidation) would be treated as a distribution in liquidation of the holders’ Units. See “– Tax Consequences to U.S. Holders” above, and “– Tax Consequences to Non-U.S. Holders” below.

As owners of the trust, the holders of Units would be required to take into account for U.S. federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the Liquidating Trust. The income, expense, gain or loss recognized by the Liquidating Trust would not affect a holder’s basis in Units. As a result of the transfer of property by the Company to the Liquidating Trust and the ongoing activities of that trust, holders of Units should be aware that they may be subject to U.S. federal income tax even though they do not receive any actual distributions from the Liquidating Trust.

If the Liquidating Trust is established, the Company would not obtain any IRS ruling as to the tax status of that trust and there is no assurance that the IRS would agree with the Company’s conclusion that the liquidating trust should be treated as a liquidating trust for U.S. federal income tax purposes. If, contrary to the Company’s expectation, it were determined that the Liquidating Trust should be classified for U.S. federal income tax purposes as an association taxable as a corporation, income and losses of the Liquidating Trust would be reflected on its own tax return rather than being passed through to the holders of Units and the Liquidating Trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the discussion above would no longer be accurate. For instance, all or a portion of any distribution made to the holders of Units from the Liquidating Trust could be treated as a dividend. Holders of Units might also be subject to liability for state and local taxes on account of their interests in the Liquidating Trust. State and local tax laws may differ in various respects from U.S. federal income tax law.

U.S. Income Tax Consequences of Backup Withholding

Unless a U.S. holder complies with certain reporting and or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury Regulations, the U.S. holder may be subject to back-up withholding tax with respect to any payments received under the winding up. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a U.S. holder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the U.S. holder’s U.S. federal income tax liability.

Tax Consequences to Non-U.S. Holders

FOREIGN CORPORATIONS, PERSONS OR ENTITIES WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. AND NON-U.S. TAX CONSEQUENCES OF THE ASSET SALE AND LIQUIDATION.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Internal Revenue Code and the Treasury regulations thereunder (commonly referred to as “FATCA”), impose a 30% withholding tax on payments of distributions on Units and, for dispositions after December 31, 2018, payments of gross proceeds from the sale, exchange, redemption, or other disposition of Company Units to “foreign financial institutions” (as defined under FATCA) as the beneficial owner or an intermediary, and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the jurisdiction of a recipient and the United States may modify the rules described in this paragraph. You should consult your tax advisor regarding the effect, if any, of the FATCA rules for you based on your particular circumstances.

Information Reporting and Backup Withholding

Generally, the amount of liquidating distributions, if any, paid on Units to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. holders. Copies of the information returns reporting such liquidating distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of liquidating distributions on Units, provided a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or applicable successor form), has been provided by the non-U.S. holder or the non-U.S. holder otherwise establishes an exemption. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of Company Units conducted within the United States or through certain U.S.-related financial intermediaries, unless the statement described above has been received, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE TAXATION OF PARTNERS IN PARTNERSHIPS IS COMPLEX. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY UNITS HOLDERS. THE TAX CONSEQUENCES OF THE ASSET SALE OR ANY DISTRIBUTIONS ON THE COMPANY UNITS MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES TO YOU OF THE ASSET SALE OR ANY DISTRIBUTIONS ON COMPANY UNITS, INCLUDING THE CONSEQUENCES OF THE U.S. FEDERAL INCOME TAX LEGISLATION INFORMALLY REFERRED TO AS THE TAX CUTS AND JOBS ACT.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

There is no established trading market for our Units, but from June 2015 until March 2019, our Units were listed on AgStockTrade.com, an internet-based matching platform. Our Units are subject to substantial transfer restrictions pursuant to our Operating Agreement, which prohibits transfers without the approval of our Board. The Board will not approve transfers unless they fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, which include, without limitation, the following:

•	transfers by gift to the member’s descendants;

•	transfers upon the death of a member;

•	transfers between family members; and

•	transfers that comply with the “qualifying matching services” requirements.

Holders

There were 1,603 holders of record of our Units as of August 12, 2019.

Issuer Purchases of Equity Securities

We did not purchase any of our equity securities during fiscal 2018 or in fiscal 2019 to date.

Distributions

In December 2012, after the sale of our Fairmont, Nebraska facility, we paid a distribution of $4.15 per Unit to our Unit holders. Our Board declared a cash distribution of $0.31 per Unit on September 18, 2013, which was paid out in October 2013. In June 2014, our Board declared a cash distribution of $0.48 per Unit, which was paid out in June 2014. In February 2017, our Board declared a cash distribution of $0.15 per Unit, which was paid out in February 2017.

Performance Graph

There is no established trading market for our Units, which are subject to substantial transfer restrictions pursuant to our Operating Agreement. Given that our Units are not publicly traded on an exchange or any over-the-counter market and we have very limited valuation data on our Units, we have omitted the performance graph showing the change in our Unit holder return.

Unregistered Sales of Equity Securities

The Company had no unregistered sales of securities in fiscal 2018 or fiscal 2019.

OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of August 12, 2019, the ownership of Units by each member that we know owns beneficially more than 5% of the outstanding Units, each executive officer and director, and all executive officers and directors as a group. At the close of business on August 12, 2019, there were 25,410,851 units issued and outstanding, each of which is entitled to one vote.

Unless otherwise indicated by footnote, the listed beneficial owner has sole voting power and investment power with respect to such units at this special meeting, no director or executive officer has pledged as security any Units shown as beneficially owned, and the mailing address for each person listed in the table is 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437.

Voting Agreement

Concurrent with the execution and delivery of the Asset Purchase Agreement, on August 1 2019, Thomas H. Lee Partners, L.P. and entities affiliated with Thomas H. Lee Partners, L.P. (collectively, the “THL Parties”) entered into a voting agreement (the “Voting Agreement”), attached hereto as Annex D, with GLE under which the THL Parties agreed to vote their Units in favor of the Agreement.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership(#)		Percentage of Outstanding Units
Non-Employee Directors:
Theodore J. Christianson	532,671	(1)	2.1%
Daniel R. Kueter	—		*
Charles M. Miller	—		*
Troy L. Otte	105,372		*
J.D. Schlieman	—		*
Brian D. Thome	—		*
Named Executive Officer:
Richard R. Peterson	175,400		*

Executive officer and directors as a group (7 persons)	813,443		3.2%

More than 5% Owners:
Agtegra Cooperative (f/k/a South Dakota Wheat Growers Association)	1,278,268		5.0%
908 Lamont Street South
Aberdeen, SD 57402
Thomas H. Lee Partners, LP and affiliated entities	8,505,224		33.5%
100 Federal Street, 35th Floor
Boston, MA 02110

*	Less than 1%
(1)	Includes 532,671 units owned by Piper Jaffray and affiliated entities, for which Mr. Christianson has shared voting and investment power.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, Proxy Statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the “SEC Filings” section of our corporate website at www.advancedbioenergy.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

Statements contained in this Proxy Statement, or in any document incorporated by reference in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the closing of the Asset Sale.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of Proxy Statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to the attention of our Corporate Secretary at Advanced BioEnergy, LLC, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

NOTICE OF INTERNET AVAILABILITY OF PROXY STATEMENT MATERIALS

Important Notice Regarding the Availability of Proxy Statement Materials

Pursuant to rules promulgated by the SEC, we have elected to provide access to this Proxy Statement both by sending you this Proxy Statement and by notifying you of the availability of such on the Internet.

This Proxy Statement, including the four Annexes to this Proxy Statement, is available at the following website: www.advancedbioenergy.com.

By Order of the Board of Directors

/s/ J.D. Schlieman
Chairman of the Board of Directors

ANNEX A

ASSET PURCHASE AGREEMENT

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

Glacial Lakes Energy, LLC

as Buyer,

ABE South Dakota, LLC

as Seller

and

Advanced BioEnergy, LLC

as Parent

August 1, 2019

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Form of Assignment of Intellectual Property
Exhibit C	Form of Assignment of Leases and Licenses
Exhibit D	Form of Bill of Sale
Exhibit E-1	Form of Escrow Agreement – Indemnity Escrow Fund
Exhibit E-2	Form of Escrow Agreement – Punch List Escrow Fund
Exhibit F	Form of Funds Flow Agreement
Exhibit G	Inventory Principles
Exhibit H	Allocation Schedule
Exhibit I	Form of Employee Non-Solicitation Agreement

DISCLOSURE SCHEDULES

Schedule 2.1(a)	Owned Land
Schedule 2.1(b)	Leased and Licensed Real Property
Schedule 2.1(c)	Equipment
Schedule 2.1(f)	Acquired Contracts
Schedule 2.2(j)	Excluded Contracts
Schedule 2.2(p)	Other Assets
Schedule 4.3(a)	Third Party Consents
Schedule 4.3(b)	Required Governmental Approvals
Schedule 4.4(c)	Indebtedness
Schedule 4.4(d)	Liabilities and Obligations
Schedule 4.5	Absence of Certain Changes or Events
Schedule 4.6(a)	Title Exceptions
Schedule 4.6(b)	Sufficiency of Purchased Assets
Schedule 4.6(c)	Condition of Purchased Assets
Schedule 4.6(d)	Titled Vehicles and Equipment
Schedule 4.7(a)	Compliance
Schedule 4.7(b)	Material Permits
Schedule 4.8	Tax Matters
Schedule 4.9	Environmental Matters
Schedule 4.9(d)	Transferability of Environmental Permits
Schedule 4.10(a)	Intellectual Property
Schedule 4.11(a)	Subleases and Licenses of Owned Real Property
Schedule 4.12	Litigation
Schedule 4.13(a)	Employee Benefits
Schedule 4.13(e)	Certain Payments
Schedule 4.14	Insurance Policies
Schedule 4.15(a)	Material Contracts
Schedule 4.15(b)	Renegotiation of Material Contracts
Schedule 4.15(c)	Standard Employment Documents
Schedule 4.16(c)	Employment
Schedule 4.17	Related Party Transactions
Schedule 4.18	Inventory
Schedule 4.19(a)	Principal Customers
Schedule 4.19(b)	Principal Suppliers
Schedule 4.19(c)	Relationship with Customers and Suppliers
Schedule 4.24(c)	Construction Matters
Schedule 4.24(g)	Contractor Schedule

Schedule 6.1(a)	Conduct of Business
Schedule 6.1(b)	Conduct of Business
Schedule 6.1(b)(iv)	Benefit Plans

OTHER SCHEDULES

Schedule 7.4(a)	Offered Employees
Schedule 7.4(g)	Seller Medical Plans
Schedule 7.17(d)	Punch List and Retainage
Schedule 7.17(e)	Grain Bin Filling and Survey Procedures
Schedule 7.19	Buyer Subsidiaries Allocation
Schedule 8.2(h)	Required Governmental Approvals and Permits
Schedule 8.2(j)	Required Third Party Consents
Schedule 8.2(k)	Required Agreement Terminations

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 1, 2019, by and among (i) Glacial Lakes Energy, LLC, a South Dakota limited liability company (“Buyer”), (ii) ABE South Dakota, LLC, a Delaware limited liability company (“Seller”), and (iii) Advanced BioEnergy, LLC, a Delaware limited liability company and the owner of all of the issued and outstanding membership interests in Seller (“Parent” and, together with Seller, the “Seller Parties”). Buyer and the Seller Parties are each referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, through its plants located in (i) Aberdeen, South Dakota (the “Aberdeen Plant”) and (ii) Huron, South Dakota (the “Huron Plant” and, together with the Aberdeen Plant, the “Ethanol Plants”), Seller is engaged in the business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil (such business conducted at the Ethanol Plants, the “Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets, properties and rights of Seller related to the Business, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Managers of Buyer has unanimously: (i) determined that it is in the best interests of Buyer and its sole member Glacial Lakes Corn Processors, and declared it advisable, to enter into this Agreement with Parent and Seller; and (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; in each case, in accordance with the South Dakota limited liability act and Buyer’s organizational documents;

WHEREAS, the sole member of Seller has approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and Seller’s organizational documents;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously: (i) determined that it is in the best interests of Parent and its Members (as defined below), and declared it advisable, to enter into this Agreement with Buyer; (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Members of Parent; in each case, in accordance with the DLLCA; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Thomas H. Lee Partners, LP and certain affiliated entities (“THL”) are entering into an agreement with Buyer, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, subject to the limitations contained therein, THL has agreed to vote in favor of the consummation of the transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.    Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Aberdeen Plant” has the meaning set forth in the Recitals.

“Acquired Contracts” has the meaning set forth in Section 2.1(f).

“Accrued Contract Liabilities” means the Liabilities relating to the Accrued Contract Liabilities Amount.

“Accrued Contract Liabilities Amount” means the sum of (a) $95,000 to be paid to Agtegra Cooperative pursuant to the bill of sale dated April 1, 2019 for the sale and transfer of the conveyor system at the Aberdeen Plant on November 8, 2019 (the “Conveyor System Amount”) plus (b) the Railcar Damage Amount (as determined pursuant to Section 3.2(c) below).

“Acquisition Agreement” has the meaning set forth in Section 6.2(e).

“Adverse Recommendation Change” has the meaning set forth in Section 6.2(e).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreed Amount” has the meaning set forth in Section 10.4(b).

“Agreement” has the meaning set forth in the Preamble.

“Agtegra” means Agtegra Cooperative (f/k/a South Dakota Wheat Growers Association).

“Alcohol Fuel Permit” has the meaning set forth in Section 7.3(d).

“Allocation Schedule” has the meaning set forth in Section 3.5.

“Ancillary Real Property Rights” has the meaning set forth in Section 2.1(a).

“Assignment of Intellectual Property” means each Assignment of Intellectual Property to be entered into at the Closing by Seller and Buyer (or, as applicable, a Buyer Subsidiary, in accordance with Section 7.19 of this Agreement), in each case in substantially the form attached hereto as Exhibit B.

“Assignment of Leases and Licenses” means each Assignment of Leases and Licenses to be entered into at the Closing by Seller and Buyer (or, as applicable, a Buyer Subsidiary, in accordance with Section 7.19 of this Agreement), in each case in substantially the form attached hereto as Exhibit C.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.4(d).

“Bank Account” means the bank account of Seller set forth in the Funds Flow Agreement.

“Basket” has the meaning set forth in Section 10.5(a).

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement that Seller currently maintains or contributes to for the benefit of any employee or former employee (or their beneficiaries) of the Business.

“Bills of Sale” means each Bill of Sale, Assignment and Assumption Agreement to be entered into at the Closing by and between Seller and Buyer (or, as applicable, a Buyer Subsidiary, in accordance with Section 7.19 of this Agreement), in each case in substantially the form attached hereto as Exhibit D.

“Bin Certification Date” has the meaning set forth in Section 7.17(e).

“Bin Certificate” has the meaning set forth in Section 7.17(e).

“Board Actions” has the meaning set forth in Section 4.1(c).

“Books and Records” has the meaning set forth in Section 2.1(k).

“Buresh” has the meaning set forth in Section 7.17(f).

“Business” has the meaning set forth in the Recitals.

“Business Days” means any day other than a Saturday, Sunday or other day on which banks in New York or Minnesota are required or authorized by law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Change Orders” has the meaning set forth in Section 4.24(i).

“Buyer Indemnified Party” means (1) Buyer, (2) its Affiliates (including each Buyer Subsidiary), (3) their respective directors, managers, officers, employees and agents and (4) their respective heirs, executors, successors and permitted assigns.

“Buyer Plans” has the meaning set forth in Section 7.4(c)

“Buyer Subsidiaries” has the meaning set forth in Section 7.19.

“Buyer Warranty Breaches” has the meaning set forth in Section 10.3(a).

“Cap” has the meaning set forth in Section 10.5(a).

“Certificate of Substantial Completion” means a certificate of substantial completion from each Contractor constructing the Construction, with respect to the work performed by such Contractor in the Construction, that the Work performed by such Contractor (as such term is defined in each Contractor’s Construction Contract with Seller) was completed in accordance with the Contract Documents and conforms with applicable building codes and the Owner Specifications (as such terms are defined in each Contractor’s Construction Contract with Seller) and that the Work is substantially complete. If applicable, Certificate of Substantial Completion shall also mean delivery by Contractor of a Certificate of Occupancy or other evidence from the entity having jurisdiction over the Construction that the Work conforms with applicable building codes.

“Claimed Amount” has the meaning set forth in Section 10.4(b).

“Closing” has the meaning set forth in Section 3.6.

“Closing Date” has the meaning set forth in Section 3.6.

“Closing Payment” has the meaning set forth in Section 3.3(a).

“CoBank Patronage Receivable” means amounts due under the CoBank Patronage Program for certain equity retirement payments, as set forth in that certain Assignment Agreement, dated March 25, 2019, between ABE Fairmont, LLC, as assignor, and Seller, as assignee, pursuant to which CoBank provided its consent to such assignment.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Sources” has the meaning set forth in Section 10.5(e).

“Confidentiality Agreement” means the letter agreement dated February 22, 2019, by and between Buyer and Parent.

“Construction” has the meaning set forth in Section 7.17(a).

“Construction Completion and Certification Date” has the meaning set forth in Section 7.17(e).

“Construction Contract” has the meaning set forth in Section 4.15(a)xviii).

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Contractor” has the meaning set forth in Section 7.17(a).

“Dakota Energy Patronage Receivable” means that certain patronage receivable account for patronage credits accumulated by Seller as an owner of Dakota Energy Cooperative (the provider of electricity to the Huron Plant).

“Damages” means, with respect to any Person, any Liability, cost, damage, penalty, fine, Lien, fee, or other out-of-pocket loss or expense, including court costs and reasonable attorneys’ fees and expenses, whether or not arising out of a Third Party Claim, against or affecting such Person, but will not include any (i) incidental damages, consequential damages, special damages, indirect damages, lost revenue, income or profits, diminution of value, lost opportunity or damages measured by or based on a multiple of earnings (or other similar multiplier), other than (A) any such damages actually awarded to a third party in connection with a Third Party Claim or (B) to the extent reasonably foreseeable, any such damages actually incurred or suffered by any of the Buyer Indemnified Parties arising out of, relating to or resulting from any breach of any representation, warranty or covenant of or made by any Seller Party in Section 4.24(i), Section 7.17(e), Section 7.17(f) or Section 7.17(g) or (ii) punitive damages, other than any such damages actually awarded to a third party in connection with a Third Party Claim; provided, that nothing set forth in this definition shall limit Buyer’s right to receive the Delay Damages, if any, to the extent such Delay Damages become owing in accordance with the terms and conditions of Section 7.17(i).

“Deeds” has the meaning set forth in Section 3.7(i).

“Delay Damages” has the meaning set forth in Section 7.17(i).

“Disclosure Schedules” means the disclosure schedules attached to this Agreement which sets forth the information required under or exceptions to the representations and warranties contained in Article IV and Article V, and certain other information called for by this Agreement.

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 3.6.

“Enforceability Limitations” has the meaning set forth in Section 4.1(b).

“Environmental Claim” means any action, suit, claim, investigation, or legal, administrative or arbitration proceeding by any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification or injunctive relief, or any combination thereof) arising out of, based on or resulting from: (a) the presence, use, storage, labeling, processing, disposal or Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or Liability under any Environmental Law or under a term or condition of any Environmental Permit.

“Environmental Laws” means any Legal Requirement, including United States federal, state, provincial, local or municipal statute, law, rule, regulation, ordinance or code, relating to: (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. California Proposition 65; and any applicable foreign Legal Requirement.

“Environmental Notice” means any written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with or Liability under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, license, grant, consent, authorization, registration, permit, right or other approval to operate from a Governmental Authority required under or issued, granted, given, authorized by or made pursuant to Environmental Law, including any authorizations to generate RINs or RIN Pathways under the RFS Program.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agents” means the Escrow Agent – Indemnity Escrow Fund and the Escrow Agent – Punch List Escrow Fund. As used in this Agreement, Escrow Agent means any one or both of the Escrow Agents.

“Escrow Agent – Indemnity Escrow Fund” means Wilmington Trust, National Association.

“Escrow Agent – Punch List Escrow Fund” means the Title Company (as defined below).

“Escrow Agreements” means the Escrow Agreements for the Indemnity Escrow Fund and the Punch List Escrow Fund to be entered into at the Closing among Buyer, Seller and the Escrow Agents in substantially the forms attached hereto as Exhibit E-1 and Exhibit E-2.

“Ethanol Plants” has the meaning set forth in the Recitals.

“Exchange Act” has the meaning set forth in Section 4.3(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(j).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Fairness Opinion” has the meaning set forth in Section 4.22.

“Final Payment” has the meaning specified in each Contractor’s Construction Contract with Seller.

“Final Trinity Report” has the meaning set forth in Section 3.2(c)(ii).

“Fraud” means common law fraud with the specific intent to deceive.

“Fundamental Representations” means (1) with respect to the Seller Parties, the representations and warranties of the Seller Parties contained in Section 4.1 (“Organization, Power and Authorization”), Section 4.2 (“Capitalization; No Subsidiaries or Investments”), Section 4.6(a) (“Title to Purchased Assets”) and Section 4.23 (“No Brokers”); and (2) with respect to Buyer, the representations and warranties of Buyer contained in Section 5.1 (“Organization, Standing and Power”), Section 5.2 (“Authority”), Section 5.6 (“Financing”) and Section 5.8 (“No Brokers”).

“Funds Flow Agreement” means the Funds Flow Agreement to be entered into at the Closing among Buyer and the Seller Parties in substantially the form attached hereto as Exhibit F.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any court, tribunal or judicial or arbitral body in any jurisdiction or any United States federal, state, municipal or local or any foreign or other governmental, regulatory (including stock exchange) or administrative authority, agency or instrumentality.

“Grain Bin Damage Date” has the meaning set forth in Section 7.17(e).

“Grain Origination Agreement” means the Grain Origination Agreement, dated November 8, 2006, by and between Seller, as successor-in-interest to Heartland Grain Fuels, L.P., and Agtegra Cooperative, formerly known as South Dakota Wheat Growers Association, as amended by the Amendment to Grain Origination Agreement, dated October 1, 2007 and the Second Amendment to Grain Origination Agreement, dated April 16, 2019.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas that is identified as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived product, radioactive material or waste, asbestos, lead or lead-containing material, urea formaldehyde foam insulation and polychlorinated biphenyls that are regulated under Environmental Laws.

“Huron Plant” has the meaning set forth in the Recitals.

“Indebtedness” means (a) all indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or for the deferred purchase price of property or services (including any

“earn-out” or similar payments but excluding, for the avoidance of doubt, accounts payables incurred in the ordinary course of business), and any related accrued interest, fees and prepayment penalties; (b) indebtedness evidenced by any note, bond, debenture or other debt security, and any related accrued interest, fees and prepayment penalties; (c) any indebtedness referred to in clauses (a) and (b) above of any Person that is secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed, and (d) all guarantees with respect to liabilities of a type described in any of clauses (a) through (b) above; provided, that, for the avoidance of doubt, Indebtedness shall exclude the Accrued Contract Liabilities and the other Liabilities included in the Assumed Liabilities.

“Indemnified Party” has the meaning set forth in Section 10.4(a)i).

“Indemnifying Party” has the meaning set forth in Section 10.4(a)i).

“Indemnity Escrow Amount” means $4,750,000.

“Indemnity Escrow Fund” means, at any time, the portion of the Indemnity Escrow Amount held in escrow by the Escrow Agent – Indemnity Escrow Fund, including all interest and other income earned thereon.

“Intellectual Property” means all of the following: (a) patents, patent applications and patent disclosures, (b) trademarks, service marks, corporate or limited liability company names, trade names, slogans, brand names, logos and Internet domain names, (c) copyrights and copyrightable works, (d) registrations and applications for any of the foregoing, (e) trade secrets, confidential information, know-how and inventions.

“Interim Period” has the meaning set forth in Section 6.1(a).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intervening Event Notice Period” has the meaning set forth in Section 6.2(f)i).

“Inventory” has the meaning set forth in Section 2.1(d).

“Inventory Principles” means the inventory measurement and valuation procedures and methodologies set forth in Exhibit G.

“Inventory Value” means the value of the Inventory of Seller (excluding the spare parts inventory) as of the Effective Time, as determined by the Seller Parties and Buyer in accordance with the Inventory Principles.

“ITA Agreement” has the meaning set forth in Section 7.18.

“Knowledge of Seller” means (i) with respect to all matters, the actual knowledge of Richard Peterson, Christine Schuman or Ty Weisendanger, and such knowledge as would be obtained by such individuals after reasonable inquiry in the normal exercise of duties, (ii) to the extent relating to the operation of the Aberdeen Plant, the actual knowledge of Brett Hoffman, Jeff Thorne or Paul Bergeron, and such knowledge as would be obtained by such individuals after reasonable inquiry in the normal exercise of duties and (iii) to the extent relating to the operation of the Huron Plant, the actual knowledge of Brett Hoffman, Jeff Thorne, Greg Walter, or Chad Wilde, and such knowledge as would be obtained by such individuals after reasonable inquiry in the normal exercise of duties.

“Joinder Agreement” has the meaning set forth in Section 3.8(e).

“Leased and Licensed Real Property” has the meaning set forth in Section 2.1(b).

“Legal Requirement” means any federal, state, local or foreign law, statute, legislation, constitution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, direction or other restriction of an arbitrator or Governmental Authority.

“Lien” means any mortgage, pledge, lien, charge, deed of trust, easement, adverse claim, right of first refusal, preemptive right, fixture filing, levy, security interest or other encumbrance or restriction of any kind or nature.

“Liability” means any debt, liability, commitment, duty, responsibility or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether or not foreseeable, and whether due or to become due), whenever arising, including any liability for Taxes or any obligation under any Contract.

“Litigation” means any, suit, claim (or counterclaim), litigation, action, cause of action, demand, charge, complaint, arbitration, mediation, grievance, investigation, audit or other proceeding brought, whether civil, criminal, administrative, regulatory or otherwise, in law or in equity, conducted or heard by or before, or otherwise involving any court or other Governmental Authority.

“Material Adverse Effect” means any change, event, circumstance or effect, or series of related changes, events, circumstances or effects that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Business, or (b) would prevent or materially delay or impair the ability of the Seller Parties to perform their obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that any change, event, circumstance or effect arising from or relating to any of the following will be excluded from the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect has occurred: (i) any action taken by any Seller Party at the request or direction of Buyer or as otherwise required by this Agreement, (ii) general business or economic conditions, (iii) any failure by the Business to meet the Seller Parties’ internal financial projections (provided, that the underlying cause of any such failure, subject to the other provisions of this definition) will not be excluded from this definition), (iv) political or social conditions, including the engagement by the United States or any other country or group in hostilities, (v) changes in GAAP, (vi) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vii) any changes affecting the United States or global economy or the industry in which the Seller Parties operate generally, (viii) the announcement, pendency or completion of the transactions contemplated hereby (other than, for the avoidance of doubt, any change, event, circumstance or effect (A) resulting from any disclosure of the transactions contemplated hereby in breach of Section 7.6 of this Agreement or (B) triggered automatically solely as a result of the consummation of the transactions contemplated hereby), and (x) changes in any Legal Requirement; provided, however, further, that any change, event, circumstance or effect referred to in clauses (ii), (iv), (v), (vi) or (vii) of this definition shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such change, event, circumstance or effect has a materially disproportionate adverse effect on the Business as compared to other participants in the industries in which the Business operates. For the avoidance of doubt, notwithstanding anything contained in this Agreement to the contrary (including the immediately preceding proviso), the parties acknowledge and agree that under no circumstances shall the changes contemplated by, or the Seller Parties’ or Buyer’s implementation of, the new lease accounting rules set forth in the new Financial Accounting Standards Board (FASB) standard ASC 842 (Leases) be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Material Permits” has the meaning set forth in Section 4.7(b).

“Member Approval” has the meaning set forth in Section 4.1(b).

“Members” means the unitholders of Parent.

“Members’ Meeting” has the meaning set forth in Section 7.1(a)

“Non-Solicitation Agreement” has the meaning set forth in Section 3.7(o).

“Objections” has the meaning set forth in Section 7.12(b).

“Off-the-Shelf Software” has the meaning set forth in Section 4.10(c).

“Offered Employee” has the meaning set forth in Section 7.4(a)

“Operating Agreement” means the Fifth Amended and Restated Operating Agreement of Advanced BioEnergy, LLC, effective as of March 16, 2012, by and among Parent and the Members.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice of the Person in question.

“Outside Date” has the meaning set forth in Section 9.1(b)i)

“Owned Improvements” has the meaning set forth in Section 2.1(a).

“Owned Land” has the meaning set forth in Section 2.1(a).

“Owned Real Property” has the meaning set forth in Section 2.1(a).

“Owner’s Title Policy” has the meaning set forth in Section 7.12(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Payoff Amount” means the aggregate amount (including the outstanding principal, accrued and unpaid interest, any prepayment penalties or premiums and costs and expenses) of Indebtedness of Seller outstanding as of immediately prior to the Closing as set forth in the Payoff Letters.

“Payoff Letters” has the meaning specified in Section 3.7(n).

“Pending Claims” has the meaning set forth in Section 10.9.

“Permits” has the meaning set forth in Section 4.7(b)

“Permitted Exceptions” has the meaning set forth in Section 7.12(c).

“Permitted Liens” means (a) liens for Taxes or assessments and similar charges, which are not yet due or delinquent, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory Lien or restriction incurred in the Ordinary Course of Business (specifically including, for the avoidance of doubt, in connection with the Construction), (c) any Permitted Exceptions, (d) any cash deposit or right of set-off to secure the performance of contracts, leases, letters of credit, statutory obligations and other obligations of a similar nature, in each case imposed in the ordinary course of business, (e) any Lien arising in connection with the Closing created as a result of any action taken by, or at the direction of, Buyer and (f) statutory liens of landlords, and (g) any capital lease.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union, or a Governmental Authority.

“Post-Closing Consent” has the meaning set forth in Section 7.11.

“Post-Closing Straddle Period” has the meaning set forth in Section 7.5(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.5(a)

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date, and shall include the Pre-Closing Straddle Period.

“Preliminary Purchase Price” has the meaning set forth in Section 3.1.

“Principal Customer” has the meaning set forth in Section 4.19(a)

“Principal Supplier” has the meaning set forth in Section 4.19(b)

“Proxy Statement” has the meaning set forth in Section 4.3(b).

“Punch List” has the meaning set forth in Section 7.17(d).

“Punch List Escrow Amount” means an amount, if any, equal to the Retainage, or such greater amount as may be required by the Title Company to insure title to the Real Property free and clear of mechanics liens.

“Punch List Escrow Fund” means, at any time, the portion of the Punch List Escrow Amount held in escrow by the Escrow Agent, including all interest and other income earned thereon.

“Punch List Items” means the items identified on the Punch List for each Construction Contract that Buyer and the Seller agree is necessary for the Contractor to complete or correct the Work in accordance with the Contract Documents (as such terms are defined in the applicable Construction Contracts) and be entitled to Final Payment (as such term is defined in the applicable Construction Contracts) upon final completion of the Construction.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Railcar Damage Amount” has the meaning set forth in Section 3.2(c)(i).

“Real Property” has the meaning set forth in Section 2.1(b).

“Recommendation” has the meaning set forth in Section 4.1(c).

“Recovery Costs” has the meaning set forth in Section 10.5(e).

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Release Date” has the meaning set forth in Section 10.9.

“Reliance Letter” has the meaning set forth in Section 7.13.

“Representative” means, with respect to any Person, any subsidiary of such Person and such Person’s and each of its respective subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Conditions” has the meaning set forth in Section 7.17(i).

“Required Governmental Approvals” has the meaning set forth in Section 4.3(b).

“Restraints” has the meaning set forth in Section 8.1(b).

“Restricted Period” has the meaning set forth in Section 7.16(a).

“Retainage” means the actual amount of the retainage under the Construction Contracts as of the Closing, if any.

“RFS Program” means Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, including 40 C.F.R. Part 80, Subpart K and Subpart M, as the same may be amended from time to time.

“RIN Pathway” means the approved grandfathered RINs pathways of 53,807,250 and 34,688,804 for denatured gallons for the Aberdeen Plant and the Huron Plant, respectively. The Huron Plant has an additional approved RIN Pathway related to drying less than 50% of its distillers grains.

“RIN Permit” means the Renewable Identification Number generator permit issued by the Environmental Protection Agency of the United States under 40 CFR § 1450 et al.

“RINs” has the meaning set forth in Section 2.1(g).

“Sales Tax Refunds” has the meaning set forth in Section 2.1(l).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.4(a)

“Securities Act” has the meaning set forth in Section 4.4(a)

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” means (1) the Seller Parties, (2) their respective directors, managers, officers, employees and agents and (3) their respective heirs, executors, successors and permitted assigns.

“Seller Intellectual Property” means (i) all Intellectual Property owned (or purported to be owned) by Seller (“Owned Intellectual Property”) and (ii) all Intellectual Property used or licensed for use by Seller in the conduct of the Business.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Termination Fee” means the sum of $2,450,000.00.

“Seller Transaction Expenses” means all fees, costs and expenses incurred by Seller prior to the Closing in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, including fees and expenses of attorneys (including Ballard Spahr LLP), accountants, investment bankers (including Ascendant Partners, Inc.) and other advisors, in each case to the extent the same remain unpaid as of the Closing.

“Seller Warranty Breaches” has the meaning set forth in Section 10.2(a).

“Specified Date” has the meaning set forth in Section 10.1(c).

“Standard Employment Documents” means Seller’s standard forms of the following: (1) Employee Offer Letter; (2) Confidentiality Agreement; (3) Employment Application; (4) Drug and Alcohol Policy; (5) Handbook Acknowledgement; (6) Work Fitness Form; (7) Personal Information Sheet; (8) Employee Information Form (EEO); (9) Harassment Policy/Acknowledgement; and (10) Sexual Harassment Training Acknowledgement.

“Straddle Period Taxes” has the meaning set forth in Section 7.5(a).

“Substantial Completion” means the Construction is sufficiently complete in accordance with all Contract Documents (as such term is defined in the Construction Contracts) so Seller can occupy, use and safely operate the grain receiving and handling and storage facilities comprising the Construction for its intended purpose in accordance with generally accepted industry practice and in compliance with all applicable Legal Requirements. Substantial Completion shall be attained at the point in time delineated in the Construction Contracts when the grain receiving and handling and storage facilities comprising the Construction is ready to receive corn and begin operation for its intended purpose.

“Superior Proposal Notice Period” has the meaning set forth in Section 6.2(g)i).

“Survey” has the meaning set forth in Section 7.12(a).

“Tax” or “Taxes” means federal, state, or local income, gross receipts, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem, personal property, stamp, excise, license, occupation, sales, use, transfer, value added, alternative minimum, or estimated tax, including any interest or penalty imposed, assessed or collected by or under the authority of any Governmental Authority, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

“Tax Return” means any return, report, claim for refund, information return, or other document relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto and amendment thereof.

“Territory” has the meaning set forth in Section 7.16(a).

“Third Party Claim” has the meaning set forth in Section 10.4(a)i).

“Third Party Consents” has the meaning set forth in Section 4.3(a).

“THL” has the meaning set forth in the Recitals.

“Title Company” has the meaning set forth in Section 7.12(a).

“Title Commitment” has the meaning set forth in Section 7.12(a).

“Title Documents” has the meaning set forth in Section 7.12(a).

“Title Evidence” has the meaning set forth in Section 7.12(a).

“Title Report Update” has the meaning set forth in Section 7.12(d).

“Transaction Documents” means this Agreement, the Assignments of Intellectual Property, the Assignments of Leases and Licenses, the Bills of Sale, the Escrow Agreements, the Funds Flow Agreement, the Deeds and any other document expressly contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.5(b)i)

“Transferred Employees” has the meaning set forth in Section 7.4(a).

“Trinity” has the meaning set forth in Section 3.2(c)(ii).

“TTB” means the Alcohol and Tobacco Tax and Trade Bureau.

“TTB Bonds” means the cash deposit bonds held by Seller covering the TTB Permits in the amounts of $250,000 for permit number DSP-SD-15002 (Aberdeen Plant) and $200,000 for permit number AFP-SD-106 (Huron Plant).

“TTB Permits” means permit numbers DSP-SD-15002 (Aberdeen Plant) and AFP-SD-106 (Huron Plant) issued by the TTB to Seller.

“Units” means Units of Parent, with the rights and preferences set forth in the Operating Agreement.

“Work” has the meaning specified in each Contractor’s Construction Contract with Seller.

“Work in Process” means all unfinished ethanol (or ethanol by-products) still involved in the production process and located in fermentation devices, distillation devices, tanks, piping or elsewhere within either Ethanol Plant, as well as all grains and grain products involved in the production process (i.e., not yet ready for sale as dry, modified or wet distillers grains, corn oil or otherwise) and located anywhere within either Ethanol Plant.

“Voting Agreement” has the meaning set forth in the Recitals.

1.2.    Interpretation and Rules of Construction.

(a)    The table of contents, table of defined terms and headings set forth in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)    In this Agreement, except to the extent otherwise provided herein or the context otherwise requires: (i) the definition of terms herein shall apply equally to the singular and the plural; (ii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (iv) whenever the words “herein,” “hereof,” “hereto,” “hereunder” and words of similar import are used in this Agreement, they shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (v) the word “or” shall not be exclusive; (vi) the words “will” and “shall” have equal force and effect; (vii) reference to any

Article, Section, Exhibit, or Schedule shall mean such Article or Section of, or such Exhibit, or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (viii) reference to any Legal Requirement shall mean such Legal Requirement (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (ix) reference to “$” or “dollars” shall mean United States Dollars.

(c)    The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1.    Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, assign, transfer, convey and deliver to the Buyer Subsidiaries (in accordance with the allocation set forth in Schedule 7.19), and Buyer agrees to cause such Buyer Subsidiaries to accept and acquire from Seller, all of the assets, properties, rights and interests of Seller, wherever located, except for the Excluded Assets (collectively, the “Purchased Assets”), free and clear of all Liens other than Permitted Liens. The Purchased Assets include, but are not limited to, all of Seller’s right, title and interest in and to the following:

(a)    the real property described on Schedule 2.1(a) (the “Owned Land”) and (i) all buildings, facilities, structures, warehouses, grain storage bins, silos, tanks, railroad tracks, scales, improvements, and fixtures situated thereon (the “Owned Improvements”), and (ii) Seller’s right, title and interest in and to all rights, privileges, easements, rights-of-way, appurtenances and other real property rights related thereto (collectively, the “Ancillary Real Property Rights”, and together with the Owned Land and the Owned Improvements, the “Owned Real Property”);

(b)    Seller’s leasehold and license interests in and to any real property (as lessee, sublessee or licensee) leased, subleased or licensed as set forth in Schedule 2.1(b) (collectively, the “Leased and Licensed Real Property” and, together with the Owned Real Property, the “Real Property”);

(c)    equipment (building or office), machinery, tooling, dies, molds, patterns, stampings, prototypes, parts, components, projects in process, furniture, appliances, artwork, computers, computer terminals and printers, telephone systems, telecopiers and photocopiers, office supplies and office equipment, merchandise, supplies, accessories and other fixed assets and tangible personal property of every kind and description, which are owned or leased by Seller and utilized in connection with the operations of the Business, together with any transferable express or implied warranty of any Person covering any item or component part thereof, rights of return, or rebate rights relating to the foregoing, including those items listed on Schedule 2.1(c);

(d)    all of the inventory (as the term “inventory” is defined in the Uniform Commercial Code as adopted in the State of South Dakota) of the Business owned by Seller and usable or salable in the ordinary course of the Business, whether or not reflected on the books and records of Seller and whether finished products, raw materials, ingredients, or supplies, including: (a) all Work in Process; (b) spare parts inventory, (c) all corn oil; and (d) all yeast, enzymes, chemicals and denaturant; provided, however, that any finished products on site will not constitute “Inventory” to the extent (x) delivery of such finished products have been loaded onto a truck or railcar and a bill of lading has been issued with respect to such finished products or (y) delivery of such finished products has otherwise been completed under the applicable marketing agreement (“Inventory”);

(e)    Intellectual Property, goodwill associated therewith, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions, but excluding therefrom any such Intellectual Property or associated rights arising from or related to any Excluded Contract or other Excluded Asset;

(f)    subject to Section 2.2(j), Contracts, including those relating to the operation of the Ethanol Plants and included on Schedule 2.1(f) (collectively, the “Acquired Contracts”); provided, that Buyer shall have the option to not acquire and reject as an Excluded Contract any Contract required to be disclosed on Schedule 4.15(a) of the Disclosure Schedules that is not disclosed in the Disclosure Schedules, which option may be exercised by Buyer by providing written notice to Seller within thirty (30) days following receipt of notification of such Contract;

(g)    all Renewable Identification Numbers (“RINs”) generated pursuant to the RFS Program from the Ethanol Plants’ final product inventories and the RIN Pathway;

(h)    to the extent transferable under applicable Legal Requirements, all Permits (as defined below);

(i)    claims, counterclaims, causes of action, rights of recovery, rights of set-off and rights of recoupment to the extent arising out of or relating to the Purchased Assets or the Assumed Liabilities;

(j)    telephone numbers, facsimile numbers, directory listings, e-mail addresses and other communication identifiers of Seller;

(k)    to the extent transferable under applicable Legal Requirements, forms, files, plans and other data which are necessary to or desirable for the ownership, use, maintenance, operation or conduct of the Purchased Assets or the Business and which are owned or used by Seller, including all blueprints and specifications, system engineering and design information and all associated data files and databases, all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, all sales and use Tax Returns, reports, files and records, asset history records and files, all maintenance and repair records, all correspondence, notices, citations all plans, maps and real estate surveys, all plans and designs of buildings, structures, fixtures and equipment, and all books and records relating to the purchase of materials, supplies and services, financial, accounting and operations matters, product engineering, research and development, manufacture and sale of products, customer and vendor lists and all files and documents (including credit information) relating to customers and vendors of the Business, in each case to the extent transferable under applicable Legal Requirements (collectively, “Books and Records”); provided, however, that Seller shall be permitted to retain copies of the Books and Records;

(l)    any sales tax refunds relating to the Purchased Assets (excluding, for the avoidance of doubt any refunds or credits due to Seller in respect of gallons used as a denaturant or any other ethanol producer refund or credit) (the “Sales Tax Refunds”);

(m)    All Documents (as such term is defined in any Construction Contract) and all other or additional shop drawings, drawings, plans, specifications, diagrams, reports or other documents prepared for any future construction plans at either the Aberdeen Plant or the Huron Plant; and

(n)    goodwill and going concern value of Seller arising out of or relating to the Purchased Assets or the Business.

2.2.    Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets do not include any of Seller’s right, title and interest in and to the following (collectively, the “Excluded Assets”):

(a)    cash, cash equivalents and bank accounts;

(b)    all accounts, notes and other receivables and other rights to receive payment from any third party (including, for the avoidance of doubt, the CoBank Patronage Receivable and the Dakota Energy Patronage Receivable);

(c)    any intercompany accounts, notes or other receivables;

(d)    all security deposits and prepaid expenses;

(e)    all personnel records and any other Books and Records that are not transferable under applicable Legal Requirements;

(f)    any Permits that are not transferable under applicable Legal Requirements;

(g)    the Benefit Plans and related insurance policies and other funding assets;

(h)    the insurance policies, the TTB Permits and the TTB Bonds and any and all claims and rights of recovery under the insurance policies, the TTB Permits or the TTB Bonds;

(i)    the certificate of formation and other organizational documents of Seller, foreign qualifications, taxpayer and other identification numbers, seals, minute books and other documents relating to the organization, maintenance and existence of Seller as a limited liability company;

(j)    (i) the Contracts set forth on Schedule 2.2(j), (ii) any Contracts deemed to be Excluded Assets pursuant to Section 2.1(f), and (iii) Contracts for which a Post-Closing Consent is required, for so long as the Post-Closing Consent has not been obtained (the “Excluded Contracts”);

(k)    any Tax refunds relating to the Purchased Assets or the operation of the Business for any Pre-Closing Tax Period, except for any Sales Tax Refunds (it being understood, for the avoidance of doubt that any refunds or credits due to Seller in respect of gallons used as a denaturant, or any other ethanol producer refund or credit, shall be Excluded Assets for all purposes);

(l)    all other refunds relating to the Purchased Assets for periods ending prior to the Closing Date (including with respect to fuel Tax credits and credits from BNSF Railway Company);

(m)    all shares of capital stock of or other equity interests in any Person owned or held by Seller;

(n)    any of the rights of Seller under any Transaction Document;

(o)    any assets or Contracts related to Seller’s or Parent’s office located in Bloomington, Minnesota, including any operations or personnel located at such office;

(p)    the assets, properties or rights set forth on Schedule 2.2(p); and

(q)    (i) any attorney-client or other legal privilege of Seller or associated with the Business or the Purchased Assets as a result of legal counsel representing any of the Seller Parties, including in connection with the transactions contemplated by this Agreement; and (ii) any attorney-client correspondence or analysis prepared by legal counsel as a result of representation of any of the Seller Parties or the Business.

2.3.    Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Buyer agrees to cause the Buyer Subsidiaries to assume only the following Liabilities of Seller (the Liabilities and obligations so assumed pursuant to this Section 2.3, collectively, the “Assumed Liabilities”) and no other Liabilities:

(a)    those Liabilities and obligations under the Acquired Contracts or any other Purchased Assets that first arise on or following the Closing Date and do not arise as a result of any breach or default by Seller prior to the Closing; and

(b)    the Accrued Contract Liabilities Amount (including, for the avoidance of doubt, the Accrued Contract Liabilities relating thereto).

2.4.    Excluded Liabilities. Neither Buyer nor either of the Buyer Subsidiaries nor any other Affiliate of Buyer will have any responsibility for any Liabilities of Seller of any nature whatsoever that do not constitute Assumed Liabilities (collectively, the “Excluded Liabilities”). For the avoidance of doubt, the parties acknowledge and agree that the Excluded Liabilities shall include any and all Liabilities:

(a)    related to any Indebtedness of Seller and Seller Transaction Expenses;

(b)    for Taxes (i) of Seller, (ii) relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (iii) that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 7.5(a); (iv) of any Person of any kind or description that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor Liability or otherwise by operation of Contract or Legal Requirement in connection with the transactions contemplated hereby; or (v) relating to the Business, the Purchased Assets or the Assumed Liabilities arising from any action taken by the Seller on the Closing Date before the Closing outside the ordinary course of business;

(c)    obligation of Seller to indemnify any Person by reason of the fact that the Person was a partner, manager, trustee, director, officer, employee or agent of Seller or any of its Affiliates or was serving at the request of any such Person as a partner, manager, trustee, director, officer, employee or agent of another Person;

(d)    resulting from, arising out of or relating to, or caused by any Excluded Asset;

(e)    resulting from, arising out of, relating to or caused by (i) any Benefit Plans or (ii) any compensation, salary, wages, or commissions owing to any employees;

(f)    resulting from, arising out of, relating to or caused by any Environmental Claim arising prior to the Closing; and

(g)    other than the Assumed Liabilities, all Liabilities arising from or related to the operation of the Business prior to the Closing.

ARTICLE III

PURCHASE PRICE

3.1.    Purchase Price. The purchase price for the Purchased Assets shall be an amount in cash equal to the sum of (such sum, the “Purchase Price”) (i) $47,500,000 (the “Preliminary Purchase Price”) plus (ii) the Inventory Value. For the avoidance of doubt, the Purchased Assets includes all spare parts inventory owned by Seller wherever located, which spare parts inventory is included in the Preliminary Purchase Price and therefore is excluded from the determination of the Inventory Value, when calculating the Purchase Price.

3.2.    Closing Statement; Determination of Inventory Value and Accrued Contract Liabilities Amount.

(a)    Closing Statement. Prior to the Closing Date, the Parties shall jointly determine, in accordance with the definitions and other terms of this Agreement, and shall jointly set forth in a written statement (i) the Payoff Amount, (ii) the Accrued Contract Liabilities Amount and (iii) the Retainage.

(b)    Determination of Inventory Value. Following the close of business on the day immediately preceding the Closing Date, Buyer and Seller shall (i) jointly determine the Inventory Value and (ii) jointly set forth the Inventory Value in a written statement.

(c)    Determination of Railcar Damage Amount.

(i)    Not less than ten (10) days before the Closing Date, Seller and Buyer shall jointly determine the agreed upon railcar damages liability accrual under the railcar leases to be assigned and assumed by Seller and Buyer (which amount shall be determined as set forth in Section 3.2(c)(ii) below) (such amount, the “Railcar Damage Amount”).

(ii)    The Railcar Damage Amount shall be determined based solely on (A) Trinity Industries Leasing Company’s (“Trinity”) review of a mutually agreed upon number of hopper cars included in the Purchased Assets and (B) Trinity’s final report relating thereto (the “Final Trinity Report”). For the avoidance of doubt, the Parties acknowledge and agree that (1) they expect Trinity to review approximately twenty-two (22) hopper cars in Seller’s fleet, (2) the Railcar Damage Amount shall be the product of: (I) the average damage amount per hopper car based on the hopper cars reviewed by Trinity in connection with preparing the Final Trinity Report multiplied by (II) 129, which represents the total number of hopper cars included in Seller’s fleet of railcars and (3) from and after the Closing, notwithstanding anything contained in this Agreement to the contrary, none of the Seller Parties or any of their Affiliates shall have any liability or obligation relating to any railcar damage above and beyond the Railcar Damage Amount (it being the intent of the parties that reducing the Purchase Price at the Closing by the Railcar Damage Amount shall be the final resolution for all purposes).

3.3.    Payments at the Closing.

(a)    Payment of the Closing Payment. At the Closing, Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to the Bank Account, an amount in cash equal to the sum of (such amount, the “Closing Payment”) (i) the Preliminary Purchase Price, plus (ii) the Inventory Value less (iii) the Payoff Amount, less (iv) the Accrued Contract Liabilities Amount, less (v) the Indemnity Escrow Amount, less (vi) the Punch List Escrow Amount (if any), less (vii) the amount of the Delay Damages, if any.

(b)    Payment of Payoff Amount. At the Closing, Buyer shall pay or cause to be paid, on behalf of Seller, the Payoff Amount to the Persons, in the amounts and in accordance with the instructions set forth in the Funds Flow Agreement. All such amounts so paid shall nevertheless be deemed paid to Seller for all purposes of this Agreement, and no interest shall be paid or accrued in respect of such amounts.

(c)    Payment of Escrow Amounts. At the Closing, Buyer shall deposit the following amounts with the Escrow Agents to be held in separate escrow accounts: (i) the Indemnity Escrow Amount to be held in escrow as security for (1) the Seller Parties’ obligations under Article X and (2) as security for the Seller Parties obligations under Section 7.17; and (ii) the Punch List Escrow Amount, if any, to be held in escrow (1) as security for the Seller Parties’ obligations under Section 7.17, (2) to pay the costs of completing the Punch List Items, and (3) to make Final Payments to Contractors upon completion of the Work in accordance with the Contract Documents (as such terms are defined in the Construction Contracts); provided, for the avoidance of doubt, Buyer Indemnified Parties may seek recovery for claims related to a breach of Seller Parties obligations under Section 7.17 from either or both the Indemnity Escrow Amount or the Punch List Escrow Amount (if any), and with no exhaustion condition of one or the other amount in order to proceed against the other amount.

3.4.    [Intentionally omitted]

3.5.    Purchase Price Allocation. The Purchase Price (as adjusted pursuant to the terms of this Agreement and taking into account such further adjustments as required for applicable Tax purposes), shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code as set forth on Exhibit H.

3.6.    Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at, or be directed from, the offices of Ballard Spahr LLP in Minneapolis, Minnesota, at 10:00 a.m., Central Daylight Time, on the second Business Day after the satisfaction or (to the extent permitted by Legal Requirement) waiver of all of the conditions precedent set forth in Article VIII (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Legal Requirement) waiver of those conditions) occurs, or at such other place or time or on such other date as

Buyer and the Seller Parties may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to be effective, and the Closing Payment shall be deemed to have been received by Seller, as of 12:00:01 a.m., Central Time, on the Closing Date (the “Effective Time”), and all documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously at such time. The Closing may take place remotely by the electronic delivery of the closing documents referenced in Section 3.7 and Section 3.8.

3.7.    Closing Deliveries of the Seller Parties. At the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer:

(a)    a certificate of good standing for each of the Seller Parties issued as of a recent date by the Secretary of State of the State of Delaware;

(b)    a certificate of the secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to (i) Parent’s certificate of formation and operating agreement in effect as of the Closing Date, (ii) the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents contemplated hereby to which Parent is party and the consummation of the transactions contemplated hereby and thereby, (iii) the Member Approval, and (iv) the incumbency and signatures of the officers of Parent authorized to execute and deliver this Agreement and each other Transaction Document to which Parent is a party;

(c)    a certificate of the secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to (i) Seller’s certificate of formation and operating agreement in effect as of the Closing Date, (ii) the resolutions of the sole member of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents contemplated hereby to which Seller is party and the consummation of the transactions contemplated hereby and thereby, and (iii) the incumbency and signatures of the officers of Seller authorized to execute and deliver this Agreement and each other Transaction Document to which Seller is a party;

(d)    the Assignments of Intellectual Property, duly executed by Seller;

(e)    the Assignments of Leases and Licenses, duly executed by Seller;

(f)    the Bills of Sale, duly executed by Seller;

(g)    the Escrow Agreements, duly executed by Seller;

(h)    the Funds Flow Agreement, duly executed by each of the Seller Parties;

(i)    warranty deeds (the “Deeds”) conveying the Owned Real Property subject only to the Permitted Exceptions;

(j)    Seller’s title affidavit, in form reasonably acceptable to the Title Company;

(k)    such affidavits of Seller, Certificates of Value, memoranda of leases in recordable form, or such other documents as may be reasonably required by Title Company in order to satisfy the requirements set forth on Schedule B – Section 1 of the Title Commitment, record the Deeds and issue the Owner’s Title Policies;

(l)    a Form W-9 from Seller;

(m)    a certificate, in form and substance reasonably satisfactory to Buyer, as to the non-foreign status of Seller pursuant to Section 1.1445-2(b)(2) of the rules and regulations promulgated under the Code;

(n)    a payoff, termination and discharge letter, in form and substance reasonably satisfactory to Buyer, from each holder of Indebtedness of any of the Seller Parties, which letter (i) will specify the amount of the Indebtedness owed to such holder as of the Effective Time, (ii) will provide for the satisfaction and discharge of all obligations in respect of such Indebtedness (including the termination of all related commitments), the release of all related guarantees and Liens and the filing of all documents necessary or desirable to effectuate, or reflect in the public record, such satisfaction, discharge and release effective upon the payment of the amount specified in such letter, and (iii) will specify the wire transfer instructions for such holder (collectively, the “Payoff Letters”);

(o)    an employee non-solicitation agreement, in substantially the form attached hereto as Exhibit I, duly executed by THL (the “Non-Solicitation Agreement”); and

(p)    any additional instruments that are necessary to consummate the transactions contemplated by this Agreement, duly executed by the Seller Parties (as applicable).

3.8.    Closing Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Seller Parties:

(a)    a certificate of good standing for Buyer issued as of a recent date by the Secretary of State of the State of South Dakota;

(b)    a certificate of good standing for each of the Buyer Subsidiaries issued as of a recent date by the Secretary of State of their state of organization or incorporation, as applicable;

(c)    a certificate of the secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller Parties, certifying to (i) Buyer’s certificate or articles of formation or incorporation, operating agreement or bylaws in effect as of the Closing Date, (ii) the resolutions of the Board of Managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents contemplated hereby to which Buyer is party and the consummation of the transactions contemplated hereby and thereby, and (iii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party;

(d)    a certificate of the secretary of each Buyer Subsidiary being allocated any portion of the Purchased Assets and Assumed Liabilities, dated the Closing Date, in form and substance reasonably satisfactory to the Seller Parties, certifying to (i) such Buyer Subsidiary’s certificate or articles of formation or incorporation, operating agreement or bylaws in effect as of the Closing Date, (ii) the resolutions of the Board of Managers or other governing body of such Buyer Subsidiary authorizing the execution, delivery and performance of the Joinder Agreement (as defined below) and the consummation of the transactions contemplated thereby and by any other Transaction Document to which such Buyer Subsidiary is party (including by execution and delivery of the Joinder Agreement), and (iii) the incumbency and signatures of the officers of such Buyer Subsidiary authorized to execute and deliver the Joinder Agreement and each other Transaction Document to which such Buyer Subsidiary is a party;

(e)    a joinder agreement, in form and substance satisfactory to the Seller Parties (each, a “Joinder Agreement”), pursuant to which each Buyer Subsidiary agrees to (i) be bound by all of the terms and conditions of this Agreement (including such Buyer Subsidiary’s obligations under Article X of this Agreement) and (ii) execute and delivery to the Seller Parties such further documents and instruments, and to take, or cause to be taken, such further actions as any of the Seller Parties may reasonably request to evidence the same;

(f)    the Assignments of Intellectual Property, duly executed by the applicable Buyer Subsidiary;

(g)    the Assignments of Leases and Licenses, duly executed by the applicable Buyer Subsidiary;

(h)    the Bills of Sale, duly executed by the applicable Buyer Subsidiary;

(i)    the Escrow Agreements, duly executed by Buyer;

(j)    the Funds Flow Agreement, duly executed by Buyer;

(k)    customary deliveries of a buyer in connection with the conveyance of the Owned Real Property or the assignment of the Leased and Licensed Real Property, in each case as required by applicable Legal Requirement or the Title Company;

(l)    a properly completed certificate of exemption executed by Buyer claiming the sale for resale exemption with respect to all Purchased Assets that constitute inventory; and

(m)    any additional instruments that are necessary to consummate the transactions contemplated by this Agreement, duly executed by Buyer (as applicable).

3.9.    Withholding. Each of Buyer and Seller shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, such amounts as it is required to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder or any other provision of applicable Tax Legal Requirement; provided, however, that the Party making a payment will give the other Party prior written notice of its intentions to deduct and withhold from any payment hereunder and an opportunity to avoid such deduction and withholding. To the extent that amounts are properly withheld by Buyer or Seller and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLER PARTIES

Except as and to the extent set forth in the Disclosure Schedules, the Seller Parties each represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

4.1.    Organization, Power and Authorization.

(a)    Each of the Seller Parties is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Seller Parties has the requisite organizational power to carry on its business as presently conducted and to own and use the properties owned and used by it. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(b)    Each of the Seller Parties has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to receipt of the affirmative vote of the holders of not less than a majority of all outstanding Units entitled to vote pursuant to a vote at a special meeting of Members (the “Member Approval”). The execution and delivery of this Agreement by the Seller Parties and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by each of the Seller Parties have been duly authorized by all necessary limited liability company action on the part of the Seller Parties, subject to receipt of the Member Approval. This Agreement has been duly executed and delivered by each of the Seller Parties and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of each of the

Seller Parties, enforceable against the Seller Parties in accordance with its terms, except as enforceability may be limited (i) by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Limitations”).

(c)    The Parent Board has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Seller, as the sole member of Seller, and the Members, (ii) approving this Agreement, the other Transaction Documents to which Parent is party and the transactions contemplated hereby and thereby and (iii) recommending that the Members approve this Agreement (such recommendations, the “Recommendation” and, such actions by Parent Board, the “Board Actions”).

4.2.    Capitalization; No Subsidiaries or Investments.

(a)    All of the issued and outstanding equity interests of Seller (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were issued in compliance with or pursuant to an exemption from applicable federal and state securities laws, (iii) were not issued in violation of any preemptive rights or any purchase option, call option, right of first refusal or offer or other similar right, and (iv) are owned beneficially and of record by Parent free and clear of all Liens other than restrictions on transfer generally imposed by applicable federal and state securities laws. Seller has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the sole member of Seller on any matter. There are no options, warrants, calls, rights, puts or agreements to which Seller is a party or by which it is bound obligating Seller to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional limited liability company interests or other voting or equity securities, or any securities convertible into or exercisable for such securities of Seller or obligating Seller to grant, extend or enter into any such option, warrant, call, right, put or agreement.

(b)    Seller does not directly or indirectly own any equity interests in or have any investment in, and is not directly or indirectly participating in any joint venture, partnership or similar association or arrangement with, any other Person. Seller has not previously owned any such equity interest or had any such investment in, or participated in any such joint venture, partnership or similar association or arrangement with, any other Person.

4.3.    Noncontravention.

(a)    The execution, delivery and performance by the Seller Parties of this Agreement and the other Transaction Documents to which any Seller Party is party do not, and the consummation of the transactions contemplated by this Agreement and any such other Transaction Documents and compliance with the provisions of this Agreement and any such other Transaction Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any of the Seller Parties under, any provision of (i) any Seller Party’s certificate of formation or other organizational documents, (ii) any Material Contract or (iii) any Legal Requirement to which any Seller Party is a party or any of their respective properties or assets are subject, other than (x) in the case of this clause (iii), any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (y) as set forth on Schedule 4.3(a) of the Disclosure Schedules (the “Third Party Consents”).

(b)    No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to any of the Seller Parties in connection with the execution and delivery of this Agreement by the Seller Parties or the consummation by the Seller Parties of the transactions contemplated by this Agreement, except for (A) the filing with the SEC of a proxy statement in preliminary and definitive form relating to the Members’

Meeting, as defined below (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), and the filing of such reports under the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (B) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices set forth in Schedule 4.3(b) of the Disclosure Schedules (the “Required Governmental Approvals”).

4.4.    SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)    Parent has filed all material reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent pursuant to the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act since October 1, 2016 (the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Knowledge of Seller, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b)    Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the SEC Documents (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) were prepared in accordance with the books and records of Seller (which books and records are complete and correct in all material respects) and (iii) fairly present in all material respects the consolidated financial position of Seller as of the respective dates, and for the periods referred to, therein and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes).

(c)    Schedule 4.4(c) of the Disclosure Schedules sets forth a schedule of all Indebtedness of Seller, including (i) the amount outstanding as of the date hereof, (ii) the details of any limitations or penalties relating to prepayment of such Indebtedness, (iii) the Persons to whom such Indebtedness is owed, and (iv) a general description of the nature of such Indebtedness, and whether or not such Indebtedness is secured by any Liens.

(d)    There are no Liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature of Seller or otherwise relating to the Business or the Purchased Assets, except for Liabilities and obligations that (i) if required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Seller (including the notes thereto), are so reflected or reserved against in the most recent consolidated balance sheet of Seller (or the notes thereto) included in the SEC Documents (the “Balance Sheet”), (ii) were incurred since the date of such balance sheet in the Ordinary Course of Business, (iii) arise under, or are expressly contemplated by, this Agreement or any of the other Transaction Documents, (iv) any Excluded Liabilities not in excess of $50,000 individually or $100,000 in the aggregate, (v) executory liabilities and obligations under Contracts that are to be performed after the Effective Time (none of which relates to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller or any of its Affiliates occurring prior to or as of the Closing) and (vi) liabilities and obligations set forth in Schedule 4.4(d) of the Disclosure Schedules.

4.5.    Absence of Certain Changes or Events. Except as set forth in Schedule 4.5 of the Disclosure Schedules, since October 1, 2018, Seller has conducted the Business only in the Ordinary Course of Business and there has not been:

(a)    any change, effect, event, occurrence or fact that has had or would reasonably be expected to have a Material Adverse Effect;

(b)    any change in accounting methods, principles or practices by Parent materially affecting the consolidated assets, Liabilities or results of operations of Parent or Seller, except as required (x) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (y) by Legal Requirement, including Regulation S-X under the Securities Act;

(c)    with respect to the Seller Parties, any election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), any amendment with respect to any Tax Return, any settlement or compromise of any Tax Liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, any request for any rulings from or the execution of any closing agreement with any Governmental Authority, any surrender of any right to claim a Tax refund, any change to an annual accounting period for Tax purposes, or any change of any accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business; or

(d)    except as required by Legal Requirement or the terms of any Benefit Plan set forth in Schedule 4.5 of the Disclosure Schedules, (i) any granting to any director or executive officer of any increase in compensation (except in the Ordinary Course of Business), (ii) any granting to any director or executive officer of any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the Ordinary Course of Business), (iii) any entry by any of the Seller Parties into any employment, consulting, severance, retention or termination agreement or arrangement with any employee, director or officer (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the Ordinary Course of Business), (iv) any establishing, adopting, entry into or amending in any material respect any collective bargaining agreement or Benefit Plan, or (v) any acting to accelerate any rights or benefits under any Benefit Plan;

(e)    any sale, assignment, transfer, lease or license of any Purchased Assets outside the Ordinary Course of Business having a value of more than $25,000;

(f)    any acceleration, termination, modification, or cancellation of any Contract relating to the Business that would be deemed to be a Material Contract (it being understood, however, that the Seller Parties shall have no obligation to schedule any modification to any Excluded Contract);

(g)    any imposition or grant of any Lien (other than Permitted Liens) on any of the Purchased Assets;

(h)    any capital expenditures or commitments therefore involving more than $25,000 (in the aggregate);

(i)    any cancellation, compromise, waiver, or release of any right or claim involving more than $25,000 (individually or in the aggregate);

(j)    any material damage, destruction or loss to any of the Purchased Assets (whether or not covered by insurance);

(k)    any failure to replenish the inventory of the Business in the Ordinary Course of Business or making of any purchase commitment in excess of the requirements of the Business in the Ordinary Course of Business;

(l)    any delay or postponement of the payment of undisputed accounts payable and other undisputed Liabilities outside the Ordinary Course of Business; or

(m)    any agreement to do any of the foregoing.

4.6.    Title to and Sufficiency of Purchased Assets.

(a)    Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Liens (except for (i) Permitted Liens or (ii) as set forth in Schedule 4.6(a) of the Disclosure Schedules). Seller will transfer to Buyer at Closing, and immediately after the Closing Buyer will have, good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens (except Permitted Liens).

(b)    Except for the Excluded Assets or as set forth in Schedule 4.6(b) of the Disclosure Schedules, the Purchased Assets constitute all of the assets, properties and rights necessary for the conduct and operation of the Business as currently conducted and substantially as conducted for the previous twelve (12) months.

(c)    Except (i) as set forth in Schedule 4.6(c) of the Disclosure Schedules and (ii) for the railcar damages reflected in the Accrued Contract Liabilities, each tangible asset included in the Purchased Assets is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the purposes for which it is used.

(d)    Schedule 4.6(d) of the Disclosure Schedules contains a true, complete and correct list of all vehicles and equipment owned by Seller where the ownership of such vehicle or equipment is evidenced by a certificate of title.

4.7.    Compliance; Permits.

(a)    Compliance. Except as set forth in Schedule 4.7(a) of the Disclosure Schedules, (i) Seller is and, since January 1, 2014, has been in compliance with all Legal Requirements or Orders applicable to Seller or by which Seller or the Business is bound, except for any such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) since January 1, 2014 the Seller Parties have not received any written notice from any Governmental Authority stating that Seller is not in compliance with any Legal Requirements.

(b)    Permits. Seller holds (and since January 1, 2016 has held), to the extent legally required to operate the Business as it is being operated as of the date hereof (or such earlier applicable date(s) during any applicable statute of limitations period), all permits, licenses, clearances, authorizations and approvals from Governmental Authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not have, individually or in the aggregate, a Material Adverse Effect. Schedule 4.7(b) of the Disclosure Schedules sets forth a true and complete list of all material Permits of Seller (the “Material Permits”). All Material Permits are in full force and effect, and no suspension or cancellation of any Material Permits is pending or, to the Knowledge of Seller, threatened. Seller is and, since January 1, 2016, has been in compliance in all material respects with the terms of all Permits held by Seller in connection with the operation of the Business.

4.8.    Tax Matters. Except as set forth in Schedule 4.8 of the Disclosure Schedules:

(a)    Seller has (i) timely filed (or has had timely filed on its behalf) all Tax Returns with respect to the Business or the Purchased Assets that are required to be filed on or prior to the Closing Date, and such Tax Returns are correct, complete and accurate in all material respects; (ii) timely and properly paid in full all Taxes due and owing, whether or not shown to be due and owing on any Tax Return; and (iii) timely and properly withheld and paid all Taxes required to have been withheld and paid in connections with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(b)    There are no Liens, other than Permitted Liens, on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)    No deficiency for any Taxes has been proposed, asserted or assessed against Seller that has not been resolved and paid in full. No waiver, extension or comparable consent given by Seller regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. No audits or administrative or judicial Tax proceedings are threatened, pending or being conducted with respect to the Business or the Purchased Assets, nor has there been any notice to Seller by any Governmental Authority regarding any such audit or administrative or judicial Tax proceeding.

(d)    Except as provided in Schedule 4.8(d) of the Disclosure Schedules, no claim has been made in writing by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets.

(e)    No power of attorney or closing agreement with respect to any Tax matter is currently in force with respect the Purchased Assets, that would, in any manner, bind, obligate or restrict Buyer. Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental authority, or has been subject to any ruling guidance specific to Seller that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.

(f)    Seller has not participated in any reportable or listed transaction as defined under Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).

(g)    Seller (i) is not and has not ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, (ii) has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than commercial contracts entered into the ordinary cause of business the primary purpose of which does not relate to Taxes), or otherwise, and (iii) is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (other than commercial contracts entered into the ordinary cause of business the primary purpose of which does not relate to Taxes).

(h)    To the Knowledge of the Seller, the transactions contemplated by this Agreement, as consummated on the Closing Date, will not terminate any Tax incentive, holiday or abatement with respect to the Purchased Assets or result in a material reduction of any Tax benefit under such incentive holiday or abatement.

4.9.    Environmental Matters. Except as set forth in Schedule 4.9 of the Disclosure Schedules: (a) Seller is, and at all times since January 1, 2014, has been, in compliance in all material respects with all Environmental Laws; (b) Seller has not, since January 1, 2014, received any Environmental Notice or Environmental Claim; (c) Seller has not, since January 1, 2014 been party to any order, decree, or settlement issued pursuant to any Environmental Law which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements; (d) Seller is, and at all times since January 1, 2014, has been, in compliance in all material respects with all Environmental Permits necessary for the operation of the Business, and, except as noted on Schedule 4.9(d) of the Disclosure Schedules, all such Environmental Permits are transferrable without restriction; (e) since January 1, 2014, there has been no Release of Hazardous Materials on or at any Real Property that would reasonably be expected to result in material Liability under Environmental Laws; (f) since January 1, 2014, Seller has not received an Environmental Notice alleging Liability with respect to the Release of any Hazardous Material on or at any Real Property that would reasonably be expected to result in an Environmental Claim or a violation of Environmental Law; (g) none of the Real Property contains any aboveground or underground storage tanks; (h) Seller has not arranged for the disposal of any Hazardous Materials in any manner so as to create any material Liability under Environmental Law; (i) Seller has not contractually assumed in writing any Liability or obligation of any predecessor or other Person arising under Environmental Law; and (j) Seller has made available to Buyer any and all environmental reports, studies, records, sampling data, site assessments, Phase I and Phase II environmental site assessments, and other related documents with respect to the Business or related to any Real Property to the extent the same are in Seller’s possession. To the Knowledge of Seller, no such environmental reports exist that are not within Seller’s possession. Furthermore, Seller has provided Buyer documentation related to (i) any enforcement or similar action taken by any city, state or federal agency since October 2011 to present pursuant to Environmental Law, (ii) all permit deviation reports filed since January 1, 2019 to present, and (iii) all permit deviation reports filed since January 1, 2014 that showed an exceedance of any air emission limit, water discharge parameter, or leaking storage tank. Seller has not provided any other routine, periodic or other required environmental reporting to city, state or federal agencies.

4.10.    Intellectual Property.

(a)    Schedule 4.10(a) of the Disclosure Schedules sets forth a true and complete list of all (i) registered Intellectual Property or applications for issuance or registration of any Intellectual Property owned by Seller (indicating for each, as applicable, the owner(s), jurisdiction, application number and date and registration number and date), (ii) other Owned Intellectual Property that is material to the Business (it being understood that the Seller Parties shall have no obligation to disclose any items referred to in clause (e) of the definition of Intellectual Property) and (iii) all Intellectual Property owned by any other Person that is material to the Business (it being understood that the Seller Parties shall have no obligation to disclose any items referred to in clause (e) of the definition of Intellectual Property or any Off-the-Shelf Software (as defined below)). Seller is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) all Owned Intellectual Property, and is licensed or otherwise has the right to use, all other Seller Intellectual Property used in or necessary for the conduct of the Business as currently conducted; provided, however, that the foregoing representation and warranty in this Section 4.10(a) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, dilution or violation of any Intellectual Property (which is addressed solely in Section 4.10(b)). All of the items of Intellectual Property set forth in Schedule 4.10(a) of the Disclosure Schedules are subsisting and, to the Knowledge of Seller, valid and enforceable and in full force and effect, and no loss or expiration of any item is pending, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms and not as a result of any act or omission of the Seller Parties or any other Person. Subject to the disclosures in Schedule 4.3(a) of the Disclosure Schedules, each item of Seller Intellectual Property will be owned or available for use by Buyer on the substantially similar terms and conditions immediately after the Closing.

(b)    No claims or other suits, actions or proceedings are pending or, to the Knowledge of Seller, threatened against Seller alleging that Seller has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, or that contest the validity, use, ownership or enforceability of any of the Owned Intellectual Property. Seller’s use of any Owned Intellectual Property, and its operation of the Business, (i) has not infringed, misappropriated, diluted, or otherwise violated and (ii) does not currently infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any other Person. To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Intellectual Property rights of Seller, including with respect to any Owned Intellectual Property. The Seller Parties have not made or given any charge, complaint, claim, demand or notice alleging any of the foregoing.

(c)    Except with respect to licenses of commercial off-the-shelf software available (“Off-the-Shelf Software”), Seller is not required, obligated or under any Liability to make any payments by way of royalties, fees or otherwise (except for maintenance and renewal fees to be paid to the United States Patent and Trademark Office and other Governmental Authorities) to any owner, licensor or other claimant to any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business and none shall become payable as a result of the Closing.

(d)    No Seller Party has granted any license, sublicense, agreement or other permission to any other Person with respect to any Intellectual Property included in the Purchased Assets.

(e)    The Seller Parties have taken all necessary actions to maintain and protect all of the Seller Intellectual Property and will continue to maintain and protect all Seller Intellectual Property prior to Closing so as to not adversely affect the validity or enforceability thereof.

4.11.    Real Estate.

(a)    Schedule 2.1(a) sets forth, as of the date of this Agreement, a true and complete list of all real property owned by Seller. Seller does not have any option to acquire any real property. Except as set forth in Schedule 4.11(a) of the Disclosure Schedules, Seller does not sublease or license any portion of the Owned Real Property to any third party and no third party has any right to use or occupy any portion of the Owned Real Property.

(b)    Seller has marketable fee title to the Owned Real Property free and clear of all Liens, except for Permitted Liens.

(c)    Schedule 2.1(b) sets forth a list of each lease or similar agreement under which Seller is lessee or licensee of, or holds or operates, any real property owned by any third Person.

(d)    All of the land, buildings, structures and other improvements used by Seller in the conduct of its business are included in the Real Property or in benefitting easements. There is no pending or, to the Knowledge of Seller, threatened proceeding regarding condemnation or other eminent domain affecting any Real Property or any sale or other disposition of any Real Property lieu of condemnation. No Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored.

(e)    To the Knowledge of Seller, Seller’s use and occupancy of the Real Property is in compliance in all material respects with all Legal Requirements.

(f)    To the Knowledge of Seller: (i) the existing water, electric, and gas services and the sewer and/or any septic tank, storm drainage facilities and any other utilities currently available to the Real Property and all access rights to the Real Property are sufficient for the present use of the Real Property by Seller in conducting its business; (ii) there is no condition that would reasonably be expected to result in the termination of the present access from the Real Property to such utility services and other facilities or in the termination of access rights from the Real Property to public roads; (iii) there is no material defect in any structural component of any improvement on any Real Property or any of its electrical, mechanical, plumbing or HVAC systems; (iv) all of the improvements, machinery, equipment and other tangible assets necessary for the conduct of the business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business; and (v) there are no defects in such assets or other conditions relating thereto which, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(g)    Seller has made available to Buyer a true, correct and complete copy of all ALTA land title surveys and all title insurance commitments and policies issued to any Seller that are in Seller’s possession or control and that cover any Owned Real Property.

(h)    Seller has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no such present assessments.

4.12.    Litigation. Except as set forth in Schedule 4.12 of the Disclosure Schedules, there is no, and since January 1, 2016 there has not been any Litigation pending or, to the Knowledge of Seller, threatened in writing against Seller. There is no material Order outstanding against Seller.

4.13.    Employee Benefits.

(a)    Schedule 4.13(a) of the Disclosure Schedules lists each Benefit Plan. Each Benefit Plan has been maintained, funded and administered in compliance in all material respects with its terms and with applicable

Legal Requirements. Seller has delivered or made available to Buyer correct and complete copies of the plan documents (including all amendments) and, in the case of unwritten Benefit Plans, written descriptions thereof, the most recent summary plan descriptions required by applicable Legal Requirements and provided to participants regarding each such Benefit Plan, the most recent determination or opinion letter received from the Internal Revenue Service, and the most recent annual report (IRS Form 5500, with all applicable attachments) to the extent applicable.

(b)    Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has a favorable advisory, opinion or determination letter from the Internal Revenue Service or the prototype plan sponsor has received such a letter from the Internal Revenue Service to the effect that such Benefit Plan is qualified as to form with respect to all applicable requirements of the Code other than those for which the remedial amendment period under Section 401(b) of the Code has not expired and, to the Knowledge of Seller, nothing has occurred since the date of such advisory, opinion or determination letter that could reasonably be expected to adversely affect the qualification of such Benefit Plan.

(c)    No Benefit Plan is: (i) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a “defined benefit plan” (as defined in Section (3)(35) of ERISA).

(d)    There are no pending or, to the Knowledge of Seller, threatened claims related to any Benefit Plan by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, or any Governmental Authority (other than routine claims for benefits).

(e)    Seller has not maintained, contributed to or had any obligation to contribute to, nor has any Liability with respect to, any employee welfare benefit plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of Seller (or any spouse or other dependent thereof) other than in accordance with and as required by COBRA. Except as set forth on Schedule 4.13(e) of the Disclosure Schedules, the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee, officer or director of Seller to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation otherwise due any such individual. Seller’s group medical plan provided by Blue Cross Blue Shield of Minnesota is a fully-insured group medical plan.

4.14.    Insurance. Schedule 4.14 of the Disclosure Schedules sets forth each insurance policy, bond or other form of insurance maintained by or for the benefit of Seller (the “Insurance Policies”) and all outstanding claims against such Insurance Policies. The Seller, Purchased Assets and the Business are, and for the past six years have been, covered by insurance in such amounts and against such risks as is customary and reasonable for the Business during such period and sufficient to comply with Legal Requirements. All of the Insurance Policies of Seller are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due with respect to all such Insurance Policies have been timely paid. No Seller Party is in breach of, or default under, any such Insurance Policy, and no written notice of cancellation or termination has been received by any Seller Party with respect to any such Insurance Policy, other than in connection with ordinary renewals.

4.15.    Contracts.

(a)    Except for this Agreement, Schedule 4.15(a) of the Disclosure Schedules sets forth a true and complete categorized list of, as of the date of this Agreement, the following types of Contracts (all such Contracts, whether or not listed on Schedule 4.15(a) of the Disclosure Schedules, collectively, the “Material Contracts”), it being understood that Seller shall have no obligation to schedule any purchase orders or sales orders entered into in the Ordinary Course of Business:

i)    each Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

ii)    each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Seller Parties is outstanding or may be incurred, other than any such Contract between or among any of the Seller Parties and any letters of credit;

iii)    each Contract to which Seller is a party (A) that by its terms calls for, or which to the Knowledge of Seller is reasonably expected to result in, aggregate payments by or to Seller of more than $50,000 over the remaining term of such Contract or (B) that may not be canceled by Seller upon notice of 90 days or less without material penalty or other material Liability to Seller;

iv)    each Contract to which Seller is a party and with respect to which Seller has any continuing obligations, in each case, relating to the acquisition or disposition (or related acquisition or dispositions) by Seller of properties or assets, in each case, (A) for aggregate consideration of more than $50,000, except for acquisitions and dispositions of properties and assets in the Ordinary Course of Business, or (B) pursuant to which Seller has continuing “earn-out” or other contingent payment obligations;

v)    each Contract of Seller that (A) grants a right of exclusivity, area of protection, right of first offer, right of first refusal or similar right with respect to any business or geographic region; (B) restricts in any material way the ability of Seller to compete with any business or in any geographical area or to solicit customers; or (C) grants “most favored nation” status or is a “requirements” Contract;

vi)    each Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which Seller is obligated after the date of this Agreement to pay any consideration in excess of $50,000, individually or in the aggregate, for all such settlements, conciliation or similar agreements, or (C) that would otherwise limit in any material respect Seller’s operation of the Business as currently operated;

vii)    each Contract to which Seller is a party involving the inbound or outbound licensing or grant of any right to use or register (or any consent to or agreement not to assert any rights with respect to the use or registration of) any Intellectual Property (except for (1) licenses for Off-the-Shelf Software, (2) agreements between Seller, on the one hand, and its employees or consultants, on the other hand, entered into in the Ordinary Course of Business, and (3) non-material non-exclusive licenses entered into in the Ordinary Course of Business);

viii)    each Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets (other than immaterial assets) of Seller;

ix)    each Contract between Seller and any current or former director or officer of Seller or any Person beneficially owning five percent or more of the outstanding Units (other than indemnity agreements with directors or officers of Seller) pursuant to which Seller has continuing obligations, in each case, other than any such Contract that is terminable “at will” (or following a notice period imposed by Legal Requirement) without any obligation on the part of Seller to make any severance, termination, change in control or similar payment or to provide any benefit;

x)    any Contract to which Seller is a party containing a standstill or similar agreement pursuant to which Seller has ongoing obligations to not acquire assets or securities of the other party or any of its Affiliates;

xi)    each Contract to which any Principal Customer or Principal Supplier is a party;

xii)    each Contract of Seller that relates to a partnership, joint venture or similar arrangement;

xiii)    any collective bargaining agreement or other Contract with a labor union;

xiv)    other than the Standard Employment Documents, each written Contract for the employment of any Person on a full-time, part-time, consulting or other basis;

xv)    power of attorney granted by or to Seller with respect to the Business or any of the Purchased Assets;

xvi)    each Contract not entered into in the Ordinary Course of Business;

xvii)    each Contract under which Seller is (A) lessee of or holds or operates any tangible personal property owned by any other Person, or (B) lessor of or permits any other Person to hold or operate any tangible personal property owned or leased by Seller;

xviii)    each construction contract or other similar Contract entered into by Seller relating to the Construction (all such Contracts, whether or not listed on Schedule 4.15(a) of the Disclosure Schedules, each a “Construction Contract” and collectively, the “Construction Contracts”), and all Certificates of Substantial Completion issued under any such construction contracts or other similar Contracts;

xix)    any purchase or sale agreement, lease, sublease, license or other Contract relating to real property; and

xx)    each other Contract that is material to Seller or the Business.

(b)    (i) All of the Material Contracts are valid and binding on Seller and, to the Knowledge of Seller, each of the other parties thereto, and is in full force and effect, (ii) neither Seller nor, to the Knowledge of Seller, any third party has violated any provision of, or failed to perform in all material respects any obligation required under the provisions of, any Material Contract, and (iii) neither Seller nor, to the Knowledge of Seller, any third party is in breach, or has received written notice of breach, of any Material Contract. Except as set forth in Schedule 4.15(b) of the Disclosure Schedules, there are presently no renegotiations of, or attempts to renegotiate any material provision (including fees or other payment amounts) under any Material Contract and no Person has made any written demand to any Seller Party for such renegotiation. Seller has made available to Buyer correct and complete copies of all Material Contracts, including any amendments thereto.

(c)    Attached to Schedule 4.15(c) of the Disclosure Schedules is a true, complete and correct copy of the Standard Employment Documents. Except as set forth in Schedule 4.15(c), (i) the Seller is not a party to or otherwise bound by any similar agreement that differs in any material respect from the Standard Employment Document, except as disclosed under clause (xiv) of Schedule 4.15(a) of the Disclosure Schedules.

4.16.    Labor and Employment Matters.

(a)    Seller has delivered or made available to Buyer a true and accurate list including the name, job title, exempt or non-exempt status for wage and hour purposes, date of hire, base compensation, bonus eligibility, current status with regard to leave, and employing entity as of the date thereof for each employee of Seller. Such list also includes all employees employed under a non-immigrant visa sponsored by Seller, the category of such visa, and the expiration date.

(b)    Seller is not a party to any collective bargaining agreement or other Contract with any labor organization, union or association. As of the date of this Agreement, there are no pending, or to the Knowledge of Seller, threatened, and since January 1, 2016, there have been no, strikes, slowdowns, work stoppages, lockouts, or other material labor disputes or similar organized activity against Seller.

(c)    Except as set forth in Schedule 4.16(c) of the Disclosure Schedules, the employment relationship between Seller and its employees is employment at-will.

(d)    Seller has paid all wages and other compensation and all other amounts due and payable to its current or former employees. Seller is in compliance in all material respects with all Legal Requirements relating to the employment of labor, including provisions thereof relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights, immigration, work authorization, wages, hours, employee classification, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, and the withholding and payment of social security and other Taxes.

4.17.    Related Party Transactions. Except (a) as set forth in Schedule 4.17 of the Disclosure Schedules and (b) for directors providing services to the Seller Parties as part of duties specifically designated by the Parent Board, no executive officer or director of any of the Seller Parties or any Person owning five percent (5%) or more of the Units (or any of such Person’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act) or Affiliates or associates) is a party to any Contract with or binding upon Seller or any of its assets, rights or properties or has any interest in any property owned by Seller or used in the Business or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

4.18.    Inventory. All Inventory reflected on the Balance Sheet (a) is valued in accordance with GAAP at the lower of cost or market and (b) consists of a quality and quantity usable in the Ordinary Course of Business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided on the Balance Sheet). All Inventory that has arisen since the date of the Balance Sheet consists of a quality and quantity usable in the Ordinary Course of Business. Except as set forth on Schedule 4.18 of the Disclosure Schedules, (x) all such Inventory is owned by Seller free and clear of all Liens (other than Permitted Liens) and (y) no Inventory is held on a consignment basis and (z) since the date of the Balance Sheet, Seller has not repurchased Inventory from its customers. Except as set forth in Schedule 4.18 of the Disclosure Schedules, no Inventory of Seller is located at a location other than the Real Property or with a common carrier in transit to or from a vendor or customer, and no inventory of another Person is located on the Real Property.

4.19.    Customers and Suppliers.

(a)    Schedule 4.19(a) of the Disclosure Schedules sets forth a complete and accurate list of (i) the ten (10) largest customers of Seller based on the consolidated cost of goods and services paid by such Persons to Seller for each of (A) the fiscal year ended September 30, 2018 and (B) the year-to-date period ended May 31, 2019 (each, a “Principal Customer”) and (ii) with respect to each Principal Customer, the aggregate amounts paid to, or received from, as applicable, each such Principal Customer for (X) the fiscal year ended September 30, 2018 and (Y) the year-to-date period ended May 31, 2019.

(b)    Schedule 4.19(b) of the Disclosure Schedules sets forth a complete and accurate list of (i) the twenty (20) largest suppliers of Seller based on the consolidated cost of goods and services paid to such Persons by Seller for (A) the fiscal year ended September 30, 2018 and (B) the year-to-date period ended May 31, 2019 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to, or received from, as applicable, each such Principal Supplier for (X) the fiscal year ended September 30, 2018 and (Y) the year-to-date period ended May 31, 2019.

(c)    Except as disclosed on Schedule 4.19(c) of the Disclosure Schedules, no Principal Customer or Principal Supplier has notified Seller in writing or, to the Knowledge of Seller orally, that it intends to terminate or otherwise adversely change the terms of its relationship with Seller, or decrease in any material respect the amount of business it does with the Business in any material respect, including following the Closing. Seller is not involved in any material dispute or controversy with any of its Principal Customers or Principal Suppliers.

4.20.    Product Warranty and Liability. All products produced, sold, leased or delivered by Seller (or any Person for which Seller may be responsible) have been in material conformity with all applicable contractual commitments, express and implied warranties and applicable Legal Requirements, and Seller has no material

Liability for replacement thereof or other Liabilities in connection therewith. Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product produced, sold or delivered by Seller (or any Person for which Seller may be responsible).

4.21.    Information Supplied. None of the information contained in or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Members and at the time of the Members’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Seller Parties with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement.

4.22.    Fairness Opinion. Prior to the execution of this Agreement, the Parent Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinion”) of Ascendant Partners, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the consideration to be received by Seller pursuant to this Agreement is fair, from a financial point of view, to the holders of Units. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.    No Brokers. Other than Ascendant Partners, Inc., the Seller Parties have not employed any broker, finder or financial or similar advisor or incurred any Liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.24.    Construction Matters.

(a)    Substantial Completion of the Construction has been achieved or will be achieved no later than August 15, 2019.

(b)    Contractors have fully complied in all material respects with all of their obligations under their respective Construction Contracts, and (ii) no Contractor has defaulted (or been deemed to have defaulted by Seller) in its obligations under its respective Construction Contract or otherwise breached in any material respect its respective Construction Contract.

(c)    Seller has inspected all Work performed and executed by all Contractors in connection with the Construction. Except as set forth on Schedule 4.24(c) of the Disclosure Schedules, (i) Seller has not rejected any Work performed by any Contractor in respect of the Construction or any portion thereof, and (ii) other than with respect to retainage, Seller has not withheld any payment otherwise owed to any Contractor or ordered any substitute Work from a third party. All Work has been or will be performed and completed in all material respects in accordance with, and conforming in all material respects to, the Contract Documents (as such terms are defined in the Construction Contracts) and in accordance with all Legal Requirements.

(d)    [Intentionally omitted]

(e)    Seller has paid all Contractors for the Work according to the payment schedules under the Construction Contracts.

(f)    Notwithstanding the acceptance of any Work or any payment therefor, Seller has not agreed to waive any of Seller’s rights and remedies under the Construction Contracts if any Work is later found to be defective or nonconforming.

(g)    Schedule 4.24(g) of the Disclosure Schedules sets forth (i) the name of each Contractor performing work relating to the Construction and (ii) the primary work performed by each such Contractor relating to the Construction.

(h)    Upon final completion of all Work under the Construction Contracts, the Construction will operate and fully function for its intended purpose as grain receiving, handling and storage facilities in accordance with the Owner Specifications and all Contractor warranties, and will safely operate in accordance with good industry practice and in compliance with all applicable Legal Requirements; provided Buyer agrees that, to the extent there are any issues with the Construction following completion that would result in Seller Parties being in breach of this representation and warranty, Buyer will first use commercially reasonable efforts to recover damages resulting therefrom or cause the repair of the Construction against the Contractors (in accordance with Section 10.5(g) of this Agreement) before making an indemnity claim against Seller Parties.

(i)    None of the Punch List Items consist of change orders under the Construction Contracts, it being understood that the Seller Parties make no representations or warranties relating to any change orders requested by Buyer following the date hereof (“Buyer Change Orders”). All of the Punch List Items (excluding any Buyer Change Orders) are included in the Work to be performed by the Contractors in accordance with the Construction Contracts.

4.25.    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE SELLER PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE SELLER PARTIES, THE PURCHASED ASSETS OR THE BUSINESS, AND THE SELLER PARTIES HEREBY EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; provided, that, nothing set forth in this Section 4.25 shall prohibit, or otherwise serve as a defense against, any claims by Buyer as a result of Fraud by any of the Seller Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Parties, as of the date of this Agreement and as of the Closing Date, as follows:

5.1.    Organization, Standing and Power. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited liability company power and authority to carry on its business as presently conducted.

5.2.    Authority. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions of, this Agreement and each such other Transaction Document by Buyer have been duly authorized by all necessary limited liability company action on the part of Buyer, and no other limited liability company proceedings (including any member action) on the part of Buyer are necessary to authorize this Agreement, the other Transaction Documents or to consummate the transactions contemplated by hereby or thereby. This Agreement has been, and each other Transaction Document to be executed by Buyer at or prior to the Closing will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Seller Parties, will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.

5.3.    Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions of this Agreement and each such other Transaction Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (a) as applicable, the charter, certificate of formation, bylaws or limited liability company agreement of Buyer or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Buyer or any of its Affiliates is a party or by which any of their respective properties or assets are bound or (ii) any Legal Requirement to which Buyer or any of its Affiliates or any of their respective properties or assets are subject, other than, in the case of this clause (b), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement or any other Transaction Document by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby.

5.4.    Litigation. There is no suit, action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby. There is no Order outstanding against Buyer or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.

5.5.    Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first delivered to a Seller Party, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.6.    Financing. On the Closing Date, Buyer will have available sufficient cash, lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price in accordance with the terms and subject to the conditions hereof, to consummate the transactions contemplated by this Agreement and to pay all fees and expenses payable by Buyer in connection with the consummation of the transactions contemplated this Agreement and to perform its other obligations hereunder.

5.7.    Solvency. After the Closing has occurred, immediately following the consummation of the transactions contemplated by this Agreement, (a) the fair value of the assets of Buyer and its subsidiaries will exceed their respective debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Buyer and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities, subordinated, contingent or otherwise, become absolute and matured; (c) Buyer and each of its subsidiaries will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) neither Buyer nor any of its subsidiaries will have an unreasonably small amount of capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Time.

5.8.    No Brokers. None of Buyer or any of its Affiliates has employed any broker, finder or financial or similar advisor or incurred any Liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

5.9.    No Reliance. In connection with the due diligence investigation of Seller, the Business and the Purchased Assets by Buyer, Buyer (and its representatives) have received and may continue to receive from the

Seller Parties and their representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Seller, the Business, the Purchased Assets and the Seller’s operations. Buyer hereby acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Buyer will have no claim against the Seller Parties, or any of their respective representatives, or any other Person (including any of Parent’s Members), with respect thereto. Without limiting the foregoing, Buyer hereby acknowledges that, except for the representations and warranties set forth in Article IV, (a) none of the Seller Parties, any of their respective representatives, or any other Person (including any of Parent’s Members), has made or is making any representation or warranty in connection with this Agreement or the other Transaction Documents, including with respect to the Seller Parties or their respective businesses or operations and (b) Buyer is not relying on any other representations or warranties of any kind or nature; provided, that, nothing set forth in this Section 5.9 shall prohibit, or otherwise serve as a defense against, any claims by Buyer as a result of Fraud by any of the Seller Parties.

ARTICLE VI

COVENANTS

6.1.    Conduct of Business.

(a)    Except as set forth in Schedule 6.1(a) of the Disclosure Schedules, as expressly provided by this Agreement, required by Legal Requirement or Order, or consented to in writing by Buyer, during the period from the date of this Agreement to the earlier of Effective Time or the termination of this Agreement in accordance with Section 9.1 (such period, the “Interim Period”), Seller shall (i) carry on the Business in the Ordinary Course of Business, including making repairs, performing maintenance and performing under the Acquired Contracts in the Ordinary Course of Business, (ii) use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with significant employees, customers, suppliers, and others having significant business dealings with Seller, (iii) comply in all material respects with Legal Requirement, in each case in a manner substantially consistent with past practice, and (iv) use commercially reasonable efforts to keep in full force and effect all of its Permits.

(b)    Without limiting the foregoing, except as set forth in Schedule 6.1(b) of the Disclosure Schedules, expressly required by (or expressly permitted under Section 6.2 and Article IX) this Agreement, required by Legal Requirement or Order, or consented to in writing by Buyer, during the Interim Period, Seller shall not:

i)    authorize or effect any change in the Operating Agreement;

ii)    change any accounting methods, principles or practices materially affecting the consolidated assets, Liabilities or results of operations of Seller, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Legal Requirement, including Regulation S-X under the Securities Act;

iii)    make any election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), make any amendment with respect to any Tax Return, settle or compromise any Tax Liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, request any rulings from or the execution of any closing agreement with any Governmental Authority, surrender any right to claim a Tax refund, make any change to an annual accounting period for Tax purposes, or any change any accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business; or

iv)    except as required by Legal Requirement or the terms of any Benefit Plan set forth in Schedule 6.1(b)(iv) of the Disclosure Schedules, (A) grant to any director or executive officer of any increase in compensation (except in the Ordinary Course of Business), (B) grant to any director or executive officer any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the Ordinary Course of Business), (C) enter into any employment, consulting, severance, retention or termination agreement or arrangement with any employee, director or officer, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, or (E) accelerate any rights or benefits under any Benefit Plan;

v)    sell, assign, transfer, lease, license, abandon, permit to lapse or otherwise dispose of any assets, including the Purchased Assets, except for sales of finished goods Inventory in the Ordinary Course of Business;

vi)    accelerate, terminate, modify or cancel any Material Contract or enter into any Contract that, if entered into prior to the execution and delivery of this Agreement, would have been a Material Contract;

vii)    impose or grant any Lien (other than Permitted Liens) on any of the Purchased Assets;

viii)    other than capital expenditures in connection with the Construction that will have been fully paid prior to the Closing, make any capital expenditures or commitments therefor involving more than $25,000 (in the aggregate);

ix)    cancel, compromise, waive or release any right or claim involving more than $25,000 (individually or in the aggregate);

x)    settle any Litigation involving any material Liability for monetary damages or enter into any settlement agreement containing material obligations;

xi)    incur any Indebtedness except for short-term borrowings made at prevailing market rates and on terms consistent with prior practice (it being agreed that if any such Indebtedness is incurred it shall be repaid in full on or prior to Closing)

xii)    fail to replenish the inventory of the Business in the Ordinary Course of Business or make any purchase commitment in excess of the requirements of the Business in the Ordinary Course of Business;

xiii)    delay or postpone the payment of undisputed accounts payable and other undisputed Liabilities outside the Ordinary Course of Business;

xiv)    cancel or terminate any insurance policies or cause any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; or

xv)    agree to do any of the foregoing.

6.2.    Solicitation; Takeover Proposals; Change of Recommendation.

(a)    No Solicitation. During the Interim Period, the Seller Parties shall not, and shall cause their Affiliates not to, and shall use reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal (as defined below), (ii) provide any non-public information concerning the Seller Parties related to, or to any Person or group (as defined below) who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, or (iv) approve, support, adopt, endorse or recommend any Takeover Proposal or any Acquisition Agreement (as defined below) with respect thereto. Subject to Section 6.2(c), the Seller Parties shall, and shall cause their Affiliates to, and shall use their reasonable best efforts to cause their

Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person or group conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal and (B) immediately terminate access by any third party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal.

(b)    Certain Definitions.

i)    The term “Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Seller Parties in any substantive respect than the Confidentiality Agreement; provided that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Takeover Proposal, acquiring any of the Seller Parties or taking any other similar action.

ii)    The Term “After Consultation” means after consultation with such Person’s outside legal counsel and, other than with respect to determinations with respect to the fiduciary duties of such Person’s board of directors, such Person’s outside financial advisor.

iii)    Wherever the term “group” is used in this Section 6.2, it is used as defined in Rule 13d-3 under the Exchange Act.

iv)    The term “Intervening Event” means a change, effect, event, occurrence or fact that materially affects the Seller Parties, taken as a whole, occurring or arising after the date of this Agreement that was not known or reasonably foreseeable to the Parent Board as of the date of this Agreement, which change, effect, event, occurrence or fact becomes known to the Parent Board prior to obtaining the Member Approval; provided, however, that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, any Intervening Event: any change, effect, event, occurrence or fact that arises out of or results from (i) any Takeover Proposal or the consequences thereof, (ii) any breach of this Agreement by any of the Seller Parties, (iii) the announcement and pendency of this Agreement and the transactions contemplated hereby or the identity of, or any facts or circumstances relating to Buyer or its Affiliates, (iv) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing Date by any Seller Party or any of their Affiliates from any Governmental Authority in connection with this Agreement and the consummation of the transactions contemplated hereby, or (v) the fact that, in and of itself, the Seller exceeds any internal or published projections, estimates or expectations of the Seller’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, in each case, the underlying reasons for such events may constitute a Intervening Event).

v)    The term “Superior Proposal” means any bona fide, written Takeover Proposal that if consummated would result in a Person or group (or the shareholders or other owners of any Person) owning, directly or indirectly, (a) at least a majority of all of the Units or (b) at least a majority of the consolidated assets of the Seller Parties, taken as a whole, in either case which the Parent Board determines in good faith, After Consultation, that, if consummated, would be more favorable than the transactions contemplated hereby to the Members from a financial point of view, taking into consideration, the factors determined by the Parent Board in good faith to be relevant.

vi)    The term “Takeover Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Buyer), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by this Agreement, with a Person or group relating to (x) the issuance to such Person or group or acquisition by such Person or group of at least 15% of the equity interests in any of the Seller Parties or (y) the acquisition by such Person or group of at least 15% of the consolidated assets of the Seller Parties, taken as a whole, pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, consolidation or other business combination, sale of equity interests, sale of assets, tender offer, exchange offer or other transaction.

(c)    Response to Takeover Proposals. Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time following the date of this Agreement and prior to obtaining the Member Approval, (i) the Seller Parties have received a bona fide, written Takeover Proposal from a third party that did not result from a breach of this Section 6.2, and (ii) the Parent Board determines in good faith, After Consultation, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Legal Requirements, then any of the Seller Parties may (A) enter into an Acceptable Confidentiality Agreement with the Person making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish information with respect to the Seller Parties to such Person pursuant to such Acceptable Confidentiality Agreement or (B) engage in discussions or negotiations with the Person making such Takeover Proposal and such Person’s Representatives regarding such Takeover Proposal, provided, that (1) the Seller Parties shall promptly (and in any event within one (1) Business Day) provide to Buyer any non-public information concerning the Seller Parties to which any Person is provided such access and which was not previously provided to Buyer, (2) prior to engaging or participating in any such discussions or negotiations with or furnishing any information to, such Person, Seller gives Buyer written notice of the identity of such Person and its representatives and all of the material terms and conditions of such Takeover Proposal and of the Seller Parties’ intention to engage or participate in discussions or negotiations with, or furnish information to such Person. For the avoidance of doubt, subject to compliance with sub-clause (2) above, the Seller Parties shall be permitted to request clarifications from any Person or group or their respective Representatives who has made a Takeover Proposal to clarify the terms of such Takeover Proposal so that the Parent Board can make a determination whether such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal.

(d)    Notice to Buyer of Takeover Proposals. The Seller Parties shall promptly (and, in any event, within one (1) Business Day) notify Buyer in the event that the Seller Parties receive (or become aware that any of their Representatives has received) any Takeover Proposal, or any initial request for non-public information concerning any of the Seller Parties related to, or any initial request for discussions or negotiations related to, any Takeover Proposal, and the material terms and conditions thereof (including the identity of the Person making such request, proposal or offer). Thereafter the Seller Parties shall (i) provide prompt notice to Buyer no later than one (1) Business Day after any material change in the material terms of any such Takeover Proposal and (ii) promptly (and in any event not later than one (1) Business Day) after receipt or delivery thereof, provide Buyer with copies of all material documents (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal, including the financing thereof) exchanged between any Seller Party or any of their Representatives, on the one hand, and the Person making Takeover Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(e)    Prohibited Activities. Subject in all cases to Section 6.2(f) and Section 6.2(g), neither the Parent Board nor any committee thereof shall (i) withhold, withdraw or rescind (or modify in a manner adverse to Buyer), the Recommendation, (ii) approve or recommend the adoption of any Takeover Proposal, or (iii) cause or permit any of the Seller Parties to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 6.2(c) (an “Acquisition Agreement”) (any action described in clauses (i), (ii) or (iii) being referred to as an “Adverse Recommendation Change”).

(f)    Intervening Event. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Member Approval, the Parent Board may make an Adverse Recommendation Change in response to an Intervening Event if the Parent Board determines in good faith, After Consultation, that the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Legal Requirement; provided, that the Parent Board may not effect such an Adverse Recommendation Change unless:

i)    Parent shall have provided prior written notice to Buyer, at least four (4) Business Days in advance (the “Intervening Event Notice Period”), of its intention to effect such Adverse Recommendation Change

(which notice itself shall not constitute an Adverse Recommendation Change), which notice shall specify the details of such Intervening Event and the basis upon which the Parent Board intends to effect an Adverse Recommendation Change; and

ii)    prior to effecting such Adverse Recommendation Change, (A) if requested by Buyer, the Seller Parties shall have, and shall have caused their Representatives to, during the Intervening Event Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that an Adverse Recommendation Change is no longer necessary, and (B) Buyer shall not have, during the Intervening Event Notice Period, made an irrevocable written offer that would, upon the Seller Parties’ acceptance thereof, be binding on Buyer and that, after due consideration of such offer by the Parent Board in good faith and After Consultation, results in the Parent Board determining that it would not be inconsistent with the Parent Board’s fiduciary duties to the Members under applicable law to not affect the Adverse Recommendation Change.

In the event of any material changes to the circumstances applicable to the Intervening Event, after the start of the Intervening Event Notice Period, the Seller Parties shall be required to deliver a new written notice to Buyer pursuant to Section 6.2(f)i) and to comply with the requirements of this Section 6.2(f) with respect to such new written notice (including a new Intervening Event Notice Period) except the Intervening Event Notice Period shall be at least two (2) Business Days (rather than the four (4) Business Days contemplated by Section 6.2(f)i)).

(g)    Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Member Approval, if, in response to a bona fide written Takeover Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 6.2, the Parent Board determines in good faith, After Consultation, that such Takeover Proposal constitutes a Superior Proposal, the Seller Parties may terminate this Agreement pursuant to Section 9.1(f) and substantially concurrently enter into an Acquisition Agreement with respect to such Superior Proposal and pay the Seller Termination Fee to Buyer pursuant to Section 9.3; provided, that the Parent Board may not effect such an Adverse Recommendation Change and the Seller Parties may not terminate this Agreement pursuant to Section 9.1(f), unless:

i)    Seller shall have provided prior written notice to Buyer, at least four (4) Business Days in advance (the “Superior Proposal Notice Period”), of its intention to terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal and the identity of the Person or group making such Superior Proposal, and shall have contemporaneously provided the execution draft of the relevant proposed Acquisition Agreement with the Person making such Superior Proposal and other material documents with respect to such Superior Proposal (including any with respect to the financing thereof); and

ii)    prior terminating this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, (A) if requested by Buyer, the Seller Parties shall have, and shall have caused their Representatives to, during the Superior Proposal Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, and (B) Buyer shall not have, during the Superior Proposal Notice Period, made an irrevocable written offer that would, upon the Seller Parties’ acceptance thereof, be binding on Buyer and that, after consideration of such offer by the Parent Board in good faith and After Consultation, results in the Parent Board determining that such Superior Proposal no longer constitutes a Superior Proposal.

In the event of any amendment to the financial terms or any other material revisions to the Superior Proposal, Seller shall be required to deliver a new written notice to Buyer pursuant to Section 6.2(g)i) and to comply with the requirements of this Section 6.2(g) with respect to such new written notice (including a new Superior Proposal Notice Period), except the Superior Proposal Notice Period shall be at least two (2) Business Days (rather than the four (4) Business Days contemplated by Section 6.2(g)i)).

(h)    Standstills; Confidentiality Agreements. Notwithstanding any provision of Section 6.2(e) to the contrary, the Seller Parties shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Member Approval, the Seller Parties may grant a waiver or release under any standstill agreement if the Parent Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Legal Requirement.

6.3.    Notification of Certain Matters.

(a)    During the Interim Period, the Seller Parties shall promptly notify Buyer (i) if any representation or warranty made by the Seller Parties in this Agreement was, when made, or has subsequently become, untrue in any material respect, (ii) of the occurrence or non-occurrence of any event which has caused or may reasonably be expected to cause any condition to the obligations of Buyer to effect the transactions contemplated by this Agreement not to be satisfied, or (iii) of the failure of the Seller Parties to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which may reasonably be expected to result in any condition to the obligations of any party hereto to effect the transactions contemplated hereby not to be satisfied.

(b)    During the Interim Period, Buyer shall promptly notify the Seller Parties (i) if any representation or warranty made by Buyer in this Agreement was, when made, or has subsequently become, untrue in any material respect, (ii) of the occurrence or non-occurrence of any event which has caused or may reasonably be expected to cause any condition to the obligations of the Seller Parties to effect the transactions contemplated by this Agreement not to be satisfied, or (iii) of the failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which may reasonably be expected to result in any condition to the obligations of any party hereto to effect the transactions contemplated hereby not to be satisfied.

(c)    The delivery of any notice pursuant to this Section 6.3 shall not be deemed to modify the representations and warranties in this Agreement for purposes of Article VIII or Article X.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.    Preparation of the Proxy Statement; Members’ Meeting.

(a)    Members’ Meeting. Parent shall, as promptly as reasonably practicable after the date hereof, duly set a record date for, call, give notice of, convene and hold a special meeting of Members (the “Members’ Meeting”) for the purpose of obtaining the Member Approval as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the Parent Board). Subject to the terms of this Agreement, the Parent Board shall recommend that the Members vote in favor of approval of the transactions contemplated by this Agreement. Parent shall comply with the DLLCA, Parent’s certificate of formation, the Operating Agreement, and the Exchange Act in connection with the Members’ Meeting, including preparing and delivering the Proxy Statement to the Members as required pursuant to the Exchange Act and Section 7.1(b) below. Subject to the terms of this Agreement, Parent shall use its commercially reasonable efforts to (i) solicit from its members proxies in favor of approval of the transactions contemplated by this Agreement in compliance in all material respects with all Legal Requirements, and (ii) secure any other approval of the Members that is required by Legal Requirement to effect the transactions contemplated hereby.

(b)    Preparation of Proxy Statement. As promptly as reasonably practicable after the date hereof (and in any event within fifteen Business Days), Parent shall prepare and file with the SEC the preliminary Proxy Statement in form and substance reasonably satisfactory to each of Parent and Buyer relating to the transactions contemplated hereby. Subject to the terms of this Agreement, the Proxy Statement shall reflect the Recommendation and shall include a description of the other Board Actions. Buyer shall cooperate with Parent in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to Parent the information relating to Buyer required by the Exchange Act. Parent shall use its commercially reasonable efforts, after consultation with Buyer (and Buyer shall cooperate with Parent in good faith in connection therewith), to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Members at the earliest reasonably practicable time. Each of Parent and Buyer shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. Parent agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Units, in each case as, and to the extent, required by Legal Requirement. Parent shall promptly provide Buyer and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and Parent and Buyer shall cooperate in filing with the SEC or its staff, and, if required, Parent shall mail to its members, as promptly as reasonably practicable, such amendment or supplement. Buyer and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Buyer and its counsel. The Proxy Statement shall comply in all material respects with requirements of Legal Requirement.

7.2.    Access. During the Interim Period, upon reasonable advance notice, the Seller Parties shall, and shall cause their officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to, afford to Buyer, and to Buyer’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access to all of the Seller Parties’ properties (including for purposes of testing and inspecting the Real Property and the Construction), books and records and to those employees and Representatives of the Seller Parties to whom Buyer requests access, and, the Seller Parties shall furnish to Buyer, as promptly as reasonably practicable, all financial, operating and other data and information concerning the Seller Parties’ business, properties and personnel that are in the possession, custody or control of the Seller Parties as Buyer through its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives may reasonably request. Prior to entering the Real Property to conduct inspections, Buyer or Buyer’s contractors shall provide Seller with a certificate of liability insurance naming Seller as an additional insured in an amount of not less than $1,000,000.00 per occurrence and Buyer shall promptly repair any damage caused to the Real Property as a result of Buyer’s consultants or other Representatives’ activities and restore the Real Property to substantially the same condition as it existed prior to any inspection activities. Buyer agrees to indemnify, defend and hold Seller and the Real Property harmless, including reasonable attorney’s fees and court costs, from all injury, death, or property damage or claim, liabilities, causes of action, loss, expense or lien of any kind whatsoever arising out of the actions of Buyer, its agents, employees, contractors, officers or other Representatives or in any way incidental to Buyer’s, its agents, employees, contractors, officers or other Representatives presence on the Real Property for the purposes aforesaid and such indemnification obligation shall survive the termination of this Agreement. Notwithstanding the foregoing, the Seller Parties shall not be required to provide access to or disclose information where the Seller Parties reasonably determine that such access or disclosure would jeopardize the attorney-client privilege of the Seller Parties or conflict with or violate any Legal Requirement (including antitrust laws) (provided that the Seller Parties shall in such event use commercially reasonable efforts to avoid such constraints on disclosure, including entering into a joint defense agreement in customary form). Any information provided to Buyer by the Seller Parties pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, Buyer owes no duty to indemnify, defend, and hold Seller and the Real Property harmless for, and is not liable to undertake any repairs to or restore, any pre-existing conditions merely discovered at or upon the Real Property, unless there is damage to such pre-existing conditions at or upon the Real Property caused by Buyer or its agents, employees, contractors, officers or other Representatives.

7.3.    Reasonable Best Efforts; Approvals.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any third party (including the Third Party Consents and the Required Governmental Approvals), and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities; and (ii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided, that, notwithstanding anything set forth in this Agreement to the contrary, (x) Seller Parties expressly authorize Buyer to discuss, negotiate and enter into any amendments, terminations, modifications, other agreements and any other changes to the Acquired Contracts involving or related to Agtegra, to take effect on or after the Closing Date (it being understood that Buyer shall keep the Seller Parties reasonably advised of any such conversations), and (y) nothing in this Section 7.3 shall require any out-of-pocket payments by any of the Parties or any of their respective Affiliates in order to obtain any such consents, approvals, orders, waivers or authorizations.

(b)    The Seller Parties and Buyer shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any filings or furnishing information required in connection therewith.

(c)    Subject to Legal Requirements and the instructions of any Governmental Authority and subject to the Confidentiality Agreement, the Seller Parties and Buyer each shall use its reasonable best efforts to (i) without in any way limiting Section 7.3(b) above, cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep the other apprised on a reasonably timely basis of any material communications, and provide copies thereof in the case of any such written communications, received by Buyer or any of its Representatives, or the Seller Parties or any of their Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the transactions contemplated hereby. Subject to reasonable limitations limiting access to outside counsel and subject to the Confidentiality Agreement, the Seller Parties and Buyer each shall, upon request by the other, consult with the other regarding all information concerning itself, its subsidiaries (if any), directors, managers, officers, members and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Seller Parties or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall, following consultation with Buyer and after giving due consideration to Buyer’s views and acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to gain regulatory clearance before any Governmental Authority.

(d)    As promptly as reasonably practicable, but no later than five (5) Business Days after the date hereof, Buyer shall (i) make or cause to be made all filings required to obtain an Alcohol Fuel Permit from the TTB for the operation of the Ethanol Plants (the “Alcohol Fuel Permit”), (ii) commence and diligently pursue all actions necessary to submit any and all information to the U.S. Environmental Protection Agency that is required in connection with the RIN Permit and to otherwise obtain the RIN Permit and (iii) without in any way limiting the foregoing in this Section 7.3(d), use its reasonable best efforts to obtain the Alcohol Fuel Permit and the RIN Permit as promptly as practicable following the execution and delivery of this Agreement.

7.4.    Employee and Employee Benefit Plan Matters.

(a)    Offers of Employment. Subject to the terms and conditions of this Section 7.4, at the Closing the Buyer shall offer “at-will” employment to (i) each person set forth in Schedule 7.4(a) and (ii) each person hired by

Seller during the Interim Period with Buyer’s prior written consent (each an “Offered Employee”) to the extent such person is an active employee of Seller as of immediately prior to the Closing; provided, that, Buyer shall have the right to offer such employment subject to such person’s accepting duties and responsibilities that are different than his or her current duties and responsibilities and Buyer further reserves the right to later modify such duties and responsibilities. Each Offered Employee who (i) accepts the Buyer’s offer and (ii) executes and delivers Buyer’s standard employee on-boarding documentation shall be referred to as a “Transferred Employee.”

(b)    Termination of Employment. Effective as of immediately prior to the Effective Time, Seller shall terminate the employment or service of the Transferred Employees and take all necessary action such that the Transferred Employees shall cease active participation in and accrual of benefits under the Benefit Plans.

(c)    Post-Closing Employment and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Buyer), (i) Buyer shall provide the Transferred Employees with base salary and bonus opportunities that are substantially comparable in the aggregate to the base salary (or hourly wage, as applicable) and bonus opportunities provided by the Buyer to similarly situated employees of the Buyer (with duties and responsibilities similar to those that Buyer requires such Transferred Employee to perform) and (ii) the Transferred Employees shall during their active employment by the Buyer, be eligible to participate in the group employee benefit, severance, vacation or paid time off, fringe benefit plans and perquisites made generally available to similarly situated employees of the Buyer (collectively, the “Buyer Plans”), subject to each Transferred Employee’s satisfaction of all terms and conditions required for participation in the Buyer Plans, as modified by Section 7.4(d); provided however, that for the period from the Effective Time to 12:01 am January 1, 2020 (the “Coverage Period”), the group medical benefit for Transferred Employees shall be provided in accordance with Section 7.4(g). For the avoidance of doubt, Buyer shall be solely responsible for all other benefits of Transferred Employees after the Effective Time except as provided in Section 7.4(g) or as otherwise expressly agreed to in writing by Seller and Buyer prior to Closing and for any employees of Buyer other than Transferred Employees who become employed with Buyer or Buyer Subsidiaries after the Effective Date, whether or not in connection with the Acquired Assets, and no new employees will be eligible to enroll in or be covered by Seller Medical Plans (as defined in Section 7.4(g)).

(d)    Prior Service Credit. Buyer shall give, or cause to be given to, each Transferred Employee credit for his or her period of service with the Seller Parties prior to the Effective Time for purposes of determining eligibility to participate in and vesting and benefit accruals under the Buyer Plans in which the Transferred Employees become eligible to participate after the Effective Time in accordance with Section 7.4(c), to the extent permitted under the terms thereof; provided, however, that (A) such service credit shall be given only to the extent it was recognized under the analogous Benefit Plan in which such Transferred Employee participated immediately prior to the Effective Time; and (B) such service credit shall not be given (1) with respect to any benefit plans created after the Effective Time for which similarly-situated employees of Buyer do not receive prior service credit or (2) where it would result in the duplication of any benefits for the same period of service.

(e)    Welfare Benefit Plans. With respect to each Buyer Plan providing medical, dental, pharmaceutical vision and flexible benefits in which the Transferred Employees become eligible to participate after the Effective Time in accordance with Section 7.4(c) and Section 7.4(d), Buyer shall (i) waive or cause to be waived all pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents, other than any such limitations, exclusions and waiting periods that are in effect with respect to such individuals and have not been satisfied under the analogous Benefit Plan immediately prior to the Effective Time; (ii) to the extent possible under the applicable Buyer Plan and otherwise in a manner consistent with the agreements reached by Seller and Buyer on non-medical welfare benefit plans before Closing recognize or cause to be recognized any deductibles, out-of-pocket and co-payments paid by the Transferred Employees and their eligible dependents under the analogous Benefit Plan during the applicable plan year in which the Effective Time occurs for purposes of satisfying all applicable deductibles and maximum out-of-pocket requirements that may apply after the Effective Time; and (iii) cause Buyer’s group medical benefit to permit Transferred Employees to enroll in Buyer group medical benefit not earlier than the end of the Coverage Period (as defined in Section 7.4(c)) but subject to the other conditions of this Section 7.4(e) after the Coverage Period.

(f)    Severance; Accrued Vacation; Funding of HSA. Seller Parties shall be liable and hold Buyer harmless for any statutory, common law, contractual or other severance arising with respect to any employee of the Seller Parties immediately prior to Closing or with respect to the termination of employment or service of the Transferred Employees under Section 7.4(b) and for any breach of Seller Parties obligations as provided in Section 7.4(b) and (h). Buyer and Buyer Subsidiaries shall be liable and hold the Seller Parties harmless for: (i) any statutory, common law, contractual or other severance with respect to any Transferred Employee arising or accruing on or after the Closing Date; (ii) any claims relating to the employment of any Transferred Employee on or after the Closing Date; and (iii) for any breach of Buyer and Buyer Subsidiaries obligations as provided in Section 7.4(g) and (h). The Seller Parties shall be liable for and shall fund the employer contribution portion of all HSA accounts of the Transferred Employees through December 31, 2019.

(g)    Group Medical Benefit During the Coverage Period. During the Coverage Period: (i) Seller Parties shall use commercially reasonable efforts to maintain the Seller group medical benefit policies listed on Schedule 7.4(g) (“Seller Medical Plans”) and Seller and Buyer covenant to cooperate in obtaining written commitments from Blue Cross/Blue Shield of Minnesota (“BCBSMN”) to maintain the Seller Medical Plans in accordance with their respective terms and the conditions set forth in this Section 7.4(g); (ii) all Transferred Employees will continue to be covered under Seller Medical Plans while employed by Buyer and Buyer Subsidiaries and will not incur a “qualifying event” (as defined in Code Section 4980B(f)(3)(B) and regulations promulgated thereunder) as a result of the Transferred Employees’ termination of employment with Seller upon the Effective Date; (iii) Seller Parties shall be and remain liable for paying the employer contributions for Seller employees’ covered under the Seller Medical Plans; (iv) Buyer shall be liable for and shall pay the employer contributions for Transferred Employees and shall timely transmit all premiums due and other costs associated with coverage for Transferred Employees and their beneficiaries under the Seller Medical Plans; (v) Seller Parties, for their part, and Buyer and Buyer Subsidiaries for their part, shall take all reasonable actions required of the party to permit Transferred Employees, Seller employees and M&A Qualified Beneficiaries (as defined in Section 7.4(h) to be eligible for coverage; and (vi) Seller Medical Plans will constitute a high deductible health plan as defined in Code Sec. 223(c)(2); (vii) Seller Parties may assign the Seller Medical Plans to a liquidating trust that will be liable under this Section 7.4 to the same extent as Seller Parties.

(h)    COBRA. During the Coverage Period: (i) Seller Parties and Seller Medical Plan will be and remain liable to provide any group health continuation coverage under applicable Legal Requirements for any Seller Employees, Transferred Employees, and “M&A Qualified Beneficiaries” as such term is defined in Treas. Reg. § 54.4980B-9 who first become eligible on or after the Effective Date; (ii) Buyer will timely notify Seller of any Transferred Employee or the beneficiary of any event constituting a “qualifying event” under Code Section 4980B(f)(3) and regulations thereunder; (iii) Seller Parties will timely cause Seller Medical Plans to provide and administer in all material respects such group continuation coverage obligations. For the avoidance of doubt, any employees of Seller and their beneficiaries who are covered or are eligible for group health continuation coverage under the Seller Medical Plans immediately prior to the Effective Time shall be an M&A Qualified Beneficiary for purposes of this Section 7.4(h) Seller will cause the Seller Medical Plans to terminate effective and the end of the Coverage Period and thereafter Seller Medical Plan shall have no further obligations to provide group health continuation coverage. Effective January 1, 2020, Buyer and the Buyer Plans shall assume, be liable for and indemnify and hold harmless Seller Parties and Seller Medical Plans, for group health continuation coverage under applicable Legal Requirements for any Transferred Employees, their beneficiaries and any “M&A Qualified Beneficiaries” as such term is defined in Treas. Reg. § 54.4980B-9; provided, however, that nothing in this Agreement shall prohibit Buyer or its affiliates from modifying any Buyer Plan providing for group health coverage.

(i)    401(k) Plan. As of the Effective Time or as soon as practicable thereafter, each Transferred Employee will be permitted to elect to roll over his or her account balances in the Seller Parties’ defined contribution plan (or any portion thereof) to the Buyer’s defined contribution plan.

(j)    Cooperation. The Seller Parties and the Buyer shall cooperate reasonably with each other in the exchange of information, notification to the expected Transferred Employees and preparation of any documentation required to be filed with any Governmental Authority or other third party as one of them may reasonably request of the other in order to implement this Section 7.4 and to ensure an orderly transition of employment for the Transferred Employees in connection with the consummation of the transactions contemplated hereby, including information regarding Seller Medical Plans in a manner that complies with the federal and state privacy laws.

(k)    No Third Party Beneficiaries. The provisions of this Section 7.4 are solely for the benefit of the parties to this Agreement, and nothing contained in this Section 7.4, whether express or implied, shall create any third party beneficiary or other rights in any Person in respect of the terms and conditions of employment with, or any compensation or benefits that may be provided by, Buyer or any of its Affiliates.

7.5.    Tax Matters.

(a)    Tax Apportionment. Except for Transfer Taxes (which are addressed in Section 7.5(c)), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets (the “Straddle Period Taxes”) for a taxable period that includes (but does not begin on) the Closing Date shall be apportioned between Seller and Buyer. The apportionment shall be made as of the Closing Date based on the number of days of such taxable period ending on but not including the Closing Date (the “Pre-Closing Straddle Period”) and the number of days of such taxable period beginning on and including the Closing Date through the end of such taxable period (the “Post-Closing Straddle Period”). Seller shall be liable for Taxes attributable in the Pre-Closing Straddle Period and Buyer shall be liable for Taxes attributable to the Post-Closing Straddle Period on a closing of the books basis.

(b)    Transfer Taxes.

i)    All excise, sales, use, value added, goods and services, transfer (including real property transfer), withholding, stamp, documentary, filing, recordation, registration and other similar Taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be borne by Seller, whether levied on Buyer or Seller.

ii)    Seller shall prepare and timely file any Tax Returns with respect to Transfer Taxes required to be filed under applicable Legal Requirements. Buyer and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Legal Requirements, and shall to that extent execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Legal Requirements.

(c)    Tax Cooperation. From and after the Closing Date, the Parties will cooperate in good faith and render reasonable assistance to the other Party in connection with the filing of Tax Returns, any audit or proceeding with respect to Taxes relating to the Purchased Assets or the Business. The Parties shall retain all books and records with respect to such Taxes for any Pre-Closing Tax Period until the expiration of the relevant statutes of limitations for such Taxes.

(d)    Taxation of Escrow Amount. For all relevant Tax purposes, the Parties agree to treat the Indemnity Escrow Amount and the Punch List Escrow Amount (if any) as an asset of Buyer until the release of such funds to the Seller, and Buyer will pay all Taxes on any interest or other income earned with respect to such funds until such funds released to the Seller.

(e)    Wage Reporting. Buyer and the Seller Parties agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

7.6.    Public Announcements and SEC Disclosures. The Parties agree that (a) the initial press release by Parent and (b) any initial communication by the Seller Parties to any of their employees with respect to the transactions contemplated by this Agreement will be in the form mutually agreed to by the Parties. The Parties also agree that the initial communications by Buyer to its shareholders to be issued with respect to the transactions contemplated by this Agreement will be in the form mutually agreed to by the Parties. The Parties also agree and acknowledge that Parent is required to file current and periodic reports under the Exchange Act and Parent will be required (a) to file a current Report on Form 8-K with respect this Agreement and the transactions contemplated by this Agreement within four business days of the date of the signing of this Agreement and (b) to report this Agreement and the transactions contemplated by this Agreement in its Form 10-Q for the quarter ended June 30, 2019. Parent will provide Buyer with a draft of the Form 8-K and any Form 10-Q disclosures with respect to this matter prior to filing, and Buyer will provide Parent with a draft of its shareholder communication with respect to the transactions contemplated by this Agreement prior to distributing this communication. Thereafter, except with the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), each Party shall not (and shall cause its respective Representatives not to) issue any press release or make any public statement or disclosure with respect to this Agreement or the transactions contemplated by this Agreement, except(i) as may be required by Legal Requirement, court process or the rules and regulations of securities exchange, as applicable, and (ii) as to the Seller Parties, for any matters referred to in, and made in compliance with, Section 6.2. Notwithstanding the foregoing, this Section 7.6 will not apply to any press release or other public statement made that is consistent with the initial Parent press release or Buyer shareholder communication and the terms of this Agreement and does not contain any information relating to the Seller Parties, Buyer or its Affiliates or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 7.6.

7.7.    Bulk Sales Laws. Each Party hereby waives compliance by the Seller Parties with the provisions of any applicable “bulk sales,” “bulk transfer” or similar laws in connection with the consummation of the transactions contemplated hereby.

7.8.    Post-Closing Remittances. From and after the Closing, if Buyer, on the one hand, or any of the Seller Parties, on the other hand, receives any payment from a third party that is the property of the other pursuant to the terms of this Agreement, Buyer or the Seller Parties, as applicable, shall (a) hold such payment as agent for and on behalf of the other and (b) promptly (and in no event later than ten (10) Business Days following receipt) remit such payment to the other.

7.9.    Further Assurances. At any time and from time to time following the Closing, at the request of any Party hereto and without further consideration, each Party hereto shall execute and deliver, or cause to be executed and delivered, such further documents and instruments and shall take, or cause to be taken, such further actions as any other party may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the transactions contemplated hereby; provided, however, the Seller Parties shall have no obligation to execute any instrument or act in any manner that would expand the Seller Parties’ Liabilities.

7.10.    Records Retention.

(a)    For a period of six (6) years after the Closing Date, Buyer shall (i) retain all books, documents, information, data, files and other records of Buyer that relate to the operation of Business for periods prior to the Closing; and (ii) upon reasonable notice and to the extent permitted by law, afford the Seller Parties and its Representatives reasonable and confidential access (including for inspection and copying, at the Seller Parties’ expense), during normal business hours, to such books, documents, information, data, files and other records relating to the pre-Closing operation of the Business.

(b)    For a period ending on the earlier to occur of (i) six (6) years after the Closing Date and (ii) the wind down and dissolution of the Seller Parties, the Seller Parties shall (i) retain all books, documents, information, data, files and other records of the Seller Parties that relate to the operation of Business for periods prior to the Closing; and (ii) upon reasonable notice, afford Buyer and its Representatives reasonable and confidential access (including for inspection and copying, at Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records relating to the pre-Closing operation of the Business.

7.11.    Outstanding Consents. With respect to each Acquired Contract for which consent is required from a third party in connection with the consummation of the transactions contemplated hereby that has not been obtained prior to the Closing (each a “Post-Closing Consent”): the Buyer and the Seller Parties acknowledge and agree that during the period beginning on the Closing Date and ending at such time as the Post-Closing Consent is received (at which time such Acquired Contract shall automatically be assigned to Buyer without any further action of the parties hereto), (a) such Acquired Contract shall not be assigned to Buyer and shall be deemed to be an Excluded Contract; (b) the Parties shall work together in good faith and use commercially reasonable efforts to obtain such Post-Closing Consent; and (c) the Parties shall take all necessary action to provide to Buyer all of the economic benefits, liabilities, costs and expenses under any such Acquired Contract until such time as the Post-Closing Consent is obtained, or until such Acquired Contract expires or is terminated; provided, that, any actions taken pursuant to this Section 7.11 shall not involve any out-of-pocket payments by any of the Parties or any of their respective Affiliates in order to obtain such Post-Closing Consents. In connection with any such arrangements, Buyer and Seller will each abide by the terms and conditions set forth in the applicable Acquired Contract and, subject to the arrangement contemplated by this Section 7.11, will reimburse each other for payments made to or received from counterparties on behalf of each other pursuant to the terms of the applicable Acquired Contracts, will reasonably act to provide that the other party is put in the same economic position with respect to the Acquired Contract as if the relevant consent or other action had been obtained at the Closing. Notwithstanding the foregoing, nothing in this Section 7.11 shall be deemed to limit Buyer’s rights under the Closing conditions set forth in Section 8.2. Once a consent Post-Closing Consent is received Buyer and Seller will jointly prepare, execute and deliver in good faith such document(s), if any, as Buyer and Seller deem reasonably necessary to evidence the assignment of such Acquired Contract.

7.12.    Title Evidence.

(a)    Seller shall, at Buyer’s sole cost and expense, cause to be issued and delivered to Buyer, within 20 days after the date of this Agreement title commitments for the Real Property (collectively, the “Title Commitment”) issued by (1) with respect to the Real Property in Huron, South Dakota, Huron Title, and (2) with respect to the Real Property in Aberdeen, South Dakota, Title of Dakota (collectively, the “Title Company”), in which Title Company agrees to issue to Buyer a 2006 ALTA Owner’s Title Insurance Policy and Leasehold Title Insurance Policy for with respect to the Real Property with full extended coverage, deleting standard exceptions, including but not limited those general standard exceptions based on (i) mechanics or materialmen’s liens, (ii) matters affecting title that may be disclosed by an accurate survey, and (iii) the rights of parties in possession except tenants in possession, and including endorsements for zoning, survey, owner’s comprehensive, access, minerals, deletion of mandatory arbitration, subdivision, contiguity, tax parcel, environmental lien and any other endorsements reasonably requested by Buyer and such additional affirmative coverage as Buyer may reasonably request (collectively, the “Owner’s Title Policy”). In addition, Seller shall, at Buyer’s sole cost and expense, cause to be issued and delivered to Buyer, within 45 days after the date of this Agreement current ALTA/NSPS surveys (the “Surveys”) of the Real Property. The Title Commitment must be accompanied by copies of all recorded documents affecting the Real Property as reflected in the Title Commitment, and included searches for real estate taxes, pending and levied special assessments, judgments, bankruptcies and state and federal tax liens (collectively, the “Title Documents” and together with the Title Commitment and the Surveys shall be collectively referred to as the “Title Evidence”). The Owner’s Title Policy insure title subject to the Permitted Exceptions (as hereinafter defined) and in the amount of the Purchase Price allocated to the Real Property. Buyer and Seller shall each pay for one-half of the cost of the premium of the Owner’s Title Policy to be issued at Closing, and Buyer shall pay for the additional cost of any endorsements thereto. Buyer shall pay for the cost of the premium of any Loan Policies of Title Insurance to be issued at Closing in connection with Buyer’s financing, including any endorsements thereto.

(b)    Within 20 days after receiving the last of the Title Evidence, Buyer will make written objections (“Objections”) to the form and/or contents of the Title Evidence. Buyer’s failure to make Objections within such time period will constitute waiver of the Objections. Any matter shown on such Title Evidence and not objected to by Buyer shall be included within the definition of a “Permitted Exception” hereunder. Seller will have 60 days after receipt of the Objections to cure the Objections, during which period the Closing Date will be postponed if necessary. Seller shall use its best efforts to correct any Objections. To the extent an Objection can be satisfied by the payment of money, Buyer shall have the right to apply a portion of the cash payable to Seller at the Closing to the satisfaction of such Objection and the amount so applied shall reduce the amount of cash payable to Seller at the Closing. If the Objections are not cured within such 60 day period, Buyer will have the option to do any of the following:

i)    Withhold from the Purchase Price an amount which, in the reasonable judgment of the Title Company, is sufficient to assure cure of the Objections. Any amount so withheld will be placed in escrow with the Title Company, pending such cure. If Seller does not cure such Objections within 90 days after such escrow is established, Buyer may then cure such Objections and charge the costs of such cure (including reasonable attorneys’ fees) against the escrowed amount. If such escrow is established, the parties agree to execute and deliver such documents as may be reasonably required by the Title Company, and Seller agree to pay the charges of the Title Company to create and administer the escrow; or

ii)    Terminate this Agreement, or

iii)    Waive the objections and proceed to close.

(c)    “Permitted Exceptions” means: (i) all presently existing and future liens for unpaid real estate taxes and assessments not due and payable as of the Closing Date, subject to adjustment as provided herein; (ii) any item on the Title Evidence not objected to by Buyer, (iii) any lien or encumbrance arising out of the acts or omissions of Buyer (iv) zoning, entitlement, building and other land use regulations that do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber, and (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber.

(d)    If any supplements or updates to the Title Commitment or the Title Documents are issued by the Title Company (“Title Report Update”), then Seller shall deliver same to Buyer and Buyer shall have the right to make Objections to the form and/or contents of the Title Report Update and the parties shall follow the process set forth in Section 7.12(b) above.

(e)    Seller and Buyer will each pay one-half of any closing fee, abstractor execution fee, or charge imposed by any closing agent, or by the Title Company. Buyer will pay the costs to record the Deeds and any mortgage(s) recorded in connection with Buyer’s financing. Seller will pay for any recording costs to remove any encumbrances to title that are not Permitted Exceptions hereunder.

7.13.    Environmental Matters. During the Interim Period:

(a)    the Seller Parties shall obtain, at their sole expense, a reliance letter reasonably acceptable to Buyer for the Phase I Environmental Site Assessments prepared by Summit Envirosolutions, Inc. on July 24, 2019 (collectively, the “Phase I Reports”) from the author of the Phase I Reports allowing Buyer to rely on the Phase I Reports to the same extent as the Seller Parties (the “Reliance Letter”); and

(b)    Seller shall remove the debris and other items identified in the Phase I Report for the Huron Plant from the Huron Plant, including debris on the northern portion of the property or the eastern adjacent property, two totes partially filled with unknown liquids, which are in the tote storage area, and a rusted and empty 55-gallon drum in a “vacant area.”

7.14.    Confidentiality. The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing. As of the Closing Date, the Confidentiality Agreement and all obligations thereunder shall terminate and be of no further force or effect. Following the Closing, Seller will, and will cause its Affiliates to, treat and hold as confidential any information concerning the Business and affairs of Seller that is not already generally available to the public, and shall refrain from using any such information except in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any Action or similar process to disclose any such information, such Person will notify Buyer promptly in writing of the request or requirement so that Buyer may seek, at Buyer’s sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.14. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt, such Person may disclose such information to the tribunal, provided, however, that the disclosing Person will, at Buyer’s sole cost and expense, use its commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer requests.

7.15.    Utilities, Service Providers. Prior to the Closing Date, Seller and Buyer shall jointly contact and notify all utilities and other service providers to the Business, including all gas, electric, water, waste, phone, internet and other utilities and providers, of the change in ownership of the Business and the Purchased Assets, effective as of the Effective Time, and that all charges, fees and other amounts to be paid to said utilities and/or service providers for services prior to the Effective Time will be Seller’s and for services from and after the Effective Time shall be the sole cost and responsibility of Buyer.

7.16.    Non-Competition; Non-Solicitation.

(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller Party shall not, and shall cause their Affiliates (other than THL and its affiliates) not to, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere in the United States (excluding Alaska and Hawaii) (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and clients, customers or suppliers of Buyer. Notwithstanding the foregoing, any Seller Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Party does not, directly or indirectly, own 2% or more of any class of securities of such Person. The Parties acknowledge and agree that, as used in this Section 7.16, the term “Affiliate” shall be deemed to specifically exclude, in each instance, THL and its affiliates.

(b)    During the Restricted Period, each Seller Party shall not, and shall cause their Affiliates (other than THL and its affiliates) not to, directly or indirectly, hire or solicit any Transferred Employee or encourage any such employee to leave such employment or hire any such employee who has left such employment, except (i) pursuant to a general solicitation which is not directed specifically to any such employees or (ii) for any Transferred Employee who, at the time of such solicitation or hiring, has ceased to work for Buyer or any of its Affiliates for a period of at least three (3) months.

(c)    During the Restricted Period, each Seller Party shall not, and shall cause their Affiliates (other than THL and its affiliates) not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Business or potential clients or customers of the Business for purposes of diverting their business or services from Buyer or its Affiliates or the Business.

(d)    The Seller Parties acknowledge that a breach or threatened breach of this Section 7.16 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any of the Seller Parties of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    The Seller Parties acknowledge that the restrictions contained in this Section 7.16 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.16 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 7.16 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.17.    Construction; Punch List.

(a)    Prior to the Closing, the Seller Parties shall use reasonable best efforts to complete the construction of the grain receiving, handling and storage facilities at the Aberdeen Plant (the “Construction”) in accordance with the Construction Contracts. Each contractor identified under any of the Construction Contracts is a “Contractor” for purposes of this Agreement. The Seller Parties shall keep Buyer reasonably apprised on not less than an every ten (10) day basis with respect to the status of the Construction, the final certification of the grain bins, and the plan to fill the bins with grain prior to Closing.

(b)    Prior to Closing, Seller may not perform any inspection of Work with any Contractor at or following Substantial Completion without (i) the participation of Buyer or (ii) Buyer’s written permission (which may be by email) for Seller to proceed without the participation of Buyer.

(c)    Prior to Closing, Seller may not make Final Payment or Retainage payment to any Contractor under the Construction Contracts or accept any Contractor’s Final Waiver, Release and Indemnification or Certificate of Substantial or Final Completion (in each case, as such terms are defined in the Construction Contracts) without the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, following joint inspection by Seller and Buyer of the Work performed under the Construction Contracts. If the Construction Completion and Certification Date has not occurred on or prior to Closing, then following the Closing, Buyer may not make Final Payment or Retainage payment to any Contractor under the Construction Contracts or accept any Contractor’s Final Waiver, Release and Indemnification or Certificate of Substantial Completion without the written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, following joint inspection by Seller and Buyer of the Work performed under the Construction Contracts.

(d)    Schedule 7.17(d) sets forth (i) a list jointly prepared by Buyer and Seller (the “Punch List”) of Punch List Items required to be completed for the Construction and (ii) the current outstanding retainage by Contractor relating to the Construction, as jointly agreed to by Buyer and Seller, which Schedule 7.17(d) shall be updated at or prior to the Closing. Following the date hereof, the Parties acknowledge and agree that change orders may only be submitted under the Construction Contracts upon the joint written consent or request of both Seller and Buyer (it being understood that the Parties must first agree who would be responsible for what portion of any cost or expense associated with any such change orders).

(e)    Upon Substantial Completion, Seller shall commence and diligently pursue all testing and certification procedures of the Construction in accordance with the Contract Documents (as such term is defined in the

Construction Contracts) to achieve Final Completion and certification of the Construction (in compliance with all Contract Documents) as promptly as commercially practicable, including (i) compliance with the grain bin filling and surveying procedures and timelines established in Schedule 7.17(e) and obtaining and delivering the Bin Certificate (as defined below); (ii) grinding the corn in the certified grain bins through the outbound legs or conveyor systems to the hammer mill of the Aberdeen Plant, (iii) the emptying and sweeping of all grain bins in accordance with the Construction Contracts; (iv) inspection of the grain bins, together with the related grain legs and conveyor systems, for Final Completion and Final Payment in accordance with the Construction Contracts; and (v) receipt of certification that the grain bins, together with the related sweeps, grain legs and conveyor systems, are completed in accordance with the Construction Contracts, including receipt from each Contractor of any Final Waiver, Release and Indemnification or Certificate of Substantial or Final Completion, as applicable (the date on which matters contemplated by the foregoing clauses (i), (ii), (iii), (iv) and (v) in this Section 7.17(e) are completed, the “Construction Completion and Certification Date”). Seller shall complete the grain bin filling and surveying and certification procedures in accordance with Schedule 7.17(e). Following such time as the grain bins have been filled to 100% capacity and measured as provided in Schedule 7.17(e), Seller shall deliver to Buyer a certificate of the surveyor that no measured differential settlement has occurred beyond what is contemplated in no. 3 on Schedule 7.17(e) (the “Bin Certificate”), it being understood, for the avoidance of doubt, that such certificate shall not be required to (1) certify that the sweeps in the grain bins meet the Construction Contracts or (2) speak to any of the outbound legs or conveyor systems to deliver the grain from the grain bins to the hammer mill of the Aberdeen Plant (the date of Buyer’s receipt of such certificate, the “Bin Certification Date”). Promptly following the Bin Certification Date, Seller shall begin the process of grinding the corn in the certified grain bins through the outbound legs or conveyor systems to the hammer mill of the Aberdeen Plant, emptying and sweeping the grain bins in accordance with the Construction Contracts, and taking such other steps or actions necessary or advisable on a commercial basis to complete the items necessary to reach and achieve the Construction Completion and Certification Date no later than October 15, 2019. Seller agrees that the Construction Completion and Certification Date shall occur no later than October 15, 2019 (the “Grain Bin Damage Date”).

(f)    Seller agrees that Final Payment to Buresh Building Systems (“Buresh”) of 100% of the portion of the retainage withheld from Buresh as shown on Schedule 7.17(d) shall not be made, until the Construction Completion and Certification Date has occurred.

(g)    If there is any Inventory of grain in the grain bins owned by Seller that is purchased by Buyer at the Closing in accordance with the terms of this Agreement, Seller acknowledges and agrees that (i) payment for the Inventory of grain in the grain bins shall be made against simultaneous payment by Seller to Agtegra of all amounts due and owing to Agtegra by Seller for the Inventory of grain in the grain bins that is so purchased by Buyer at the Closing and (ii) Buyer shall be entitled to grind the Inventory of grain in the grain bins so purchased in the ordinary course of business pursuant to and in accordance with the Grain Origination Agreement (applicable to the Aberdeen Plant) in lieu of purchasing corn from Agtegra under the Grain Origination Agreement, provided, for the avoidance of doubt, Buyer will remain obligated to pay the 11 cent per bushel handling charge on such corn at the time and on the terms provided for in the Grain Origination Agreement (unless such handling charge has been paid by Seller to Agtegra prior to the Closing with respect to such grain and included in the determination of the Inventory Value). Seller further acknowledges and agrees that if there is any Inventory of grain in the grain bins owned by Seller that is purchased by Buyer at the Closing and any of the Buyer Indemnified Parties has any legal obligation to pay any amounts to Agtegra or any other third party, or incurs or suffers any other Damages, arising out of, relating to or resulting from (1) grinding any Inventory of grain in the grain bins purchased by Buyer at the Closing, other than (I) the 11 cents per bushel handling charge payable to Agtegra under the Grain Origination Agreement or (II) to the extent attributable to any Contract to which Buyer or any of its Affiliates is party (excluding, for the avoidance of doubt, the Acquired Contracts), or (2) any breach by any Seller Party of any representations, warranties or covenants of or made by a Seller Party with respect to the Construction in Section 4.24 or Section 7.17, then the Seller Parties shall, jointly and severally, indemnify, defend and hold the Buyer Indemnified Parties harmless from any and all such Damages, provided, for the avoidance of doubt, the foregoing indemnity obligation shall be subject to the Cap.

(h)    If, (i) the Construction Completion and Certification Date and the Closing have occurred and (ii) any amounts are placed into the Punch List Escrow Fund at the Closing, then Buyer and Seller shall jointly instruct the Escrow Agent – Punch List Escrow Fund to release to Buyer from the Punch List Escrow Fund the Retainage to be paid to all Contractors as final payment for final completion of the Work.

(i)    Notwithstanding anything set forth in this Agreement to the contrary, if: (i) the Construction Completion and Certification Date shall not have occurred by the Grain Bin Damage Date; and (ii) the closing conditions set forth in Sections 8.1, 8.2(f), 8.2(g), 8.2(h), 8.2(l) and 8.3 (the “Required Conditions”) have been satisfied or, with respect to the closing condition set forth in Section 8.2(l), waived by Buyer, then the Seller Parties shall pay to Buyer, as liquidated damages, $7,500 per day (the “Delay Damages”) for each day following the Grain Bin Damage Date until the Construction Completion and Certification Date occurs, commencing on the day following the Grain Bin Damage Date; provided, that, for the avoidance of doubt, (A) if any of the Required Conditions are not satisfied as of the Grain Bin Damage Date, then the Delay Damages shall not begin to accrue until the date that all such Required Conditions are satisfied and (B) in no event shall Buyer be entitled to any Delay Damages unless and until the Closing actually occurs, in which case any such Delay Damages accrued through the Closing Date shall be deducted from the Closing Payment in accordance with Section 3.3(a), in full and final settlement thereof.

(j)    The Parties acknowledge and agree that because of the unique nature of the Construction and the unavailability of adequate substitutes, it is difficult or impossible to determine with precision the amount of consequential, lost opportunity or other damages that would or might be incurred by Buyer as a result of failure of the Construction Completion and Certification Date to occur on or prior to the Grain Bin Damage Date. It is understood and agreed by the Parties that (i) Buyer shall be disadvantaged by failure of the Seller Parties to meet such obligations, (ii) it would be impracticable or extremely difficult to quantify the amount of opportunity lost to Buyer’s disadvantage resulting therefrom, (iii) any sums which would be payable under Section 7.17(i) are in the nature of liquidated damages in lieu of recovery of consequential damages related to such failure, are fair and reasonable and do not constitute any other penalties or damages of any kind or nature, (iv) such payments represent a reasonable estimate of damages that would be suffered by Buyer, and (v) recovery of the Delay Damages, if any, at the Closing in accordance with the terms and conditions hereof, shall be the sole and exclusive remedy of Buyer and its Affiliates for any matters arising out of or relating to the Seller Parties’ failure to achieve the Construction Completion and Certification Date on or prior to the Grain Bin Damage Date.

7.18.    Industry Track Agreement. During the Interim Period but in any event prior to the Closing Date, the Parties shall work together in good faith to obtain, as promptly as practicable following the execution and delivery of this Agreement, an Industry Track Agreement with BNSF Railroad for the Aberdeen Plant, in form and substance reasonably satisfactory to Buyer (the “ITA Agreement”), which ITA Agreement shall either be in the name of Buyer or be assignable to Buyer on its terms at Closing.

7.19.    Buyer Subsidiaries. No less than ten (10) Business Days prior to the Closing, Buyer may (a) designate one (1) or more of its or its sole member’s wholly-owned subsidiaries, which subsidiaries shall in any case be Affiliates of Buyer (the “Buyer Subsidiaries”), to receive the Purchased Assets and assume the Assumed Liabilities, and (b) deliver to Seller a schedule to be attached hereto as Schedule 7.19 reflecting the allocation of the Purchased Assets and the Assumed Liabilities among the Buyer Subsidiaries. The Bills of Sale, Assignments of Intellectual Property and Assignments of Leases and Licenses shall reflect the allocation set forth in Schedule 7.19. At the Closing, all rights and obligations of Buyer hereunder shall be assigned to and assumed by the designated Buyer Subsidiaries (it being understood that, notwithstanding anything contained in this Agreement to the contrary, (i) no such assignment and assumption shall relieve Buyer of any obligations arising out of or relating to this Agreement or the transactions contemplated hereby and (ii) the Buyer Subsidiaries shall be jointly and severally responsible for all of Buyer’s obligations arising out of or relating to this Agreement or the transactions contemplated hereby (including, for the avoidance of doubt, (A) with respect to Buyer’s obligations under Article X of this Agreement and (B) from and after the Specified Date, as defined below).

ARTICLE VIII

CONDITIONS PRECEDENT

8.1.    Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated hereby is subject to the satisfaction or (to the extent permitted by Legal Requirement) waiver at or prior to the Closing of the following conditions:

(a)    Member Approval. The Member Approval shall have been obtained.

(b)    No Restraints. No temporary restraining order, preliminary or permanent injunction or Order issued by any court of competent jurisdiction or Legal Requirement (collectively, “Restraints”) shall be in effect and no Litigation shall be pending that would result in an Order, in each case that would (i) restrain, enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby or (ii) cause any such transactions to be rescinded following consummation.

8.2.    Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)    Accuracy of Representations and Warranties. Each of the representations and warranties of the Seller Parties contained in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except that (i) to the extent that the accuracy of any such representations and warranties by their terms speak expressly as of a specific date, the accuracy of such representations and warranties will be determined as of such date, and (ii) the accuracy of representations and warranties that are qualified by, or subject to an exception for, materiality, Material Adverse Effect or similar qualification, shall be true and correct in all respects; provided, however, that the representations contained in Section 4.1 (“Organization, Power and Authorization”) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly speak as of a specific date, in which case as of such date.

(b)    Performance of the Obligations of the Seller Parties. The Seller Parties shall have performed and complied in all material respects with each of their obligations required to be performed or complied with by the Seller Parties under this Agreement.

(c)    Officer’s Certificate. The Seller Parties shall have delivered to Buyer a certificate executed on behalf of the Seller Parties by the chief executive officer or the chief financial officer of the Seller Parties certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) above have been satisfied.

(d)    No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

(e)    Release of Liens. All Liens on the Purchased Assets shall have been released (other than Permitted Liens and Liens released pursuant to the Payoff Letters), and Seller shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of such release.

(f)    Alcohol Fuel Permit. The Alcohol Fuel Permit from the TTB shall have been obtained by Buyer.

(g)    RIN Permit. The RIN Permit shall have been obtained by Buyer.

(h)    Other Governmental Approvals and Permits. Buyer shall have obtained the Required Governmental Approvals and all other Permits listed on Schedule 8.2(h).

(i)    Real Estate Lease Estoppels and Consents. Seller shall have delivered to Buyer consents and estoppel certificates from the landlords, licensors or other third parties, as applicable, under the leases and licenses included in the Leased and Licensed Real Property, respectively, in form and substance reasonably acceptable to Buyer.

(j)    Other Third Party Consents: Seller shall have delivered to Buyer the third party consents listed on Schedule 8.2(j), in form and substance reasonably satisfactory to Buyer.

(k)    Terminated Agreements. Seller shall have terminated or provided timely notice of termination of the Contracts set forth on Schedule 8.2(k) such that all such Contracts will terminate in accordance with their terms not more than ninety (90) days following the Closing Date.

(l)    ITA Agreement. The ITA Agreement shall have been executed and delivered.

(m)    Construction Completion and Certification Date. The Construction Completion and Certification Date shall have occurred.

(n)    Seller Party Closing Deliverables. The Seller Parties shall have delivered to Buyer each of the other documents required by Section 3.7.

8.3.    Conditions to Seller Parties’ Obligations. The obligations of the Seller Parties to consummate the transactions contemplated hereby are further subject to the satisfaction or (to the extent permitted by Legal Requirement) waiver at or prior to the Closing of the following conditions:

(a)    Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except that (i) to the extent that the accuracy of any such representations and warranties by their terms speak expressly as of a specific date, the accuracy of such representations and warranties will be determined as of such date and (ii) the accuracy of representations and warranties that are qualified by, or subject to an exception for, materiality or similar qualification, shall be true and correct in all respects; provided, however, that the representations contained in Section 5.1 (“Organization, Standing and Power”) and Section 5.2 (“Authority”) shall be true and correct in all respects (other than de minimis inaccuracies) in each case as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly speak as of a specific date, in which case as of such date.

(b)    Performance of the Obligations of Buyer. Buyer shall have performed and complied in all material respects with each of its obligations required to be performed or complied with by Buyer under this Agreement.

(c)    Officer’s Certificate. Buyer shall have delivered to the Seller Parties a certificate executed on behalf of Buyer by an officer of Buyer certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) above have been satisfied.

(d)    Fairness Opinion. The Fairness Opinion shall remain in full force and effect and shall not have been amended or rescinded.

(e)    Buyer Closing Deliverables. Buyer shall have delivered to the Seller Parties each of the documents and other deliverables required by Section 3.8.

8.4.    Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in Section 8.1 or Section 8.2 to be satisfied if such failure was principally caused by the failure of Buyer to perform any of its obligations under this Agreement. The Seller Parties may not rely on the failure of any condition set forth in Section 8.1 or Section 8.3 to be satisfied if such failure was principally caused by their failure to perform any of their obligations under this Agreement.

ARTICLE IX

TERMINATION

9.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Member Approval (except as otherwise provided below in this Section 9.1):

(a)    by mutual written consent of Buyer and Parent;

(b)    by either of Parent or Buyer:

i)    if the Closing shall not have been consummated on or before December 31, 2019 (the “Outside Date”); provided, however, that (A) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Closing to be consummated on or before such date and (B) for the avoidance of doubt, nothing contained in the foregoing clause (A) in the proviso in this Section 9.1(b)i) shall prevent Parent from being able to terminate this Agreement pursuant to this Section 9.1(b)i) as a result of failing to achieve the Construction Completion and Certification Date prior to (1) the Grain Bin Damage Date or (2) the Outside Date, so long as the Seller Parties have complied in all material respects with their obligations under Section 7.3(a) of this Agreement (it being understood that the Seller Parties’ ability to achieve the Construction Completion and Certification Date is subject to factors outside the Seller Parties’ control);

ii)    if any Restraint that shall be in effect enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall have become final and nonappealable; or

iii)    if a Members’ Meeting is duly convened and the Member Approval is not obtained by reason of the failure to obtain the required vote upon a final vote taken at the Members’ Meeting (or at any adjournment or postponement thereof at which such vote was taken).

(c)    by Buyer, if there shall be any breach or inaccuracy in any of the Seller Parties’ representations or warranties set forth in this Agreement or the Seller Parties have failed to perform any of their covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 8.2(a) or Section 8.2(b), and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within the earlier of (1) thirty (30) Business Days following Buyer’s delivery of written notice to the Seller Parties of such breach and (2) the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if there shall then be any material breach or inaccuracy in any of Buyer’s representations, warranties, covenants or agreements hereunder;

(d)    by the Seller Parties, if there shall be any breach or inaccuracy in any of Buyer’s representations or warranties set forth in this Agreement or Buyer has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of the conditions set forth in Section 8.3(a) or Section 8.3(b), and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within the earlier of (1) thirty days following the Seller Parties’ delivery of written notice to Buyer of such breach and (2) the Outside Date; provided that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if there shall then be any material breach or inaccuracy in any of the Seller Parties’ representations, warranties, covenants or agreements hereunder;

(e)    by Buyer, if there shall have been an Adverse Recommendation Change; provided that Buyer’s right to terminate this Agreement pursuant to this Section 9.1(e) shall expire on the tenth (10th) Business Day following the date on which such right to terminate first arose; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Member Approval shall have been obtained; or

(f)    by the Seller Parties, in accordance with and subject to the conditions of Section 6.2(g) in order to accept a Superior Proposal that did not result from a breach of Section 6.2; provided, however, that the Seller Parties shall not have any right to terminate this Agreement pursuant to this Section 9.1(f) unless one or both of the Seller Parties (1) substantially concurrently with such termination enter into a definitive Acquisition Agreement that documents the terms and conditions of such Superior Proposal and (2) delivers the Seller Termination Fee to Buyer pursuant to Section 9.3; provided, further, that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if the Member Approval shall have been obtained.

Any proper termination of this Agreement pursuant to this Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

9.2.    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Buyer or the Seller Parties, other than the Confidentiality Agreement, the penultimate sentence of Section 7.2 (“Access”), this Section 9.2 (“Effect of Termination”) Section 9.3 (“Termination Fee”) and Article XI (“Miscellaneous”) each of which shall survive such termination; provided, however, that subject to the limitations set forth in Section 11.9 (“Specific Performance”) and Section 11.10 (“Non-Recourse”), nothing herein shall relieve any Party from Liability for any intentional and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

9.3.    Termination Fee.

(a)    If this Agreement is terminated by Buyer pursuant to Section 9.1(e), then the Seller Parties shall pay to Buyer (or its designee) the Seller Termination Fee by wire transfer of same-day funds within two Business Days following the date of such termination of this Agreement, in consideration for the disposition of Buyer’s rights under this Agreement.

(b)    If this Agreement is terminated by the Seller Parties pursuant to Section 9.1(f), then the Seller Parties shall pay to Buyer (or its designee) the Seller Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement, in consideration for the disposition of Buyer’s rights under this Agreement.

9.4.    Amendment; Waiver. No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the Parties hereto; provided, however, that after the Member Approval has been obtained, no amendment that by Legal Requirement requires further approval by the Members shall be effective without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

INDEMNIFICATION

10.1.    Survival.

(a)    The representations and warranties of the Parties hereto contained in or made pursuant to this Agreement shall survive the Closing and continue in full force and effect until the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the Fundamental Representations shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by Legal Requirement and (ii) the representations and warranties in Section 4.8 (“Tax Matters”) and Section 4.9 (“Environmental Matters”) shall survive until the expiration of the applicable statute of limitations period plus sixty (60) days.

(b)    The covenants and agreements of the Parties hereto contained in or made pursuant to this Agreement shall survive the Closing and continue in full force and effect indefinitely or for the shorter period of time explicitly specified therein, except that for such covenants and agreements that survive for a shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Legal Requirement.

(c)    Notwithstanding anything set forth herein to the contrary, Buyer’s indemnification obligations under Section 10.3 of this Agreement shall terminate on the eighteen (18)-month anniversary of the Closing Date (the “Specified Date”); provided, however that, for the avoidance of doubt, (i) this Section 10.1(c) shall not apply to the Buyer Subsidiaries upon assumption of the obligations under this Article X by the Buyer Subsidiaries in accordance with Section 7.19 and pursuant to the Joinder Agreements (it being understood, for the avoidance of doubt, that the Buyer Subsidiaries shall continue to be jointly and severally responsible for all of Buyer’s indemnification obligations under this Agreement from and after the Specified Date just as though Buyer’s indemnification obligations under this Agreement had not terminated) and (ii) with respect to any indemnification claim made against Buyer by any of the Seller Parties prior to the Specified Date, Buyer’s indemnification obligations under this Agreement shall survive solely as to such claim until such claim has been finally resolved.

(d)    Except in the case of Fraud or intentional misrepresentation, neither any of the Seller Parties nor Buyer shall have any Liability whatsoever with respect to any representation, warranty, covenant or agreement contained herein unless a claim is made hereunder prior to the expiration of the survival period for such representation, warranty, covenant or agreement, as the case may be, in which case such representation, warranty, covenant or agreement, as applicable, shall survive solely as to such claim until such claim has been finally resolved.

10.2.    Indemnification by Seller Parties. Subject to the terms, conditions and limitations of this Article X, the Seller Parties shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and reimburse the Buyer Indemnified Parties for, any and all Damages incurred or suffered by any of the Buyer Indemnified Parties arising out of, relating to or resulting from:

(a)    any breach of any representation or warranty made by any Seller Party (A) in Article IV of this Agreement (whether such breach is measured as of the date of this Agreement or as of the Closing Date, as though made at and as of the Closing Date), or (B) in any other Transaction Documents (which shall expressly exclude, for the avoidance of doubt, the Voting Agreement and the Non-Solicitation Agreement) (“Seller Warranty Breaches”);

(b)    any breach of any covenant or agreement of any Seller Party contained in this Agreement or the other Transaction Documents (other than the Voting Agreement or Non-Solicitation Agreement); or

(c)    any of the Excluded Liabilities.

10.3.    Indemnification by Buyer. Subject to the provisions of this Article X, Buyer and each of the Buyer Subsidiaries shall, jointly and severally, indemnify, defend and hold harmless the Seller Indemnified Parties from and against, and reimburse the Seller Indemnified Parties for, any and all Damages incurred or suffered by any of the Seller Indemnified Parties arising out of, relating to or resulting from:

(a)    any breach of or inaccuracy in any representation or warranty of Buyer (A) contained in Article V of this Agreement (whether such breach or inaccuracy is measured as of the date of this Agreement or as of the Closing Date, as though made at and as of the Closing Date), or (B) in any other Transaction Document (“Buyer Warranty Breaches”);

(b)    any breach of or failure to timely perform any covenant or agreement of Buyer contained in or made pursuant to this Agreement or the other Transaction Documents; or

(c)    any Assumed Liabilities.

10.4.    Indemnification Procedures.

(a)    Third Party Claims.

i)    In order for a Buyer Indemnified Party or a Seller Indemnified Party (as applicable, the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving any Litigation by any Person who is not a party to this Agreement against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim and shall provide the Indemnifying Party with (i) reasonable detail regarding the Third Party Claim (based on the information them available to the Indemnified Party) and (ii) such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is actually prejudiced by such failure (it being understood and agreed, however, for the avoidance of doubt, that notices for indemnification claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation, warranty, covenant or agreement).

ii)    If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Damages that may result from a Third Party Claim pursuant to the terms of this Agreement (but subject to the limitations contained in this Agreement), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of written notice from the Indemnified Party of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party so long as (i) the Third Party Claim does not involve Environmental Laws; (ii) the Third Party Claim involves only money Damages and does not seek an injunction or other equitable relief; (iii) the Indemnified Party has not determined in good faith (based on its legal counsel’s written advice) that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim; and (iv) the Indemnifying Party diligently defends the Third Party Claim.

iii)    If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the Section 10.4(a)ii) or if any of the other conditions set forth in Section 10.4(a)ii) are not satisfied, then the Indemnified Party shall have the sole right (subject to the terms and conditions of this Agreement) to assume the defense of and to settle such Third Party Claim with counsel of its choice reasonably acceptable to the Indemnifying Party (and at the Indemnifying Party’s cost and expense). If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party (and such writing makes clear on its face that the Indemnifying Party is agreeing to be responsible for such counsel’s fees and expenses), or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines, after consultation with its outside counsel, that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party would be reasonably likely to present such counsel with a conflict of interest.

iv)    If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all Liability in respect of such Third Party Claim, (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder (subject to the limitations contained in this Agreement); (iv) places restrictions or conditions on the operation of the business of the Indemnified Party, or (v) involves any finding or admission of criminal Liability or violation of any Legal Requirement.

v)    If the Indemnified Party is controlling the defense of any Third Party Claim, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to settle or compromise any Third Party Claim without the consent of the Indemnifying Party, it being understood that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article X with respect to such Third Party Claim unless the Indemnifying Party’s consent is unreasonably withheld, conditioned or delayed.

vi)    From and after delivery of a claim notice of a Third Party Claim, except to the extent it would cause a waiver of any applicable legal privilege, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and Representatives to, cooperate with the defense or prosecution thereof, including furnishing such books and records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith. In connection with any Third Party Claim, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information to the extent permitted by applicable Legal Requirements and to cause all communications among employees, counsel and other third parties representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. The party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(b)    Direct Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party describing in reasonable detail (based on information then available to the Indemnified Party) the basis for such claim and the Indemnified Party’s good faith estimate of the amount of Damages (if reasonably determinable) claimed by the Indemnified Party in respect thereof (the “Claimed Amount”). The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is actually prejudiced by such failure. Within thirty (30) days after delivery of such notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (a) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (b) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment to the Indemnified Party of the Agreed Amount) or (c) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party timely disputes the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute as promptly as practicable. If such dispute is not resolved within thirty (30) days following the Indemnifying Party’s delivery of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute for resolution to a court for arbitration pursuant to Section 11.8.

10.5.    Limitations on Indemnification.

(a)    Notwithstanding anything to the contrary contained in this Agreement, with respect to any claim against the Seller Parties for Seller Warranty Breaches pursuant to Section 10.2(a): (i) the Seller Parties shall not be liable for any Damages with respect thereto (other than with respect to breaches of the representations and warranties of the Seller Parties contained in Section 4.24 of this Agreement) unless and until the aggregate amount of indemnifiable Damages which may be recovered from the Seller Parties equals or exceeds $375,000 (the “Basket”), in which case the Seller Parties shall be liable for the full amount of such Damages; and (ii) the maximum aggregate amount of indemnifiable Damages which may be recovered by the Buyer Indemnified Parties arising out of or relating to any Seller Warranty Breaches, shall not exceed an amount equal to $7,500,000 (the “Cap”); provided, that the foregoing clauses (i) and (ii) in this Section 10.5(a) shall not apply to Damages relating to (A) Fraud by the Seller Parties or (B) any breach of any of the Seller Parties’ Fundamental Representations; and provided, further, that the foregoing clause (i) shall not apply to Damages relating to a breach of or failure of Seller Parties covenants in Section 7.17, including but not limited to the payment of Delay Damages.

(b)    Notwithstanding anything to the contrary contained in this Agreement, with respect to any claim against Buyer for Buyer Warranty Breaches pursuant to Section 10.3(a): (i) Buyer shall not be liable for any Damages with respect thereto unless and until the aggregate amount of indemnifiable Damages which may be recovered from Buyer equals or exceeds the Basket, in which case Buyer shall be liable for the full amount of such Damages; and (ii) the maximum aggregate amount of indemnifiable Damages which may be recovered by the Seller Indemnified Parties arising out of or relating to any Buyer Warranty Breaches, shall not exceed an amount equal to the Cap; provided, that the foregoing clauses (i) and (ii) in this Section 10.5(b) shall not apply to Damages relating to (A) Fraud or intentional misrepresentation by the Buyer or (B) any breach of any of the Buyer’s Fundamental Representations.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that (i) the maximum aggregate Liability of the Seller Parties (considered as a whole for these purposes) for all indemnification obligations under this Agreement shall not under any circumstances exceed a maximum aggregate amount equal to the Purchase Price and (ii) the maximum aggregate Liability of Buyer for all indemnification obligations under this Agreement shall not under any circumstances exceed a maximum aggregate amount equal to the Purchase Price; provided, that the foregoing clauses (i) and (ii) shall not apply to Damages relating to Fraud or intentional misrepresentation by the Seller Parties or the Buyer, as applicable.

(d)    [Intentionally omitted]

(e)    The amount of any Damages for indemnification hereunder shall be calculated net of any amounts actually recovered by the Indemnified Party for such Damages under any applicable insurance policies or from any third party alleged to be responsible therefor (including, for the avoidance of doubt, to the extent relating to the Construction, the Contractors) (the “Collateral Sources”), net of any costs and expenses incurred by the applicable Indemnified Party with respect to such recovery (collectively, the “Recovery Costs”). If the Indemnified Party receives any amounts from any Collateral Source for any Damages after receiving an indemnification payment from the Indemnifying Party in respect of such Damages, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount actually received by the Indemnified Party from such Collateral Source, less the Recovery Costs.

(f)    Solely for purposes of calculating the amount of any Damages resulting from a breach of any representation or warranty of this Agreement and for purposes of determining whether any such breach has occurred under this Article X, all limitations and qualifications relating to “materiality” or “Material Adverse Effect” contained in any representation or warranty of this Agreement (other than Section 4.5(a)) or in any certificate or other instrument delivered pursuant hereto or in connection herewith shall be disregarded.

(g)    Subject to the other limitations set forth in this Article X, in the event that any Buyer Indemnified Party has a claim for indemnification against the Seller Parties for Damages under this Article X, the Buyer Indemnified Party shall recover the amount of such Damages (i) first from the Indemnity Escrow Fund and (ii) to the extent (A) the amount of Damages exceeds the value of the then-remaining Indemnity Escrow Fund and (B) Buyer is otherwise permitted, in accordance with the terms and conditions of this Agreement, to make an indemnification claim for amounts in excess of then-remaining balance of the Indemnity Escrow Fund, then, from the Seller Parties directly, jointly and severally. Further, in the event that any Buyer Indemnified Party has a claim for indemnification against the Seller Parties for Damages under Section 4.24 or Section 7.17 (or as an Excluded Liability relating to the substance of Section 4.24 or Section 7.17) the Buyer Indemnified Party shall use commercially reasonable efforts to recover the amount of such Damages (i) first from the Contractor whose breach of warranty gave rise to the Damages, (ii) second from the Indemnity Escrow Fund and (iii) to the extent the amount of Damages exceeds the value of the then remaining Indemnity Escrow Fund, then, from the Seller Parties directly, jointly and severally.

(h)    Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which such Indemnified Party seeks indemnification under this Article X, it being understood that any reasonable out-of-pocket costs and expenses incurred by such Indemnified Party in connection with such mitigation shall constitute Damages that may be recovered hereunder.

(i)    Any Damages for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(j)    The Buyer Indemnified Parties will not have the right to indemnification under this Agreement for any Damages to the extent such Damages are based on Taxes: (i) for taxable periods beginning on or after the Closing Date, or (ii) resulting from transactions or actions taken by Buyer on or after the Closing Date.

(k)    The Parties acknowledge and agree that under no circumstances shall the Seller Parties or any of their respective Affiliates (other than, for the avoidance of doubt, THL) have any liability or obligation arising out of or relating to the Voting Agreement or the Non-Solicitation Agreement.

10.6.    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by Legal Requirement.

10.7.    Exclusive Remedy. Subject to Section 11.9, (other than (a) claims arising from Fraud or intentional misrepresentation on the part of a Party hereto in connection with the transactions contemplated by this Agreement, (b) other remedies expressly provided in this Agreement or (c) remedies as may be available to any Party under applicable Legal Requirement in the event of any Indemnifying Party’s failure to comply with its indemnification obligations hereunder) (i) the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, in any other Transaction Document (other than the Voting Agreement or the Non-Solicitation Agreement) or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X and (b) each Party hereby waives, to the fullest extent permitted under Legal Requirement, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto or any of their respective Affiliates or Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.9.

10.8.    Claims Unaffected by Investigation. The right of an Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any information received or knowledge acquired (or capable of being received or acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of or compliance with any of the representations, warranties, covenants or agreements set forth in this Agreement.

10.9.    Indemnity Escrow Release. As promptly as practicable (but in no event later than five (5) Business Days) after the eighteen (18)-month-month anniversary of the Closing Date (the “Release Date”), Buyer and Seller shall jointly instruct the Escrow Agent in writing to pay to Seller an amount equal to (i) any then remaining portion of the Indemnity Escrow Fund minus (ii) the aggregate amount of any then unresolved indemnification claims against the Seller Parties pursuant to the terms of this Agreement (“Pending Claims”). If any claim made by any Buyer Indemnified Party under this Article X is still pending as of the Release Date, the Escrow Agent, pursuant to the terms of the Escrow Agreement, will retain a portion of the Indemnity Escrow Fund in an amount equal to the Damages identified in any unresolved notice delivered pursuant to this Agreement and the Escrow Agreement until such claim has been satisfied or otherwise resolved, at which point,

Buyer and Seller shall jointly instruct the Escrow Agent in writing to pay to Seller (or its designee) any remaining balance in the Indemnity Escrow Fund not used to satisfy the indemnification rights of the Buyer Indemnified Parties under this Article X.

ARTICLE XI

MISCELLANEOUS

11.1.    Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

11.2.    Notices. All notices, requests and other communications to any Party hereunder: (i) shall be in writing signed by or on behalf of the Party making the same; (ii) shall be deemed given (1) if delivered personally, when delivered, (2) if sent from within the United States by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing, or (3) if sent by messenger or reputable overnight courier service, when received; and (iii) shall be addressed to each party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2): If to any Seller Party, to:

Advanced BioEnergy, LLC

8000 Norman Center Drive

Suite 610

Bloomington, MN 55437

with a copy to:

Ballard Spahr LLP

2000 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attention:	Thomas G. Lovett, IV
Chad A. Stewart

If to Buyer or Buyer Subsidiary, to:

Glacial Lakes Energy, LLC

301 20th Avenue P.O. Box 1323

Watertown, South Dakota 57201

Attention: James A. Seurer

with a copy to:

Dorsey & Whitney LLP

50 South Sixth Street Suite 1500

Minneapolis, MN 55402

Attention: Michael Weaver

11.3.    Entire Agreement. This Agreement (including the exhibits and schedules referred to herein), together with the Confidentiality Agreement and the other Transaction Documents, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.

11.4.    No Third-Party Beneficiaries. Except for the provisions of Article X, and Section 11.5, neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any Person other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

11.5.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that (a) Buyer may assign any or all of its rights, interests and obligations hereunder: (i) to one or more of its Affiliates; and (ii) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder and (b) the Seller Parties may assign any or all of their rights, interests and obligations hereunder to a liquidating trust in connection with the Seller Parties’ wind down following the Closing. No assignment by any Party shall relieve such Party of any of its obligations hereunder or require any other Party hereunder to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring Party under or pursuant to this Agreement. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

11.6.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.7.    Jurisdiction; Service of Process. Each of the Parties hereto irrevocably and unconditionally: (a) agrees that any action, suit or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, whether based in contract, tort or any other legal theory, shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in the United States District Court for the District of Delaware and the appropriate appellate courts therefrom); (b) consents and submits to the exclusive personal jurisdiction and venue of such courts in any such action, suit or proceeding; (c) waives, to the fullest extent permitted by law, and agrees not to assert, any claim, defense or objection to the venue of such courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal or transfer of any such action, suit or proceeding to any other court, whether state or federal courts of the United States or the courts of any other country; and (e) consents to service of process on such party in the manner provided in Section 11.2 (provided that nothing in this Section 11.7(e) shall affect the right of any party to serve legal process in any other manner permitted by Legal Requirement).

11.8.    Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction or agreement contemplated hereby or the negotiation, execution or performance hereof or thereof. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implication of this waiver, (c) each Party makes this waiver voluntarily and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

11.9.    Specific Performance. The Parties acknowledge and agree that, subject to the provisions of this Section 11.9, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 9.1, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this

Agreement in any court referred to in Section 11.7, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

11.10.    Non-Recourse. Each Party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (a) this Agreement or any other agreement referenced herein or the transactions contemplated hereunder, (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (c) any breach or violation of this Agreement or any other agreement referenced herein and (d) any failure of the transactions contemplated hereunder or any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified herein as a Party to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreement referenced herein or otherwise to the contrary, each Party covenants, agrees and acknowledges, on behalf of itself and any other Person claiming by or through it, that (other than with respect to the Buyer Subsidiaries) no recourse under this Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby shall be sought or had against any Person not a Party (other than the Buyer Subsidiaries) and no other Person (other than the Buyer Subsidiaries) shall have any liabilities or obligations (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that any Party may assert against another Party solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding the foregoing or anything else to the contrary, nothing in this Agreement shall limit any rights, remedies or recourse that any Party may have with respect to Fraud.

11.11.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Legal Requirement in a mutually acceptable manner.

11.12.    Counterparts; Facsimile and Electronic Signatures. This Agreement and each other agreement or instrument referenced herein or delivered in connection with the transactions may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed (whether signed manually, electronically or by any other valid method) by each of the Parties and delivered to the other Parties. Receipt of a Party’s executed signature page to any such agreement or instrument by facsimile, email or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery thereof by such Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:	GLACIAL LAKES ENERGY, LLC

	By:	/s/ James A. Seurer
Name: James A. Seurer
Title: Chief Executive Officer

SELLER:	ABE SOUTH DAKOTA, LLC

	By:	/s/ Richard R. Peterson
Name: Richard R. Peterson
Title: President

PARENT:	ADVANCED BIOENERGY, LLC

	By:	/s/ Richard R. Peterson
Name: Richard R. Peterson
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEX B

OPINION OF ASCENDANT PARTNERS INC. DATED JULY 26, 2019

July 26, 2019

Board of Directors

Advanced BioEnergy, LLC

8000 Norman Center Drive, Suite 610

Bloomington, MN 55437

Re: Ascendant Partners’ Fairness Opinion

Dear Members of the Board of Directors,

The Board of Directors retained Ascendant Partners, Inc. (“Ascendant”) to act as its financial advisor in connection with the Transaction and to provide an opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the Advanced BioEnergy, LLC (the “Company” or “ABE”) upon completion of the Transaction. Ascendant is an investment banking firm based in Denver, Colorado with extensive experience in the ethanol sector, having completed transactions, business valuations, strategic and capital planning sessions, as well as managing a proprietary best-practices benchmarking platform for several independent ethanol plants. The Board of Directors selected Ascendant based on its qualifications, expertise and reputation and knowledge of the industries in which the Company conducts its business.

Based upon and subject to the assumptions, qualifications, limitations and factors described herein, Ascendant has concluded that the consideration to be received by the Company upon the consummation of the Transaction is fair, from a financial point of view, to the Company.

In arriving at its opinion, Ascendant took into account an assessment of general economic, market and other conditions, as well as its experience in connection with similar transactions and securities valuations generally. Ascendant made numerous assumptions about industry performance and general business conditions, many of which are beyond management’s control.

In performing its due diligence, Ascendant performed the following activities, among others:

•	reviewed a draft of the Asset Purchase Agreement;

•	reviewed unaudited monthly financial statements of the Company;

•	reviewed the Company’s audited financial statements for the years 2012 through 2018;

•	reviewed the Company’s unaudited financial statements, as filed with the Securities and Exchange Commission for the periods ending March 31, 2019;

•	reviewed certain internal financial projections for Seller for the fiscal year ending September 30, 2018 as prepared and provided to Ascendant by management;

•	reviewed a schedule of certain balance sheet accounts projected as of the anticipated closing of the Transaction, as prepared and provided to Ascendant by the Company’s management;

•	met with certain members of management to discuss the business, operations, historical and projected financial results and future prospects of the Company;

•	reviewed recent industry and analyst reports regarding the ethanol industry;

•	reviewed certain publicly available financial data for companies Ascendant deemed relevant in evaluating the Company;

•	reviewed the financial terms, to the extent publicly available, of certain comparable ethanol plant transactions; and

•	performed a discounted cash flow analysis utilizing projections from management and based on historical performance of the Company.

In arriving at its opinion, Ascendant relied upon and assumed the accuracy and completeness of all of the financial and other information, including the projections, that it used, without assuming any responsibility for any independent verification of any such information. Further, Ascendant relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make any such information incomplete or misleading. With respect to the financial information and projections used, Ascendant assumed that such information had been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. Ascendant did not make or obtain any evaluations or appraisals of the Company’s assets and liabilities (contingent or otherwise).

The analyses performed were prepared as part of Ascendant’s analysis of the fairness, from a financial point of view, of the consideration to be paid to the Company upon consummation of the Transaction, and were provided to the Board of Directors in connection with the delivery of Ascendant’s opinion.

Consideration Overview

Based on the terms of the Agreement, Ascendant calculated an implied Seller company value of approximately $51.4 million, which reflects the $47.5 million base cash purchase price plus management’s estimates of the anticipated inventory value as defined in the Agreement. The purchase price is on a cash-free, debt-free basis, meaning that from the $51.4 million, the Company will pay off the outstanding debt before distributing the net proceeds to unit holders after payment of transaction and related expenses. Cash and working capital will also be available for distribution to unit holders after payment of transaction and related expenses. The amount of assumed and retained assets and liabilities was based on a schedule of certain balance sheet accounts projected as of the anticipated closing date of the Transaction, as provided to Ascendant by the Company’s management. The actual assets and liabilities at closing will likely be different from these amounts.

Transaction Analysis

Ascendant performed analyses using three different methodologies, as more fully discussed below:

•	a comparable public company analysis;

•	a comparable transaction analysis; and

•	a discounted cash flow analysis.

In preparing the analyses, Ascendant also considered the Company’s historical and potential future financial performance and the macroeconomic environment.

Comparable Public Company Analysis

In performing a comparable public company analysis, Ascendant identified similar public companies, evaluated operating performance and profitability for similar public companies and calculated certain multiples and compared them to multiples implied by the Transaction. Ascendant’s analysis focused on public companies in the ethanol industry.

With respect to ethanol producers, Ascendant focused on three publicly traded companies deemed similar to the Company:

•	Green Plains, Inc. (GPRE);

•	Pacific Ethanol, Inc.(Pacific); and

•	REX American Resources Corporation (REX).

None of the comparable companies has characteristics identical to the Company. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors.

The following table summarizes certain multiples for the selected comparable groups and the implied multiple for the Company. In the table, “TTM” refers to a period consisting of the “trailing twelve months,” which for the Company’s financial statements means the 12-months ended March 31, 2019. For the comparable companies we included the most recent TTM period for which data was publicly available which may be different than for the Company. “Enterprise Value” or “EV” means the value of the company on a cash-free, debt-free basis. “EBITDA” means earnings before interest, taxes, and depreciation and amortization. The table below compares the Company’s Enterprise Value (a) as a multiple of trailing twelve months production in gallons, and (b) as a multiple of trailing twelve months EBITDA, with each of the comparable public companies. The implied EV for ABE is $51.4 million and TTM gallons are 86.1 million gallons.

ABE and Public Company Valuation Multiples
	Enterprise Value / TTM Gallons	Enterprise Value / TTM EBITDA
Green Plains, Inc.	1.28	27.61
Pacific Ethanol, Inc.	0.38	-27.34
REX American Resources, Inc.	1.14	11.18

Low	0.38	-27.34
Mean	0.93	3.82
High	1.28	27.61

ABE	0.60	-25.62

Comparable Transaction Analysis

Ascendant maintains a comprehensive database of ethanol industry transactions going back to 2008. In performing the comparable transaction analysis, Ascendant identified transactions with known transaction values, calculated certain multiples and compared them to multiples implied by the Transaction. In performing the comparable transaction analysis, Ascendant conducted a search for similar merger, acquisition and asset purchase transactions, identified transactions with disclosed transaction values, calculated certain multiples and compared them to multiples implied by the Transaction.

Ascendant focused on transactions with target companies that Ascendant deemed similar to the Company and that fit within the following parameters:

•	transactions where the target company was an ethanol production facility;

•	transaction value greater than $5.0 million;

•	public and private target companies in which a controlling interest of the company was acquired; and

•	transactions announced or completed between January 1, 2010 and March 31, 2019.

Ascendant excluded transactions that did not meet these criteria or for which information was not available, and excluded repurchases and minority interest acquisitions. Ascendant identified 11 transactions that satisfied the selection criteria:

Date Closed	Target Company	Acquirer
Jan-19	Sunoco	Attis Industries
Dec-17	Noble Americas South Bend LLC	Mercuria Investments
Jun-17	Illinois Corn Processing, LLC	Pacific Ethanol
Nov-15	Murphy USA	Green Plains
Jun-15	Aventine	Pacific Ethanol
Mar-14	Aventine	Valero
Nov-13	Biofuels Energy Corp.	Green Plains
Aug-13	Utica Energy	Ace Ethanol
Jul-13	NEDAK	Green Plains
Mar-10	Renew Energy	Valero
Feb-10	Mid America Agri Products	Nebraska Corn Processing

Like many industries, the ethanol industry has specific valuation metrics for comparing transactions. The most common metric in the ethanol industry is the transaction value for property, plant, and equipment (“PPE”) as a multiple of trailing twelve months ethanol production. Working capital is typically excluded or treated separately. Focusing on the PPE multiple facilitates the comparison of comparable transaction by normalizing for highly seasonal working capital balances. The Transaction Value of $51.4 million includes working capital of $3.9 million, implying a value for the PPE of $47.5 million.

Based on the information disclosed with respect to the targets in the each of the comparable transactions, Ascendant calculated and compared the PPE values as a multiple of TTM annual production capacity in gallons. The analysis indicated that the multiples for these comparable transactions were as follows:

	Comparable Transactions			ABE
	Low	Mean	High	Multiple at $47.5 million PPE value
PPE Value/TTM Gallons	$0.18	$0.52	$1.04	$0.55

Every company is unique, and none of the target companies utilized in the comparable transactions analysis has characteristics identical to ABE. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

Discounted Cash Flow Analysis

A discounted cash flow (or “DCF”) analysis estimates the present value of the projected theoretical future cash flow for a company, discounted at a rate reflecting risks inherent in its business and capital structure. In performing a discounted cash flow analysis, Ascendant reviewed Company projections of future financial performance as prepared by management, reviewed free cash flows over the projection period and calculated terminal value, and calculated present value of projected cash flows and terminal value at market discount rates.

A discounted cash flow analysis estimates a value for a company based on certain assumptions, many of which are beyond the company’s control. Changing market environment, regulatory initiatives, commodity prices and other factors will likely impact the company’s financial performance in ways not anticipated by the discounted cash flow analysis.

In the discounted cash flow analysis, Ascendant estimated a theoretical value for the Company based on a six-year forecast of future performance with a terminal value projected based on a multiple of the sixth year’s EBITDA.

Key Assumptions for the Discounted Cash Flow Valuation

•

Estimated 2019 EBITDA of $2.21 million for March through September, estimated EBITDA for years 2020-2024: $8.79 million based on management’s forecast and historical financial results from 2014 through March 2019

•	Annual Production of 86.2MMGY

•	Capital Expenditure forecast from Company management: $1.5 million per year

•	Working Capital based on historical average

•	Tax Rate of 35%, due to the fact the Company is taxed as a partnership

•	Tax Depreciation forecast from management

•	Discount rate of 9.8% to 11.7% calculated as the Weighted Average Cost of Capital based on ABE’s current capital structure and 15% Return on Equity

•	Terminal Value Multiple range of 3.0x to 5.0x 2024 EBITDA

	DCF		ABE
	3x 2024 EBITDA	5x 2024 EBITDA	Multiple at $51.4 million enterprise value
Enterprise/Gallons	$0.41	$0.52	$0.55

In addition, Ascendant considered the size and nature of the Company’s business, position in the industry, and recent trends in merger and acquisitions. Ascendant’s DCF analysis based on these assumptions resulted in an Enterprise Value for the Company ranging from $35.2 million applying a multiple of 2024 EBITDA of 3.0x to $44.7 million applying a multiple of 2024 EBITDA of 5.0x.

Conclusion

Based on the information and analyses set forth above, Ascendant rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors, which stated that, as of July 25, 2019, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be paid to the Company upon consummation of the Transaction is fair, from a financial point of view, to the Company.

Ascendant’s opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to Ascendant, as of the date of its opinion. Events occurring after the date thereof could materially affect the assumptions used in preparing, and the conclusions reached in, that opinion. Ascendant assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion, or prior to closing the Transaction.

In reaching its conclusion as to the fairness of the consideration to be paid to the Company and in its presentation to the Board of Directors, Ascendant did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Ascendant believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

Ascendant’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies are not appraisals or valuations, and do not necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company was compared and other factors.

Ascendant’s analysis and opinion are intended for the benefit and use of the Board of Directors in connection with the Transaction. Ascendant’s opinion does not constitute a recommendation to the Board of Directors or to Unit holders as to how to vote in connection with the Transaction. Ascendant’s opinion does not address the underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.

The Company has agreed to pay Ascendant a fee that is contingent on the consummation of the Transaction, to reimburse Ascendant for its reasonable out-of-pocket expenses, regardless of whether or not a sale is consummated, and to indemnify Ascendant against various liabilities arising out of Ascendant’s services to the Company. Ascendant does not beneficially own any interest in either the Company or in Buyer. Ascendant has not provided any services to Buyer.

Sincerely,

Ascendant Partners, Inc.

ANNEX C

PLAN OF LIQUIDATION AND DISSOLUTION

C-1

PLAN OF LIQUIDATION AND DISSOLUTION

This Plan of Liquidation and Dissolution (this “Plan of Liquidation”), made and entered into as of August 15, 2019, is intended to accomplish the complete liquidation and dissolution of Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”).

1.    Approval and Adoption of Plan of Liquidation. The Company’s Board of Directors have, subject to approval by the affirmative vote of two-thirds of the Members, adopted this Plan of Liquidation authorizing the liquidation, dissolution and winding up of the Company.

2.    Plan of Distribution. Once this Plan of Liquidation is effective, the steps set forth below will be completed at such times as the Board of Directors, in its absolute discretion, deems necessary or appropriate:

a.    The Company will cease any and all business activities except to the extent necessary to preserve the value of its assets, wind up its business and distribute its assets to the Advanced BioEnergy Liquating Trust (the “Trust”) in accordance with this Plan and the Liquidating Trust Agreement.

b.    The Company will enter into the Trust Agreement and all documents contemplated thereby, including, without limitation, the Assignment, Bill of Sale and Assumption Agreement.

c.    The Company will distribute all remaining assets and liabilities of the Company to the Trust in accordance with the Trust Agreement.

3.    Cancellation of Units. The distributions to the Trust pursuant to Section 2 hereof will be in complete cancellation of all of the outstanding units of the Company owned by the Members.

4.    Distributions. The Board will determine the amount and timing of any initial distribution of cash to Members prior to transfer of assets to the Trust.

5.    Indemnification. The Company will continue to indemnify its officers, directors, and employees in accordance with its Certificate of Formation, Operating Agreement, and any contractual arrangements, and any existing directors’ and officers’ liability insurance policy, for acts and omissions in connection with the implementation of this Plan of Liquidation and the winding up of the affairs of the Company.

6.    Filing of Tax Returns. The Trustees (as defined in the Trust Agreement) are authorized and directed to execute and file all tax returns and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan of Liquidation and the carrying out thereof.

7.    Authorization. The adoption of this Plan of Liquidation by the Board of Directors and the Members will constitute full and complete authority for the Board of Directors and the proper officers of the Company, without further action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character which such officers deem necessary or appropriate to accomplish the purpose of this Plan of Liquidation.

C-2

ANNEX D

VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of August 1, 2019, is entered into between Glacial Lakes Energy, LLC, a South Dakota limited liability company (“Buyer”) and Thomas H. Lee Partners, L.P. (“THL”) and certain funds affiliated with THL set forth on the signature pages hereto (collectively, the “Members”).

WHEREAS, concurrently with the execution of this Agreement, Buyer, ABE South Dakota, LLC (“Seller”), and Advanced BioEnergy, LLC, a Delaware limited liability company (“Parent”) are entering an Asset Purchase Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Asset Purchase Agreement”), pursuant to which Buyer will acquire certain assets of Seller as set forth therein;

WHEREAS, as of the date hereof, the Members are the beneficial owners of the Units of Parent (the “Units”) in the amounts set forth on Schedule A attached hereto. The Units beneficially owned by the Members on the date hereof as reflected on Schedule A are referred to as the “Existing Units” and, collectively, with any and all Units the Member subsequently acquires beneficial ownership of, the “Covered Units”;

WHEREAS, the Members have reviewed the Asset Purchase Agreement and such other materials as the Members deem necessary or appropriate; and

WHEREAS, as a condition and inducement to Buyer entering into the Asset Purchase Agreement, Buyer has required that the Members agree, and the Members have agreed, to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1.     Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

1.2.     Other Definitions. For purposes of this Agreement:

(a)    “beneficial ownership” by a Person of any securities means ownership, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; provided that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficially own” and “beneficially owned” shall have a correlative meaning.

(b)    “Permitted Transfer” means a Transfer of Covered Units by a Member to any Affiliate if the transferee of such Covered Units evidences in a writing reasonably satisfactory to Buyer such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Member.

(c)    “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, hypothecation, encumbrance or disposition.

(d)    “Voting Period” means the period from and including the date of this Agreement through and including the earliest of: (i) the Closing Date; (ii) the date on which the Asset Purchase Agreement is terminated in accordance with its terms; (iii) the date on which an Adverse Recommendation Change is made by the Parent Board; or (iv) the date on which this Agreement is terminated by the mutual written agreement of the Members and Buyer.

ARTICLE II

VOTING

2.1.     Agreement to Vote. Each Member hereby irrevocably and unconditionally agrees that, during the Voting Period, at the Members’ Meeting, and at any other meeting of the members of Parent, however called, including any adjournment or postponement thereof, such Member shall, in each case to the fullest extent that the Covered Units are entitled to be voted thereon, or in any other circumstance in which the vote, consent or other approval of the members of Parent is sought, (a) appear at each such meeting or otherwise cause the Covered Units beneficially owned by such Member as of the applicable record date to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, all of such Member’s Covered Units as of the applicable record date:

(i)    in favor of the transactions contemplated by the Asset Purchase Agreement, and any other actions related thereto submitted to a member vote pursuant to the Asset Purchase Agreement or in furtherance of the transactions contemplated thereby;

(ii)    against any resolution, action, agreement or proposal that would or would be reasonably expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or Seller contained in the Asset Purchase Agreement, or of any Member contained in this Agreement;

(iii)    against any Takeover Proposal other than with Buyer; and

(iv)    against any other resolution, action, agreement, proposal or transaction involving Parent, Seller or the Business that would or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, frustrate the purpose of or adversely affect the transactions contemplated by the Asset Purchase Agreement, the Transaction Documents or this Agreement or the performance by Parent or Seller of their obligations under the Asset Purchase Agreement or by any Member of its or his obligations under this Agreement;

provided, however, that notwithstanding the foregoing, in the event that there is any amendment to the Asset Purchase Agreement which (x) reduces or changes the form of the consideration payable thereunder, (y) changes the payment terms of the consideration payable thereunder in any respect adverse to the holders of the Covered Units or (z) effects any change that is materially adverse to the holders of the Covered Units, the Member shall have no obligation to vote any of the Covered Units in accordance with this Section 2.1 in favor of the transactions contemplated by the Asset Purchase Agreement or with respect to the Asset Purchase Agreement as so amended or take any other action under this Article 2.

2.2.     No Inconsistent Agreements. Each Member hereby represents, covenants and agrees that, except for this Agreement, such Member (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement, voting trust, voting pooling or similar arrangement with respect to the right to vote, call meetings of members or give consents or approval of any kind with respect to any Covered Units and (b) has not granted and shall not grant at any time while this Agreement remains in effect, a proxy, consent, power of attorney or other right to vote with respect to any Covered Units (other than as contemplated by Section 2.1).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.     Representations and Warranties of the Members. Each Member hereby represents and warrants to Buyer as follows:

(a)    Authorization; Validity of Agreement; Necessary Action. The Member has the requisite capacity and power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Member of this Agreement and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Member and no other actions or proceedings on the part of the Member or any equity holder thereof or any other Person are necessary to authorize the execution and delivery by or him of this Agreement, the performance by or him of its or his obligations hereunder or the consummation by it or him of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Member and, assuming this Agreement constitutes a valid and binding obligation of Buyer, Parent and the other Members, constitutes a legal, valid and binding obligation of the Member, enforceable against it or him in accordance with its or his terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar applicable Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b)    Ownership. The Member’s Existing Units are, and all of the Covered Units of the Member will be through the last day of the Voting Period and on the Closing Date (except to the extent any such Covered Units are Transferred after the date hereof pursuant to a Permitted Transfer), beneficially owned by the Member. The Member has good and marketable title to the Member’s Existing Units, free and clear of any Liens other than pursuant to applicable securities laws and the terms of this Agreement. As of the date hereof, the Member’s Existing Units constitute all of the Units beneficially owned or owned of record by the Member. The Member has, and will have through the last day of the Voting Period and on the Closing Date, the sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Member’s Covered Units.

(c)    No Violation. The execution and delivery of this Agreement by the Member does not, and the performance by the Member of its or his obligations under this Agreement will not conflict with or violate any Legal Requirement, ordinance or regulation of any Governmental Authority applicable to the Member or by which any of its or his assets or properties is bound, other than violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Member of its obligations under this Agreement.

(d)    Reliance by Buyer. The Member has reviewed and understands the terms of the Asset Purchase Agreement. Furthermore, the Member understands and acknowledges that Buyer has entered into the Asset Purchase Agreement in reliance upon such Member’s execution and delivery of this Agreement.

3.2.     Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Members as follows:

(a)    Authorization; Validity of Agreement; Necessary Action. Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar applicable Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b)    No Violation. The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations under this Agreement will not conflict with or violate any Legal Requirement, ordinance or regulation of any Governmental Authority applicable to Buyer or by which any of its assets or properties is bound, other than violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Buyer of its obligations under this Agreement.

ARTICLE IV

OTHER COVENANTS

4.1.     Prohibition on Transfers, Other Actions. Each Member hereby agrees not to: (a) during the Voting Period, offer to Transfer, Transfer or consent to Transfer any of the Covered Units of such Member or any interest therein, unless such Transfer is a Permitted Transfer; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with such Member’s covenants and obligations under this Agreement; or (c) take any action that would restrict such Member’s legal power, authority and right to comply with and perform its or his covenants and obligations under this Agreement or make any of its or his representations or warranties contained in this Agreement untrue or incorrect in any material respect.

4.2.     Stock Dividends, etc. In the event of a stock split, dividend or distribution, or any change in the Units by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of Units or the like, the terms “Existing Units” and “Covered Units” shall be deemed to refer to and include such Units as well as all such stock dividends and distributions and any securities into which or for which any or all of such Units may be changed or exchanged or which are received in such transaction.

4.3.     No Solicitation. Prior to Closing, none of the Members shall, and each Member shall not permit and will instruct and use its reasonable best efforts to cause its Representatives not to, (a) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal; (b) provide any non-public information concerning the Members related to, or to any Person or group who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, or (iv) approve, support, adopt, endorse or recommend any Takeover Proposal; provided, however, that, notwithstanding the foregoing, each Member or affiliate thereof may participate in discussions or negotiations with any person regarding a Takeover Proposal if, and solely to the extent that, the Seller Parties are permitted to engage in discussions or negotiations with such person regarding such Takeover Proposal pursuant to the Asset Purchase Agreement, in each case pursuant to the terms and conditions of Section 6.2 of the Asset Purchase Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement).

4.4.     Waiver of Dissenters’ Rights. Each Member hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect, any rights of dissent or appraisal in respect of the approval of the transactions contemplated by the Asset Purchase Agreement, or any other resolutions submitted to a member vote pursuant to the Asset Purchase Agreement or in furtherance of the transactions contemplated thereby, to the extent such Member is entitled to such rights under such Legal Requirement, and not to exercise any other securityholder rights or remedies available at common law or pursuant to the Delaware General Corporation Law or applicable securities laws.

4.5.     Further Assurances. From time to time, at the other party’s written request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

5.1.     Termination. With respect to each Member, this Agreement shall remain in effect until the earliest to occur of: (a) the Closing Date; (b) the termination of the Asset Purchase Agreement in accordance with its terms; (c) automatically upon an Adverse Recommendation Change made by the Parent Board; or (d) the date on which this Agreement is terminated by the mutual written agreement of the Members and Buyer; provided, however, that the provisions of this Article V shall survive any termination of this Agreement; provided, further, that no such termination shall relieve any party hereto from any liability or damages incurred or suffered by a party resulting from a breach of any of the covenants or other agreements set forth in this Agreement.

5.2.     Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed effectively given only when personally delivered, when received by facsimile or other electronic means (including e-mail of a PDF document) (with acknowledgement of receipt), or on the first Business Day after mailed if sent by overnight delivery via a reputable courier service, in each case, addressed as follows:

(a)    if to Buyer, to:

Glacial Lakes Energy, LLC

301 20th Avenue P.O. Box 1323

Watertown, South Dakota 57201

Attention: James A. Seurer

with a copy (not constituting notice) to:

Dorsey & Whitney LLP

50 South Sixth Street Suite 1500

Minneapolis, MN 55402

Attention: Michael Weaver

(b)    if to the Members, to:

Thomas H. Lee Partners, L.P.

100 Federal Street

Boston, Massachusetts 02110

Attention: Joshua M. Nelson and Arthur B. Price

5.3.     Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile or other electronically transmitted signature will be considered an original signature.

5.4.     Entire Agreement. This Agreement and, to the extent referenced herein, the Asset Purchase Agreement and the Transaction Documents, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.5.     Governing Law; Waiver of Jury Trial; Consent to Jurisdiction.

(a)    This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

(b)    Each of the parties hereto irrevocably and unconditionally: (i) agrees that any action, suit or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, whether based in contract, tort or any other legal theory, shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in the United States District Court for the District of Delaware and the appropriate appellate courts therefrom); (ii) consents and submits to the exclusive personal jurisdiction and venue of such courts in any such action, suit or proceeding; (iii) waives, to the fullest extent permitted by law, and agrees not to assert, any claim, defense or objection to the venue of such courts (whether on the basis of forum non conveniens or otherwise); (iv) agrees that it will not attempt the removal or transfer of any such action, suit or proceeding to any other court, whether state or federal courts of the United States or the courts of any other country; and (v) consents to service of process on such party in the manner provided in Section 5.2 of this Agreement.

(c)    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction or agreement contemplated hereby or the negotiation, execution or performance hereof or thereof. Each party certifies and acknowledges that: (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of Litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implication of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

5.6.     Amendment; Waiver. This Agreement may only be amended or modified by a written instrument executed by Buyer and the Members. No failure or delay of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party, or to insist upon strict compliance by the other party with its obligations under this Agreement, and no custom or practice of the parties in variance with the terms of this Agreement, shall constitute a waiver of any party’s right to demand exact compliance with the terms of this Agreement, unless such waiver is set forth in writing and executed by such party.

5.7.     Specific Performance. The parties hereto acknowledge and agree that, subject to the provisions of this Section 5.7, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 5.1, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 5.5, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

5.8.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Legal Requirement in a mutually acceptable manner.

5.9.     Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer as provided herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any Member without the prior written consent of Buyer. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.10.     Disclosure. Prior to the first public disclosure of the existence and terms and conditions of this Agreement by Buyer or Parent or an Affiliate thereof, none of the Members shall disclose the existence of this Agreement or any details hereof or the possibility of the transactions contemplated by the Asset Purchase Agreement to any person other than such Member’s directors, officers, employees, agents and advisors (provided, that the Member agrees to be responsible for any breach of such disclosure obligations by any of the foregoing).

5.11.     Capacity as a Member. Each Member makes its or its agreements and understandings herein solely in its capacity as the record holder and beneficial owner of the Covered Units.

5.12.    Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement will survive the termination of this Agreement pursuant to Section 5.1; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that Buyer shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the date of termination of this Agreement of the representations, warranties, covenants and agreements made by the Member, which breach (and all of the available remedies with respect thereto) shall expressly survive the termination of this Agreement.

5.13.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefits of and relating to the Covered Units shall remain vested in and belong to the Member, and Buyer shall have no authority to exercise any power or authority to direct the Member in the voting of any of the Covered Units, except as otherwise provided herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

GLACIAL LAKES ENERGY, LLC

By	/s/ James A. Seurer
Name: James A. Seurer
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

THOMAS H. LEE PARTNERS, L.P.

By:	/s/ Charles P. Holden
	Name:	Charles P. Holden
	Title:	Managing Director and Chief Financial Officer

[Signature Page to Voting Agreement]

THL HAWKEYE BLOCKER II CORP.

By:	/s/ Joshua Nelson
Name: Joshua Nelson Title: Treasurer

[Signature Page to Voting Agreement]

THL HAWKEYE BLOCKER III CORP.

By:	/s/ Joshua Nelson
Name: Joshua Nelson Title: Treasurer

[Signature Page to Voting Agreement]

THL HAWKEYE BLOCKER V CORP.

By:	/s/ Joshua Nelson
Name: Joshua Nelson Title: Treasurer

[Signature Page to Voting Agreement]

Schedule A

Beneficial Ownership

Name of THL Fund	No. of Units Owned
THL Hawkeye Blocker II Corp.	7,891,972
THL Hawkeye Blocker III Corp.	556,596
THL Hawkeye Blocker V Corp.	56,656

ADVANCED BIOENERGY, LLC

PROXY CARD FOR SPECIAL MEETING OF MEMBERS

September 19, 2019

9:00 a.m. Central Daylight Time

Advanced BioEnergy, LLC

8000 Norman Center Drive

Bloomington, MN 55437

ADVANCED BIOENERGY, LLC	Proxy

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADVANCED BIOENERGY, LLC

The undersigned holder(s) of membership units of Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), hereby appoints Richard R. Peterson and J.D. Schlieman, or either of them, as proxies, with power of substitution, to vote all of the membership units that the undersigned is entitled to vote at the Company’s special meeting of members to be held 8000 Norman Center Drive Bloomington, MN 55437, on September 19, 2019, 9:00 a.m. central time, and at any adjournment thereof, as follows:

See reverse for voting instructions.

ò  Please detach here.   ò

The Board of Directors recommends you vote FOR Proposals No. 1, No. 2, and No. 3.

1.	To approve the sale to Glacial Lakes Energy, LLC, a South Dakota limited liability company, of substantially all of the assets that relate to the business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil, through the Company’s plants located in Aberdeen, South Dakota and Huron, South Dakota, for $47.5 million in cash, plus the value of the inventory as of the closing of the sale in cash pursuant to an Asset Purchase Agreement, dated as of August 1, 2019, by and among Glacial Lakes Energy, LLC, ABE South Dakota, LLC, and the Company;	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve the voluntary liquidation and dissolution of the Company pursuant to a Plan of Liquidation and Dissolution; and	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To adjourn the special meeting to solicit additional votes to approve the Asset Sale Proposal or the Liquidation Proposal, if necessary or appropriate.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, and 3.

Dated:	, 2019

Signature(s) in Box

Please date and sign exactly as your name(s) appears below indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when units have been issued in names of two or more persons, all should sign.

MEETING RSVP ☐ Yes. I/we plan to attend the member meeting on September 19, 2019. ☐ No, I/we will not be able to attend the meeting.